As filed with the U.S. Securities and Exchange Commission on July 26, 2023.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Next Bridge Hydrocarbons, Inc.

(Exact name of registrant as specified in its Charter)

Nevada	1311	87-2538731
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number) 6300 Ridglea Place, Suite 950 Fort Worth, TX 76116 (817) 438-1937	(I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Clifton DuBose

Chief Executive Officer

6300 Ridglea Place, Suite 950

Fort Worth, TX 76116
(817) 438-1937

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jack E. Jacobsen Jason A. Schumacher O’Melveny & Myers LLP 2501 N. Harwood Street, 17 Floor Dallas, TX 75201 214-647-9270

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JULY 26, 2023

Prospectus

Next Bridge Hydrocarbons, Inc.

Up to        Shares of Common Stock Issuable Upon the Exercise of Subscription Rights to Receive Shares of
Common Stock of Future Subsidiary

Subscription Rights to Receive Shares of Common Stock of Future Subsidiary

This prospectus is being furnished to you as a holder of common stock of Next Bridge Hydrocarbons, Inc. (“NBH”, “Next Bridge”, “we”, “us”, “our” or the “Company”) in connection with the planned distribution by NBH to each eligible holder of its common stock as of the close of business on        , 2023, which shall be sixty (60) days following the date of this prospectus (the “record date”) at no charge, non-transferable subscription rights (the “subscription rights”) to receive shares of common stock, par value $0.001 per share, of a new subsidiary of NBH to be formed in the future (“Newco”). As further described in this prospectus, Newco, once formed, will be the owner of up to a ten percent (10%) back-in working interest option for the Orogrande Prospect exercisable following the point in time at which the proceeds of all production from all operations conducted on the Orogrande Prospect (exclusive of royalty, overriding royalty and taxes chargeable to the working interest) equals the actual cost incurred by NBH and its predecessors in drilling, testing, equipping and the cost of operating the wells located on the Orogrande Prospect inclusive of overhead charge (the “Back-In Interest”), an option originally granted to Mr. Gregory McCabe pursuant to that certain Participation Agreement, dated September 23, 2014, by and among Mr. McCabe, Hudspeth Oil Corporation and McCabe Petroleum Corporation (“MPC”), an entity exclusively owned and controlled by Mr. McCabe, and up to one hundred percent (100%) of the interest currently held by MPC in the drilling project located on over 1,150 acres in Vermillion Parish, Louisiana (the “Bronco Prospect”). The Bronco Prospect is subject to the Reserved Bronco Overriding Royalty Interest and the Reserved Bronco Back-In Interest as defined and further described in this prospectus. NBH will distribute to each eligible holder of its common stock as of the record date one subscription right for each full common share owned by that stockholder as of the record date (the “rights offering”).

To be eligible for the subscription rights, a stockholder must have shares of NBH common stock registered with the Company’s transfer agent as of the record date and maintain such registration for a period of 180 days thereafter (the “holding period”). Each subscription right will entitle its holder to receive from NBH one share of Newco common stock.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on       , 2028 (the “expiration date”). NBH may extend the expiration date but in no event will NBH extend the expiration date beyond          , 2029. The rights offering is subject to the satisfaction or waiver of certain conditions. In addition, NBH has the right to withdraw and cancel the rights offering if, at any time prior to the record date, the board of directors of the Company determines, in its sole discretion, that the rights offering is not in the best interest of NBH or its stockholders, or that market conditions are such that it is not advisable to consummate the rights offering. See “The Rights Offering—Conditions, Withdrawal and Cancellation.”

Mr. McCabe, the chairman of the board of directors of NBH, beneficially owns approximately 27.8% of the outstanding common stock of NBH. Mr. McCabe and MPC have executed that certain Contribution Agreement dated as of July 25, 2023 among Mr. McCabe, MPC and NBH (the “Contribution Agreement”). Pursuant to the terms of the Contribution Agreement, Mr. McCabe will contribute an amount of the Back-In Interest and MPC will contribute an amount of the Bronco Prospect (such contributed portion, the “Bronco Assets”) in proportion to the percentage of shares of common stock of NBH that are directly registered in the name of the beneficial owner with the Company’s transfer agent on the record date, whether previously registered directly or currently held through a bank, broker or other nominee who instruct such bank, broker or other nominee, and transferred to the beneficial owner on the books and records maintained by NBH’s transfer agent on or prior to the record date, provided that such shares remain directly registered for the holding period. Following the expiration of the holding period, each such registered beneficial owner will be the registered holder of the distributed subscription rights in book-entry form in a new account with NBH’s transfer agent.

You should carefully consider whether to exercise your subscription rights before the expiration date. All exercises of subscription rights are irrevocable. You should carefully read “Risk Factors” beginning on page 7 and all other information included in this prospectus before you decide to exercise your subscription rights as there will be risks in acquiring and owning Newco common stock. NBH’s board of directors is not making any recommendation regarding your ultimate exercise of the subscription rights.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is      , 2023

ABOUT THIS PROSPECTUS

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any related free writing prospectus that we may authorize to be provided to you and the other information to which we refer you. We have not authorized anyone to provide you with different or additional information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or any related free writing prospectus that we may authorize to be provided to you. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus or any related free writing prospectus is accurate only as of the date on the cover of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

We urge you to carefully read this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information.”

i

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements and information relating to our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. All statements other than statements of current or historical facts are forward-looking statements. Forward-looking statements include statements containing words such as “may,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “forecasts,” “projections,” and similar expressions. Forward-looking statements include, without limitation, the statements regarding our strategy, future plans for development and production and other strategic options, future expenses and costs and future liquidity and capital resources. Forward looking statements involve a number of risks, assumptions and uncertainties which may cause actual results to differ materially from those contained in this prospectus. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While we believe that these assumptions underlying the forward-looking statements are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect actual results. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to:

●	general competitive conditions, including actions our competitors may take to grow their businesses;

●	changes to payment terms, the discount or margin on products or other terms with our suppliers;

●	risks associated with data privacy, information security and intellectual property;

●	work stoppages or increases in labor costs;

●	our ability to attract and retain employees;

●	development costs of our current or future properties;

●	timing and success of our drilling activities;

●	amount and timing of future production of oil and natural gas;

●	our ability to successfully implement our strategic initiatives, including amount, nature and timing of capital expenditures;

●	the usual hazards associated with the oil and natural gas industry, including fires, well blowouts, pipe failure, spills, explosions and other unforeseen hazards;

●	the numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and actual future production rates and associated costs;

●	operating costs including lease operating expenses, administrative costs and other expenses;

●	the volatility of prices and supply of, and demand for, oil and natural gas;

●	changes in regulatory requirements and legislation governing our business, including sustainability;

●	the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing;

●	our ability to access the credit and capital markets to satisfy future capital and liquidity requirements on acceptable terms;

●	if we are not able to successfully execute on our future operating plans, we may not be able to continue as a going concern;

●	adverse results from litigation, governmental investigations or tax-related proceedings or audits;

●	changes in accounting standards;

●	impact and cost of energy conservation and other sustainability efforts;

●	exploration and development risks, which could lead to environmental damage, injury and loss of life or the destruction of property;

●	proximity and capacity of oil, natural gas and other pipelines, transportation and support infrastructure to production facilities;

●	availability of consumables and raw materials and drilling and processing equipment;

●	adverse weather conditions, natural disasters or other events;

●	the ability to successfully estimate the impact of litigation matters;

●	our ability to initiate and maintain discussions with third parties regarding strategic options; and

●	the other risks and uncertainties detailed in the section titled “Risk Factors” herein and described in “Risk Factors” in Part 1, Item 1A of our annual report on Form 10-K for the year ended December 31, 2022, as amended on Form 10-K/A filed on May 1, 2023.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus except to the extent required by law.

DEFINITIONS

The following are abbreviations and definitions of terms commonly used in the oil and gas industry and in this prospectus. Natural gas equivalents and crude oil equivalents are determined using the ratio of six Mcf to one barrel. All references to “us”, “our”, “we”, “NBH”, the “Company”, or “Next Bridge” mean Next Bridge Hydrocarbons, Inc. and where applicable, its consolidated subsidiaries.

“Bbl” means a barrel of U.S. 42 gallons of oil.

“Bcf” means one billion cubic feet of natural gas.

“BOE” means one barrel of oil equivalent.

“Completion” means the installation of permanent equipment for the production of oil or gas.

“Condensate” means natural gas in liquid form produced in connection with natural gas wells.

“Exploratory well” means a well drilled to find a new field or to find a new productive reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

“Gross” when used with respect to acres or wells, production or reserves refers to the total acres or wells in which we or another specified person has a working interest.

“MBbls” means one thousand barrels of oil.

“Mcf” means one thousand cubic feet of natural gas.

“Net” when used with respect to acres or wells, refers to gross acres of wells multiplied, in each case, by the percentage working interest owned by us.

“NGL” refers to natural gas liquids, which is composed exclusively of carbon and hydrogen.

“Oil” means crude oil or condensate.

“Operator” means the individual or company responsible for the exploration, development, and production of an oil or gas well or lease.

“Proved developed non-producing” means reserves (i) expected to be recovered from zones capable of producing but which are shut-in because no market outlet exists at the present time or whose date of connection to a pipeline is uncertain or (ii) currently behind the pipe in existing wells, which are considered proved by virtue of successful testing or production of offsetting wells.

“Proved developed producing” means reserves expected to be recovered from currently producing zones under continuation of present operating methods. This category includes recently completed shut-in gas wells scheduled for connection to a pipeline in the near future.

“Proved developed reserves” means reserves that can be expected to be recovered through existing wells with existing equipment or operating methods.

“Proved reserves” means the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided by contractual arrangements.

“Proved undeveloped reserves” means reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling locations offsetting productive wells that are reasonably certain of production when drilled or where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.

“Recompletion” means the completion for production of an existing well bore in another formation from which the well has been previously completed.

“Royalty” means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

“SEC” means the United States Securities and Exchange Commission.

“Working interest” means an interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties. For example, the owner of a 100% working interest in a lease burdened only by a landowner’s royalty of 12.5% would be required to pay 100% of the costs of a well but would be entitled to retain 87.5% of the production.

v

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus and may not contain all of the information that is important to you. To understand fully and for a more complete description of the terms and conditions of the offering, you should read this prospectus in its entirety, including the information presented under the section titled “Risk Factors”, and the documents to which you are referred. See “Where You Can Find More Information.” Except where the context otherwise requires, or where otherwise indicated, references to the “Company,” “Next Bridge,” “NBH,” “we,” “us,” or “our” refer to Next Bridge Hydrocarbons, Inc. and where applicable, its consolidated subsidiaries, including Torchlight Hazel, LLC, a Texas limited liability company, Hudspeth Oil Corporation, a Texas corporation, Hudspeth Operating, LLC, a Texas limited liability company, Torchlight Energy, Inc., a Nevada corporation, and Wolfbone Investments, LLC, a Texas limited liability company.

The Company

We were incorporated in Nevada on August 31, 2021, as OilCo Holdings, Inc. and changed our name to Next Bridge Hydrocarbons, Inc. pursuant to our Amended and Restated Articles of Incorporation filed on June 30, 2022.

We are an energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States. Our primary focus has been the development of interests in an oil and gas project we hold in the Orogrande Basin in West Texas in Hudspeth County, Texas (the “Orogrande Project”). In addition, we have minor interests in the Eastern edge of the Midland Basin in Texas (the “Hazel Project”), and two minor well interests in Oklahoma.

We recently spun-off from Meta Materials, Inc. (“Meta”) pursuant to which we became an independent company. Prior to the spin-off, we were a wholly-owned subsidiary of Meta.

We operate our business through wholly owned subsidiaries Torchlight Energy, Inc., a Nevada corporation, Hudspeth Oil Corporation, a Texas corporation (“Hudspeth”), Torchlight Hazel, LLC, a Texas limited liability company, Hudspeth Operating, LLC, a Texas limited liability company, and Wolfbone Investments, LLC, a Texas limited liability company (“Wolfbone”). In addition, we may consider strategic options, including partnering with, or the possible sale of any or all of our assets to, third parties. We currently have five full-time employees, and we employ consultants for various roles as needed.

As of December 31, 2022, we had interests in three oil and gas projects: the Orogrande Project in Hudspeth County, Texas, the Hazel Project in Sterling, Tom Green, and Irion Counties, Texas, and the Hunton wells in partnership with Kodiak in Central Oklahoma. (the “Oklahoma Properties”). See the description under “Current Projects” below under Note 4, “Oil & Natural Gas Properties,” of the financial statements included with this prospectus for information and disclosure regarding these projects, which description is incorporated herein by reference.

Formation of Newco; the Back-In Interest and the Bronco Prospect

Newco will be formed in the future as a new subsidiary of NBH (“Newco”). Newco will receive up to a ten percent (10%) back-in working interest option for the Orogrande Project exercisable following the point in time at which the proceeds of all production from all operations conducted on the Orogrande Project (exclusive of royalty, overriding royalty and taxes chargeable to the working interest) equals the actual cost incurred by NBH and its predecessors in drilling, testing, equipping and the cost of operating the wells located on the Orogrande Prospect, inclusive of overhead charges (the “Back-In Interest”), an option originally granted to Mr. McCabe pursuant to that certain Participation Agreement, dated September 23, 2014 (the “Participation Agreement”), by and among Mr. McCabe, Hudspeth, and McCabe Petroleum Corporation (“MPC”), an entity exclusively owned and operated by Mr. McCabe, and up to one hundred percent (100%) of the interest currently held by MPC in the drilling project located on over 1,150 acres in Vermillion Parish, Louisiana (the “Bronco Prospect”).

Pursuant to the terms of that certain Contribution Agreement dated as of July 25, 2023 among Mr. McCabe, MPC and NBH (the “Contribution Agreement”), Mr. McCabe will contribute an amount of the Back-In Interest and MPC will contribute an amount of the Bronco Prospect (such contributed portion, the “Bronco Assets”) in proportion to the percentage of shares of common stock of NBH that are directly registered in the name of the beneficial owner with the Company’s transfer agent, whether previously directly registered or currently held through a bank, broker or other nominee who instruct such bank, broker or other nominee, and transferred to the beneficial owner on the books and records maintained by NBH’s transfer agent on or prior to the record date, such that each such beneficial owner will be the registered holder of NBH’s common stock, provided that such direct registration is maintained for the holding period (defined below).

We believe that the Bronco Prospect exposes the Company to a large upside drilling deal and is our first step towards diversifying our activities beyond the Orogrande Basin.

The Bronco Prospect is a high impact onshore south Louisiana drilling prospect located in Vermillion Parish, Louisiana. The primary pay targets of the Bronco Prospect are the Alliance Sands at an approximate depth of the 14,500 feet. The size of the exploration target is over 900 acres and has potential for three locations. The estimated P50 reserve potential is 100 Bcf and 4 million barrels of condensate; while expansive capital would be required to reach the following levels, Mr. McCabe has received information from a third party geologist that the present value discounted at an annual rate of 10% reserve potential is 242 Bcf of natural gas and 12 million Bbl of oil. The Bronco Prospect was generated using subsurface geology and 3-D seismic data to identify and delineate the 3-way downthrown fault closure. The Bronco Prospect is directly upthrown to existing production from Alliance sands and may be juxtaposed and have a similar gas water contact as the existing production. Potential secondary targets on the Bronco Prospect are the Mulvey sands which are productive in the area. The oil and gas leases that constitute the Bronco Prospect are described in the Contribution Agreement.

Pursuant to the Contribution Agreement, MPC will contribute its interest in the Bronco Prospect subject to a reserved twelve and half percent (12.5%) back-in after payout working interest and a reserved overriding royalty interest. The reserved twelve and half percent (12.5%) back-in after payout working interest will automatically go into effect at the point in time at which the proceeds of all production from all operations conducted on the Bronco Prospect (exclusive of royalty, overriding royalty and taxes chargeable to the working interest) equals the actual cost incurred by NBH and any third parties who contribute capital for the drilling, testing, equipping and the cost of operating the wells located on the Bronco Prospect inclusive of overhead charges (the “Reserved Bronco Back-In Interest”). The reserved overriding royalty interest will be an overriding royalty interest in each of the oil and gas leases that constitute the Bronco Prospect equal to an amount that is the positive difference, if any, between twenty-five percent (25%) and the amount of royalty that is to be paid to the lessor on the sale of the hydrocarbons associated with such oil and gas lease (the “Reserved Bronco Overriding Royalty Interest”). The Reserved Bronco Back-In Interest and the Reserved Bronco Overriding Royalty Interest are further described in the Contribution Agreement. The Reserved Bronco Back-In Interest and the Reserved Bronco Overriding Royalty Interest will be reserved by MPC and will be co-owned by MPC, Mr. McCabe and consulting geologists who have helped to develop and evaluate the Bronco Prospect (the “Bronco Exploration Team”). The “Bronco Assets” as used in this prospectus shall mean all the assets that compromise the Bronco Prospect subject to the Bronco Back-In Interest and the Bronco Overriding Royalty Interest, as further described in the Contribution Agreement.

Market Opportunity

The market for oil and natural gas that we may produce depends on factors beyond our control, including the extent of domestic production and imports of oil and natural gas, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for oil and natural gas, the marketing of competitive fuels, and the effects of state and federal regulation. The oil and natural gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial, and individual consumers.

Our oil production, if any, is expected to be sold at prices tied to the spot oil markets. Our natural gas production, if any, is expected to be sold under short-term contracts and priced based on first of the month index prices or on daily spot market prices. We will rely on our operating partners to market and sell our production, if any.

Regulatory Framework

Our oil and natural gas development operations are subject to stringent and complex federal, state, tribal, regional and local environmental, health and safety laws and regulations governing, among other factors, worker safety and health, the discharge and disposal of substances into the environment, and the protection of the environment and natural resources. Numerous governmental entities, including the Environmental Protection Agency (“EPA”) and analogous state and local agencies, (and, under certain laws, private individuals) have the power to enforce compliance with these laws and regulations and any permits issued under them. These laws and regulations may, among other things: (i) require permits to conduct exploration, drilling, water withdrawal, wastewater disposal and other production related activities; (ii) govern the types, quantities and concentrations of substances, including emissions of CO2, methane and certain other greenhouse gases (“GHG”), that may be disposed or released into the environment or injected into formations in connection with drilling or production activities, and the manner of any such disposal, release, or injection; (iii) limit or prohibit construction or drilling activities or require formal mitigation measures in sensitive areas such as wetlands, wilderness areas or areas inhabited by endangered or threatened species; (iv) require investigatory and remedial actions to mitigate pollution conditions arising from the Company’s operations or attributable to former operations; (v) impose safety and health restrictions designed to protect employees and others from exposure to hazardous or dangerous substances; and (vi) impose obligations to reclaim and abandon well sites and pits.

Certain existing environmental and occupational safety and health laws and regulations to which our business operations are subject include the Clean Air Act, as amended (the “CAA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the federal Resource Conservation and Recovery Act (“RCRA”), Federal Water Pollution Control Act of 1972 as amended by the Oil Pollution Act of 1990, EPA rules to reduce methane emissions from new, modified or reconstructed sources in the oil and natural gas sector, including implementation of a leak detection and repair (“LDAR”) program under the CAA’s New Source Performance Standards in 40 C.F.R. Part 60, Subpart OOOOa (“Quad Oa”), the federal Occupational Safety and Health Act (“OSHA”) and other state equivalent laws and regulations. For further discussion of the risks to our results of operations arising out of our environmental regulatory compliance, see “Risks Relating to Our Business”, including the following risk factors “—Our operations are heavily dependent on current environmental regulation, changes in which we cannot predict,” “—Government regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays,” and “—Climate change laws and regulations restricting emissions of GHGs could result in increased operating costs and reduced demand for the oil and natural gas that we produce.”

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public reporting companies that are not emerging growth companies. These provisions include:

●	Being permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

●	An exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended (“SOX”);

●	Reduced disclosure about executive compensation arrangements in our periodic reports, registration statements and proxy statements; and

●	Exemptions from the requirements to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

We would cease to be an emerging growth company on the earliest of (i) the first fiscal year after our annual gross revenues are $1.235 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates is $700 million or more as of the end of the second quarter of that fiscal year.

The JOBS Act additionally permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public reporting companies. We have elected to avail ourselves of the extended transition period. During the extended transition period, it may be difficult to compare our financial results with the financial results of a public reporting company that complies with accounting.

Smaller Reporting Company

We are a “smaller reporting company” as defined by Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”). As a “smaller reporting company,” the disclosure we will be required to provide in our SEC filings are less than it would be if we were not considered a “smaller reporting company.” Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings may be exempt from the provisions of Section 404(b) of SOX requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, being permitted to provide two years of audited financial statements in annual reports rather than three years. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

Corporate Information

Our executive office is located at 6300 Ridglea Place, Suite 950, Fort Worth, Texas 76116, and our telephone number is (817) 438-1937. We have filed or will file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. The public can obtain any documents that we file with the SEC at www.sec.gov. We also make such information and documents available free of charge on our website (nextbridgehydrocarbons.com) as soon as reasonably practicable after we file such material with, or furnish it to, the SEC. Information contained on or accessible through our website shall not be deemed a part of this prospectus and shall not be incorporated by reference herein.

The Rights Offering

The following is a brief summary of some of the terms of this offering and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus.

Securities offered:	NBH is distributing, at no charge, to eligible holders of shares of NBH common stock as of the close of business on , 2023, which date the Company may extend in its sole discretion (the "record date"), non-transferable subscription rights to acquire shares of Newco common stock. NBH will distribute to each eligible holder of its common stock that is registered with the Company’s transfer agent as of the record date and maintains such registration for a period of 180 days thereafter, which period may be shortened by the Company in its sole discretion (the “holding period”) one subscription right for each full common share owned by that stockholder and directly registered with the Company’s transfer agent as of the record date. Each subscription right will entitle the holder to acquire from NBH one share of Newco common stock.

Eligible holder:

In order to be an eligible holder of shares of NBH common stock to receive non-transferable subscription rights, you cannot be (i) a bank, broker or other nominee that is determined by the Company in its sole discretion to be holding shares for other entities or individuals or (ii) a beneficial owner of NBH common stock that is being held by a bank, broker or other nominee.

If your shares of NBH common stock are currently held in a retirement account, such as a 401(k), ROTH IRA or similar account, you should check with the custodian of such account as to whether the shares can be registered with the Company’s transfer agent in the individual holder’s name.

Use of proceeds:	Neither NBH nor Newco will receive any proceeds from the exercise of the subscription rights.

Market for Newco common stock:	It is currently anticipated that the Newco common stock will not be listed for trading on any stock exchange or market nor will the shares of Newco common stock be eligible for electronic transfer through the Depository Trust Company (“DTC”) or any other established clearing corporation. Accordingly, there would not be any public trading market for the Newco common stock, nor is there any expectation at this time for a public market to develop.

Rights offering conditions:

NBH’s obligation to close the rights offering and to distribute the subscription rights is conditioned upon the satisfaction or waiver of the following conditions:

●       the Company’s board of directors (the “Board”) shall have authorized and approved the offering and not withdrawn such authorization and approval, and shall have declared the dividend of the subscription rights to eligible NBH stockholders;

●       the Contribution Agreement between NBH, Mr. McCabe and MPC with respect to the Back-In Interest and Bronco Assets shall have been executed by each party thereto and all actions required to be performed prior to the closing of the rights offering shall have been completed;

●       the SEC shall have declared effective our Registration Statement on Form S-1, of which this prospectus forms a part, under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC; and

●       no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the separation shall be in effect, and no other event outside the control of NBH shall have occurred or failed to occur that prevents the consummation of the separation.

The fulfilment of the foregoing conditions will not create any obligation on the part of NBH to close the rights offering. In addition, NBH reserves the right to withdraw and cancel the rights offering if, at any time prior to the record date, the Board determines, in its sole discretion, that the offering is not in the best interest of NBH or its stockholders, or that market conditions are such that it is not advisable to consummate the rights offering. See “The Rights Offering—Conditions, Withdrawal and Cancellation.”

If NBH cancels the rights offering, due to the lack of satisfaction of one or more conditions to the rights offering or otherwise, the subscription rights will not be distributed. NBH may also extend the rights offering, including the record date. If NBH elects to extend the record date, it will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced record date.

Material U.S. federal income tax considerations:

Although the treatment of the receipt, sale, exercise, expiration and cancellation of the subscription rights for U.S. federal income tax purposes is not entirely clear:

●       A stockholder that receives a subscription right from NBH should expect to have taxable dividend income equal to the fair market value (if any) of the subscription right on the date of its distribution by NBH, and

●       A stockholder that allows a subscription right to expire without exercising it should expect to have short-term capital loss upon the expiration of such right in an amount equal to such stockholder’s tax basis (if any) in such right.

Because a short-term capital loss generally cannot be used to offset taxable dividend income, you may owe tax as a result of the receipt of a subscription right from NBH even if you take no action to exercise the subscription right.

For a detailed discussion of the material U.S. federal income tax considerations relating to the receipt, sale, exercise, expiration and cancellation of the subscription rights, see “Material U.S. Federal Income Tax Considerations.” Stockholders should consult their own tax advisors regarding the U.S. federal, state and local and non-U.S. income, estate and other tax considerations relating to the receipt, sale, exercise, expiration and cancellation of the subscription rights in light of their particular circumstances.

Procedures to receive subscription rights:

To receive your subscription rights, you must take the following steps:

●       If you are an eligible holder and registered holder of NBH common stock, and you maintain such registration with the Company’s transfer agent as of the record date and for the holding period, you will be eligible to receive a rights certificate representing the number of shares of Newco common stock you may acquire pursuant to your subscription right.

●       If you are a beneficial owner of shares of NBH common stock that are registered in the name of a broker, dealer, bank or other nominee, you will be eligible to receive subscription rights at such time as you have instructed such broker, dealer, bank or other nominee to transfer your shares of common stock to you on the books and records maintained by the transfer agent on or prior to the record date such that you become the registered holder of NBH’s common stock. Following such registration and provided that you maintain such registration for the holding period, you will receive a rights certificate representing a right to the number of shares of Newco common stock you may acquire pursuant to your subscription right.

Procedure for exercising rights:	At such time as the Company contributes the Back-In Interest and the Bronco Assets to Newco, the Company intends to spin-off Newco such that Newco will be an independent company. Each of NBH and Newco will be an independent company. Each holder of subscription rights will be entitled to one share of common stock of Newco for each subscription right held by it without the payment of any consideration.

Reasons for directly registering NBH shares:	The Board has determined that pursuing a rights offering is in the best interests of NBH and its stockholders in that it would provide incentive to all stockholders of the Company who hold their shares in “street name” to directly register such shares in the name of the stockholders with NBH’s transfer agent.

Subscription agent:	American Stock Transfer & Trust Company, LLC.

Information agent:	D.F. King, Inc.

Risk factors:	See the “Risk Factors” section contained in this prospectus and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in the rights offering.

RISK FACTORS

You should carefully consider all of the information in this prospectus and each of the risks described below, which we believe are the principal risks that we face. Some of the risks relate to our business, others to the offering and the ownership of our common stock. The risks and uncertainties described below are not the only ones faced by us. Additional risks and uncertainties not presently known or that are currently deemed immaterial also may impair our business operations. If any of the following risks occur, our business, financial condition, operating results and cash flows and the value of our common stock could be materially adversely affected.

Risks Related to this Offering

There is no public market for the subscription rights being offered in this offering.

There is no established public trading market for the subscription rights being offered in this offering, and we do not expect a market to develop. Without an active trading market, the liquidity of the subscription rights will be limited.

Newco may receive a limited amount of the Back-In Interest and the Bronco Prospect and the Company may sell, assign, mortgage, waive or cancel the Back-In Interest or sell, assign or mortgage the Bronco Assets.

The amount of the Back-In Interest and the Bronco Prospect that Newco will receive is dependent on multiple factors. First, the number of eligible holders of shares of NBH common stock is undetermined, and the Company cannot forecast how many eligible holders of shares of NBH common stock will elect to register their shares of NBH common stock with the Company’s transfer agent. Second, the Company will control the Back-In Interest and may elect to sell, mortgage, waive, cancel or assign some or all of the Back-In Interest at any time in the future and prior to any transfer to Newco. Similarly, the Company will control the Bronco Assets and may elect to sell, assign or mortgage some or all of the Bronco Assets at any time in the future and prior to any transfer to Newco. In the event that the Company needs to sell all or a portion of the Back-In Interest or the Bronco Assets to benefit the Company related to a sale of the Company’s other assets, then the Company may elect to effect such a sale. Additionally, the Company may elect to waive or cancel all or a portion of the Back-In Interest related to the development of the Orogrande Prospect. The Company may elect to waive, cancel or assign a portion of the Back-In Interest in order to entice the drilling of prospects on the Orogrande Project from third parties who commit to drilling wells on the Orogrande Prospect in exchange for the Company receiving the benefits of such transaction, which may include the Company receiving cash consideration or a right to a back-in interest on any prospect that is developed. The Company may also elect to place a lien on the Back-In Interest or the Bronco Assets in order to secure financing for the Company. In the event of a default on such financing, then the financial institution with such lien may elect to foreclose on the Back-In Interest or the Bronco Assets. In the event the Company consummates any of the foregoing transactions, the subscription rights will have little or no value.

The Back-In Interest and the Bronco Assets may never have value.

The value of the Back-In Interest is tied to the economic success of the Orogrande Prospect. Specifically, the Back-In Interest option triggers upon the point in time at which the proceeds of all production from all operations conducted on the Orogrande Project (exclusive of royalty, overriding royalty and taxes chargeable to the working interest) (the “Project Proceeds”) equals the actual cost incurred by NBH and its predecessors in drilling, testing, equipping and the cost of operating the wells located on the Orogrande Prospect, inclusive of overhead charges (the “Project Expenses”). It is highly speculative that the Project Proceeds will reach and exceed the Project Expenses. The current estimated amount of Project Expenses as of June 30, 2023 is $49,245,738. See generally “Risks Related to Our Business and Growth Strategy”.

The Bronco Prospect presently is an undrilled collection of oil and gas leases. The Bronco Prospect will require substantial capital investment by the Company and potentially other third parties who may invest in the Bronco Prospect now or in the future, and the Company may never elect to spend capital on the Bronco Prospect. Assuming capital is obtained to test and explore the Bronco Prospect, it is possible that there are not sufficient finds of hydrocarbons to justify continued drilling activities in order to make the Bronco Prospect economically feasible. In order to secure capital to develop the Bronco Prospect, the Company may have to substantially reduce its interest in the Bronco Prospect. Further, to the extent that the Company expends capital to develop the Bronco Prospect, the Company would anticipate receiving back all funds it incurred prior to the equity holders of Newco receiving returns from the Bronco Prospect. It is highly speculative that the future owners of Newco will receive proceeds from the Bronco Prospect. See generally “Risks Related to Our Business and Growth Strategy.”

The Bronco Assets are subject to a back-in working interest and an overriding royalty interest.

The Bronco Prospect is subject to the 12.5% Reserved Bronco Back-In Interest. The Reserved Bronco Back-In Interest will be reached at the point in time at which the proceeds of all production from all operations conducted on the Bronco Prospect (exclusive of royalty, overriding royalty and taxes chargeable to the working interest) equals the actual cost incurred by NBH and any third parties who contribute capital for the drilling, testing, equipping and the cost of operating the wells located on the Bronco Prospect inclusive of overhead charges. Upon the Bronco Prospect hitting project payout, Newco’s interest in the Bronco Prospect would decrease and correspondingly its rights to operating profits from any producing oil and gas wells as well as any potential divesture of the Bronco Prospect. Further, the Bronco Prospect is subject to the Reserved Bronco Overriding Royalty Interest. This means that the revenues that Newco will receive from the proceeds of the sales of hydrocarbons from future wells located on Bronco Prospect will be limited seventy-five percent, as the mineral lessors and Bronco Exploration Team will share a twenty-five percent (25%) royalty on all sales of hydrocarbons as set forth in the oil and gas leases related to the Bronco Prospect and the Contribution Agreement.

The tax consequences of the receipt, sale, exercise, expiration and cancellation of the subscription rights are not certain.

The treatment of the receipt, sale, exercise, expiration and cancellation of the subscription rights for U.S. federal income tax purposes is not entirely clear. The Internal Revenue Service (the “IRS”) may disagree with the tax treatment discussed herein. You should discuss with your tax advisor the treatment of the receipt, sale, exercise, expiration and cancellation of the subscription rights for U.S. federal income tax purposes. For a detailed discussion, see “Material U.S. Federal Income Tax Considerations.”

If you receive subscription rights and NBH subsequently cancels the rights offering, you may be subject to adverse U.S. federal income tax consequences.

You should discuss with your tax advisor the tax consequences of receiving subscription rights if NBH subsequently cancels the rights offering. NBH (and any other applicable withholding agent) is likely to take the position, for information reporting and withholding purposes, that you may have taxable dividend income upon the receipt of the subscription rights even if NBH subsequently cancels the rights offering. If withholding tax is withheld from you in this event, you should consult your tax advisor as to whether to seek a refund of such amount from the IRS. For a detailed discussion, see “Material U.S. Federal Income Tax Considerations.”

You may be required to pay certain transfer fees or expenses in connection with transfers to become the registered holder of your shares of NBH common stock on the books and records of NBH's transfer agent.

For all transfers by any beneficial owner to transfer the shares of NBH common stock then held in "street name" through a broker, bank or other nominee, such bank, broker or nominee may impose a transfer or other transaction fee to be borne by the beneficial owner in accordance with such bank's, broker's or nominee's ordinary practices and policies. Further, NBH's transfer agent may also impose certain ownership transfer fees on the brokers instructed to transfer shares of NBH common stock to beneficial owners in the books of the transfer agent based on fees published by and pursuant to certain contractual arrangements of the transfer agent to which such brokers are subject.

Risks Related to Our Business and Growth Strategy

We have a limited operating history relative to larger companies in our industry and may not be successful in developing profitable business operations.

We have a limited operating history relative to larger companies in our industry. Our business operations must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the oil and natural gas industry. As of the date of this prospectus, we have generated limited revenues and have limited assets. We have an insufficient history at this time on which to base an assumption that our business operations will prove to be successful in the long-term. Our future operating results will depend on many factors, including:

●	our ability to raise adequate working capital;

●	the success of our development and exploration;

●	the demand for oil and natural gas;

●	the level of our competition;

●	our ability to attract and maintain key management and employees; and

●	our ability to efficiently explore, develop, produce or acquire sufficient quantities of marketable oil or natural gas in a highly competitive and speculative environment while maintaining quality and controlling costs.

To achieve profitable operations in the future, we must, alone or with others, successfully manage the factors stated above, as well as continue to develop ways to enhance our production efforts. Despite our best efforts, we may not be successful in our exploration or development efforts or obtain required regulatory approvals. There is a possibility that some, or all, of the wells in which we obtain interests may never produce oil or natural gas.

We have limited operating history as an independent company, and our historical financial information is not necessarily representative of the results we would have achieved as an independent company and may not be a reliable indicator of our future results.

We derived the historical financial information included in this prospectus from Meta on a consolidated basis prior to the distribution of our common stock which was completed on December 14, 2022 (the “Spin-Off”), and this information does not necessarily reflect the results of operations and financial position we would have achieved as an independent company during the periods presented or those that we will achieve in the future. This is primarily because of the following factors:

●	Prior to the Spin-Off, we operated as part of Meta’s broader corporate organization, and Meta performed various corporate functions for us. Our historical financial information reflects allocations of corporate expenses from Meta for these and similar functions. These allocations may not reflect the costs we will incur for similar services in the future as an independent company.

●	We entered into certain transactions with Meta that did not exist prior to the Spin-Off, which may cause us to incur new costs.

●

Our historical financial information does not reflect changes that we expect to experience in the future as a result of our separation from Meta, including changes in our cost structure, personnel needs, tax structure, financing and business operations. As part of Meta, we enjoyed certain benefits from Meta’s operating diversity, size, purchasing power, borrowing leverage and available capital for investments, which are no longer available to us. As an independent entity, we may be unable to purchase goods, services and technologies, such as insurance and health care benefits and computer software licenses or access capital markets on terms as favorable to us as those we obtained as part of Meta prior to the Spin-Off.

We are now responsible for the additional costs associated with being an independent company, including costs related to corporate governance, investor and public relations and public reporting. In addition, certain costs incurred by Meta, including executive oversight, accounting, treasury, tax, legal, human resources, occupancy, procurement, information technology and other shared services, have historically been allocated to us by Meta; but these allocations may not reflect the future level of these costs to us as we begin to provide these services ourselves. Therefore, our historical financial statements may not be indicative of our future performance as an independent company. We cannot assure you that our operating results will continue at a similar level when we are an independent company. For additional information about our past financial performance and the basis of presentation of our financial statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

We have limited capital and will need to raise additional capital in the immediate future.

We continue to require additional capital to maintain operations and to expand our exploration and development programs. We may be unable to obtain additional capital when required or on favorable terms. Future acquisitions, exploration, development, production and marketing activities, as well as our administrative requirements (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require a substantial amount of additional capital and cash flow.

We may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing, or other means. We may not be successful in identifying suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means. If we do not succeed in raising additional capital, our resources may not be sufficient to fund our planned operations.

Our ability to obtain financing, if and when necessary, may be impaired by such factors as the capital markets (both generally and in the oil and natural gas industry in particular), our limited operating history, the location of our oil and natural gas properties and prices of oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available to us, if any) and the departure of key employees. Further, if oil or natural gas prices on the commodities markets decline, our future revenues, if any, will likely decrease and such decreased revenues may increase our requirements for capital. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), third parties may be reluctant to provide the services we need in order to operate and we may be required to cease our operations, divest our assets at unattractive prices or obtain financing on unattractive terms.

Any additional capital raised through the sale of equity may dilute the ownership percentage of our stockholders. Raising any such capital could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of other derivative securities, and issuances of incentive awards under equity employee incentive plans, which may have a further dilutive effect.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, which may adversely impact our financial condition.

We may not achieve or maintain profitable operations, and therefore, may not be able to continue as a going concern.

The Company has a history of net losses from operations and negative cash flow from operating activities. We will need to raise additional working capital to continue our normal and planned operations. We will also need to generate and sustain significant revenue levels in future periods in order to become profitable, and, even if we do, we may not be able to maintain or increase our level of profitability. During the year ended December 31, 2022, we incurred a net loss of $8,848,873 ($7,938,335 for the predecessor period and $910,538 for the successor period) and used cash in the amount of $5,400,841 for operating activities for the year ended December 31, 2022 ($5,626,181 used in the predecessor period and $225,340 provided by the successor period). At December 31, 2022, we had an accumulated deficit of $910,538 representing the successor period and had a working capital deficit of $29,077,591 compared with a working capital deficit of $13,307,453 as of December 31, 2021. These factors raise doubt regarding our ability to continue as a going concern. Because we have incurred significant net losses, our auditors have issued a “going concern” audit qualification. A “going concern” qualification indicates that the financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. Therefore, you should not rely on our consolidated balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to stockholders, in the event of liquidation.

There can be no assurance that our financing strategy or strategic alternatives will result in a transaction satisfactory to holders of our common stock.

We may consider various strategic alternatives, including partnering with third parties, a potential sale of some or all of our assets, a merger transaction, and potential financing alternatives. Even if a partnering transaction, sale, merger or financing transaction were to be consummated, it may not return any value to holders of our common stock. Regardless of whether we execute a partnership, sale, merger or financing transaction, the adverse pressures negatively impacting our business that we have been or are currently experiencing may continue or intensify, including the risk that we may not be able to continue as a going concern.

We are mainly concentrated in one geographic area, which increases our exposure to many of the risks enumerated herein.

Operating in a concentrated area increases the potential impact that many of the risks stated herein may have upon our ability to perform. For example, we have greater exposure to regulatory actions impacting Texas, natural disasters in the geographic area, competition for equipment, services and materials available in the area and access to infrastructure and markets. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic oil and natural gas producing areas such as the Permian Basin, which may cause these conditions to occur with greater frequency or magnify the effect of these conditions. Due to the concentrated nature of our portfolio of properties, a number of our properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of properties. Such delays or interruptions could have a material adverse effect on our financial condition and results of operations.

Because of the speculative nature of oil and natural gas exploration, there is risk that we will not find commercially exploitable oil and natural gas and that our business will fail.

The search for commercial quantities of oil and natural gas as a business is extremely risky. We cannot provide investors with any assurance that any properties in which we obtain a mineral interest will contain commercially exploitable quantities of oil and/or natural gas. The exploration expenditures to be made by us may not result in the discovery of commercial quantities of oil and/or natural gas. Problems such as unusual or unexpected formations or pressures, premature declines of reservoirs, invasion of water into producing formations and other conditions involved in oil and natural gas exploration often result in unsuccessful exploration efforts. If we are unable to find commercially exploitable quantities of oil and natural gas, and/or we are unable to commercially extract such quantities, we may be forced to abandon or curtail our business plan, and as a result, any investment in us may become worthless.

Litigation may adversely affect our business, financial condition, and results of operations.

Certain of our subsidiaries are subject and from time to time in the normal course of our business operations, may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operations are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims could adversely affect our business and the results of our operations. For additional discussion of pending litigation matters, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Legal Proceedings.”

Strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our operations.

Our ability to successfully acquire oil and natural gas interests, to build our reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with industry participants and our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. These realities are subject to change and our inability to maintain close working relationships with industry participants or continue to acquire suitable property may impair our ability to execute our business plan.

To continue to develop our business, we will endeavor to use the business relationships of our management to enter into strategic relationships, which may take the form of joint ventures with other private parties and contractual arrangements with other oil and natural gas companies, including those that supply equipment and other resources that we will use in our business. We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain our relationships. If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

Our acreage must be drilled before lease expiration in order to hold the acreage by production. In the highly competitive market for acreage, failure to drill sufficient wells in order to hold acreage will result in a substantial lease renewal cost, or if renewal is not feasible, loss of our lease and prospective drilling opportunities.

Our leases on oil and natural gas properties typically have a primary term of four to five years, after which they expire unless, prior to expiration, drilling obligations are fulfilled or production is established within the spacing units covering the undeveloped acres. As of March 31, 2023, we had leases representing approximately 134,000 net acres in the Orogrande Basin in West Texas as part of the Orogrande Project. These oil and gas leases will expire on December 31, 2023 if we fail to drill five additional wells under our contractual obligations with University Lands. If we fail to drill the required five wells and are otherwise unable to negotiate an extension to drill the required wells, these leases are subject to expiration. We will require additional capital to drill these wells, and we may not be able to obtain additional capital when required in order to drill these wells, or on favorable terms. As of March 31, 2023, we had leases representing 645 net acres in the Eastern edge of the Midland Basin in West Texas, which are currently held by production by active wells. In the event that we fail to meet our drilling obligations in the Orogrande Basin, whether because we are unable to obtain additional capital when required or otherwise, or if production ceases in the Midland Basin, our leases will expire. Similarly, the oil and gas leases constituting the Bronco Prospect will need to be drilled and commence producing in paying quantities in order for the oil and gas leases not to terminate. If we have to renew such leases on new terms, we could incur significant cost increases, and we may not be able to renew such leases on commercially reasonable terms or at all. In addition, on certain portions of our acreage, third-party leases may become immediately effective if our leases expire. As such, our actual drilling activities may materially differ from our current expectations, which could adversely affect our business.

The price of oil and natural gas has historically been volatile. If it were to decrease substantially, our projections, budgets, and revenues would be adversely affected, potentially forcing us to make changes in our operations.

Our future financial condition, results of operations and the carrying value of any oil and natural gas interests we acquire will depend primarily upon the prices paid for oil and natural gas production. Oil and natural gas prices historically have been volatile and likely will continue to be volatile in the future, especially given current world geopolitical conditions. Cash flows from operations are highly dependent on the prices that we receive for oil and natural gas. This price volatility could affect the amount of our cash flows available for capital expenditures and our ability to borrow money or raise additional capital. The prices for oil and natural gas are subject to a variety of additional factors that are beyond our control. These factors include:

●	the level of consumer demand for oil and natural gas;

●	the domestic and foreign supply of oil and natural gas;

●	the ability of the members of the Organization of Petroleum Exporting Countries (“OPEC”) to agree to and maintain oil price and production controls;

●	the price of foreign oil and natural gas;

●	domestic governmental regulations and taxes;

●	the price and availability of alternative fuel sources;

●	weather conditions;

●	market uncertainty due to political conditions in oil and natural gas producing regions, including the Middle East; and

●	worldwide economic conditions.

These factors as well as the volatility of the energy markets generally make it extremely difficult to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices affect our revenues and could reduce the amount of oil and natural gas that we can produce economically. Accordingly, such declines could have a material adverse effect on our financial condition, results of operations, oil and natural gas reserves and the carrying values of our oil and natural gas properties. If the oil and natural gas industry experiences significant price declines, we may be unable to make planned expenditures, among other things. If this were to happen, we may be forced to abandon or curtail our business operations, which would cause the value of an investment in us to decline or become worthless.

In early March 2020, the market experienced a precipitous decline in oil prices in response to concerns about oil demand due to the economic impact of COVID-19 and anticipated increases in supply from Russia and OPEC, particularly Saudi Arabia. Generally, demand for oil declined substantially following the initial onset of the COVID-19 pandemic, but has recovered over the past year.

If oil or natural gas prices reverse and go on a downward trend or drilling efforts are unsuccessful, we could be required to record additional write-downs of our oil and natural gas properties. Write-downs may occur when oil and natural gas prices are low, or if we have downward adjustments to our estimated proved reserves, increases in our estimates of operating or development costs, deterioration in drilling results or mechanical problems with wells where the cost to redrill or repair is not supported by the expected economics.

Under the full cost method of accounting, capitalized oil and natural gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and natural gas reserves plus the cost of unproved properties not subject to amortization (without regard to estimates of fair value), or estimated fair value, if lower, of unproved properties that are subject to amortization. Should capitalized costs exceed this ceiling, an impairment would be recognized.

Because of the inherent dangers involved in oil and natural gas operations, there is a risk that we may incur liability or damages as we conduct our business operations, which could force us to expend a substantial amount of money in connection with litigation and/or a settlement.

The oil and natural gas business involves a variety of operating hazards and risks such as well blowouts, pipe failures, casing collapse, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, spills, pollution, releases of toxic gas and other environmental hazards and risks. These hazards and risks could result in substantial losses to us from, among other things, injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations. In addition, we may be liable for environmental damages caused by previous owners of property purchased and leased by us. In recent years, there has also been increased scrutiny on the environmental risk associated with hydraulic fracturing, such as underground migration and surface spillage or mishandling of fracturing fluids including chemical additives. Hydraulic fracturing technology has evolved and continues to evolve and become more aggressive. We believe that recent designs have seen improvement in, among other things, proppant per foot, barrels of water per stage, fracturing stages, and clusters per fracturing stage. In addition, we will need to quickly adapt to the evolving technology, which could take time and divert our attention to other business matters. Even with improved hydraulic fracturing technology, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of our properties and/or force us to expend substantial monies in connection with cleanup, litigation or settlements. While we have insurance to cover some of such losses and liabilities, it may not be adequate to cover any losses or liabilities. We cannot predict the availability of insurance or the availability of insurance at premium levels that justify our purchase. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect our financial condition and operations. We may elect to self-insure if management believes that the cost of insurance, although available, is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.

The market for oil and natural gas is intensely competitive, and competition pressures could force us to abandon or curtail our business plan.

The market for oil and natural gas exploration services is highly competitive, and we only expect competition to intensify in the future. Numerous well-established companies are focusing significant resources on exploration and are currently competing with us for oil and natural gas opportunities. Other oil and natural gas companies may seek to acquire oil and natural gas leases and properties that we have targeted. Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors. Competitors include larger companies which, in particular, may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. Actual or potential competitors may be strengthened through the acquisition of additional assets and interests. Additionally, there are numerous companies focusing their resources on creating fuels and/or materials which serve the same purpose as oil and natural gas but are manufactured from renewable resources.

As a result, we may not be able to compete successfully and competitive pressures may adversely affect our business, results of operations, and financial condition. If we are not able to successfully compete in the marketplace, we could be forced to curtail or even abandon our current business plan, which could cause any investment in us to become worthless.

Inflation may adversely affect us by increasing costs beyond what we can recover through price increases and limit our ability to enter into future traditional debt financing.

Inflation can adversely affect us by increasing costs of critical materials, equipment, labor, and other services. In addition, inflation is often accompanied by higher interest rates. Continued inflationary pressures could impact our profitability. Inflation may also affect our ability to enter into future traditional debt financing, as high inflation may result in an increase in cost.

We may not be able to successfully manage growth, which could lead to our inability to implement our business plan.

Any growth of the Company may place a significant strain on our managerial, operational and financial resources, especially considering that we currently only have a small number of executive officers, employees and advisors. Further, as we enter into additional contracts, we will be required to manage multiple relationships with various consultants, businesses and other third parties. These requirements will be exacerbated in the event of our further growth or in the event that the number of our drilling and/or extraction operations increases. Our systems, procedures and/or controls may not be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully implement our business plan. If we are unable to manage our growth effectively, our business, results of operations and financial condition will be adversely affected, which could lead to us being forced to abandon or curtail our business plan and operations.

Developing oil and natural gas wells and producing oil and natural gas are costly and high-risk activities with many uncertainties that could adversely affect future production from our oil and natural gas properties. Any delays, reductions or cancellations in development and producing activities could materially, adversely impact the value of your shares of common stock.

Recovery of undeveloped reserves and the development of developed non-producing reserves requires substantial capital expenditures and successful drilling operations of our oil and natural gas properties. All of the recent development costs related to our Hazel Project were paid by Masterson Hazel Partners LP (“MHP”). Under the Option Agreement (as defined below), we granted MHP the option to acquire the Hazel Project in exchange for it conducting, and paying for, development activity sufficient to maintain the Hazel mineral leases in good standing. The Option Agreement provided that if MHP declined to exercise the option to acquire the property, we would be obligated to reimburse them for their cost of the development activity to the extent that the wells produced revenues beyond the date of the option’s lapse until the total amount of development expenses are reimbursed. MHP declined to exercise the option effective September 30, 2021. The 2021 reserve data included in the reserve report of our independent petroleum engineer assumes a certain amount of capital expenditures will be made to develop such reserves, and the present value of such reserves was adjusted based on our obligation to assign revenue from the Hazel Project to MHP.

The development of such reserves may in the future take a long period of time and may require higher levels of capital expenditures than anticipated, which, for the Orogrande Project, are borne in part by the non-operating working interest owners of such properties. Delays in the development of the reserves, increases in drilling and development costs (including expenses related to secondary and tertiary recovery techniques) of such reserves or decreases or continued volatility in commodity prices will reduce the future net revenues of the estimated possible reserves and may result in some projects becoming uneconomic. In addition, delays in the development of reserves could force us to reclassify certain of the proved reserves as unproved reserves.

In addition, the process of developing oil and natural gas wells and producing oil and natural gas from our properties is subject to numerous risks beyond our control. The ability to carry out operations or to finance planned development expenses could be materially and adversely affected by any factor that may curtail, delay, reduce or cancel development and production, including:

●	delays imposed by or resulting from compliance with environmental and other governmental or regulatory requirements, including permitting requirements, limitations on or resulting from wastewater discharge and disposal of exploration and production wastes, including, subsurface injections, as well as additional regulation with respect to GHG emissions;

●	pressure or irregularities in geological formations;

●	restricted access to land for drilling or to existing pipeline infrastructure;

●	lack of available gathering, transportation and processing facilities, including availability on commercially reasonable terms, or delays in construction of gathering facilities;

●	lack of available capacity on interconnecting transmission pipelines;

●	equipment failures or accidents;

●	failure of secondary recovery operations to perform as expected;

●	unexpected operational events and drilling conditions;

●	declines in oil or natural gas prices;

●	limitations in the market for oil or natural gas;

●	pipe or cement failures;

●	casing collapses;

●	shortages, unavailability or high cost of drilling rigs, tubular materials, equipment, supplies, personnel and services;

●	lost or damaged drilling and service tools;

●	loss of drilling fluid circulation;

●	uncontrollable flows of oil and natural gas, water or drilling fluids;

●	blowouts, explosions fires and natural disasters;

●	environmental hazards, such as oil and natural gas leaks, pipeline and tank ruptures, encountering naturally occurring radioactive materials, and unauthorized discharges of brine, well stimulation and completion fluids, toxic gases or other pollutants into the surface and subsurface environment;

●	adverse weather conditions, such as drought, floods, blizzards, tornados and ice storms; and

●	title problems or legal disputes regarding leasehold rights.

Our operations are heavily dependent on current environmental regulation, changes in which we cannot predict.

Oil and natural gas activities that we will engage in, including production, processing, handling and disposal of hazardous materials, such as hydrocarbons and naturally occurring radioactive materials (if any), are subject to stringent regulation. We could incur significant costs, including cleanup costs resulting from a release of hazardous material, third-party claims for property damage and personal injuries fines and sanctions, as a result of any violations or liabilities under environmental or other laws. Changes in or more stringent enforcement of environmental laws could force us to expend additional operating costs and capital expenditures to stay in compliance.

Various federal, state and local laws regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, directly impact oil and natural gas exploration, development and production operations, and consequently may impact our operations and costs. These regulations include, among others, (i) regulations by the EPA and various state agencies regarding approved methods of disposal for certain hazardous and non-hazardous wastes; (ii) CERCLA and analogous state laws which regulate the removal or remediation of previously disposed wastes (including wastes disposed of or released by prior owners or operators), property contamination (including groundwater contamination), and remedial plugging operations to prevent future contamination; (iii) the CAA and comparable state and local requirements which regulate air emissions; (iv) the Oil Pollution Act of 1990 which contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States; (v) the RCRA which is the principal federal statute governing the treatment, storage and disposal of hazardous wastes; (vi) the Federal Water Pollution Control Act and comparable state and local requirements which regulate discharges to federal and state waters; and (vii) state regulations and statutes governing the handling, treatment, storage and disposal of naturally occurring radioactive material.

We believe that we will be in substantial compliance with applicable environmental laws and regulations. We cover all costs associated with the related insurance coverage for such environmental regulatory compliance. To date, other than the cost of insurance, we have not expended any amounts to comply with such regulations, and we do not currently anticipate that future compliance will have a materially adverse effect on our consolidated financial position, results of operations or cash flows. However, if we are deemed to not be in compliance with applicable environmental laws, we could be forced to expend significant funds to be in compliance, which would have a materially adverse effect on our financial condition.

Government regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Several states, including Texas, and local jurisdictions, have adopted, or are considering adopting, regulations that could restrict or prohibit hydraulic fracturing in certain circumstances, impose more stringent operating standards and/or require the disclosure of the composition of hydraulic fracturing fluids. The Texas Legislature adopted legislation, effective September 1, 2011, requiring oil and natural gas operators to publicly disclose the chemicals used in the hydraulic fracturing process. The Texas Railroad Commission adopted rules and regulations implementing this legislation that apply to all wells for which the Texas Railroad Commission issues an initial drilling permit after February 1, 2012. The law requires that the well operator disclose the list of chemical ingredients subject to the requirements of OSHA for disclosure on an internet website and also file the list of chemicals with the Texas Railroad Commission with the well completion report. The total volume of water used to hydraulically fracture a well must also be disclosed to the public and filed with the Texas Railroad Commission. Also, in May 2013, the Texas Railroad Commission adopted rules governing well casing, cementing and other standards for ensuring that hydraulic fracturing operations do not contaminate nearby water resources. The rules took effect in January 2014. Additionally, on October 28, 2014, the Texas Railroad Commission adopted disposal well rule amendments designed, among other things, to require applicants for new disposal wells that will receive non-hazardous produced water and hydraulic fracturing flowback fluid to conduct seismic activity searches utilizing the U.S. Geological Survey. The searches are intended to determine the potential for earthquakes within a circular area of 100 square miles around a proposed new disposal well. The disposal well rule amendments, which became effective on November 17, 2014, also clarify the Texas Railroad Commission’s authority to modify, suspend or terminate a disposal well permit if scientific data indicates a disposal well is likely to contribute to seismic activity. The Texas Railroad Commission has used this authority to deny permits and temporarily suspend operations for waste disposal wells and, in September 2021, the Texas Railroad Commission curtailed the amount of water companies were permitted to inject into some wells in the Permian Basin, and has since indefinitely suspended some permits there and expanded the restrictions to other areas. These restrictions on use of produced water and a moratorium on new produced water disposal wells could result in increased operating costs, requiring us or our service providers to truck produced water, recycle it or pump it through the pipeline network or other means, all of which could be costly. We or our service providers may also need to limit disposal well volumes, disposal rates and pressures or locations, or require us or our service providers to shut down or curtail the injection of produced water into disposal wells. These factors may make drilling and completion activity in the affected parts of the Permian Basin less economical and adversely impact our business, results of operations and financial condition.

Climate change laws and regulations restricting emissions of GHGs could result in increased operating costs and reduced demand for the oil and natural gas that we produce.

The EPA previously published its findings that emissions of GHGs present a danger to public health and the environment because such gases are, according to the EPA, contributing to warming of the Earth’s atmosphere and other climatic changes. Based on these findings, the EPA has adopted various rules to address GHG emissions under existing provisions of the CAA. For example, the EPA has adopted rules requiring the reporting of GHG emissions from various oil and natural gas operations on an annual basis, which includes certain of our operations. In addition, in June 2016, the EPA finalized rules to reduce methane emissions from new, modified or reconstructed sources in the oil and natural gas sector, including implementation of an LDAR program to minimize methane emissions, under the CAA’s New Source Performance Standards Quad Oa. However, the EPA has taken several steps to delay implementation of the Quad Oa standards. The agency proposed a rulemaking in June 2017 to stay the requirements for a period of two years and in October 2018, the EPA proposed revisions to Quad Oa, such as changes to the frequency for monitoring fugitive emissions at well sites and changes to requirements that a professional engineer certify when meeting certain Quad Oa requirements is technically infeasible. In September 2020, the EPA finalized amendments to Quad Oa that rescind requirements for the transmission and storage segment of the oil and natural gas industry and rescind methane-specific limits that apply to the industry’s production and processing segments, among other things. On June 30, 2021, Congress issued a joint resolution pursuant to the Congressional Review Act disapproving the September 2020 rule, and on November 15, 2021, EPA issued a proposed rule to revise the Quad Oa regulations that, if finalized, would require methane emissions reductions and implementation of a fugitive emissions monitoring and repair program. EPA has also announced its intention to issue a supplemental proposal in 2022 that may expand on or modify the 2021 proposal in response to public input. It is possible that these rules will continue to require oil and natural gas operators to expend material sums.

In addition, in November 2016, BLM issued final rules to reduce methane emissions from venting, flaring, and leaks during oil and natural gas operations on public lands that are substantially similar to the EPA Quad Oa requirements. However, on December 8, 2017, the BLM published a final rule to temporarily suspend or delay certain requirements contained in the November 2016 final rule until January 17, 2019, including those requirements relating to venting, flaring and leakage from oil and natural gas production activities. Further, in September 2018, the BLM published a final rule to revise or rescind certain provisions of the 2016 rule. On July 21, 2020, a Wyoming federal court vacated almost all of the 2016 rule, including all provisions relating to the loss of gas through venting, flaring, and leaks, and on July 15, 2020, a California federal court vacated the 2018 rule. While, as a result of these developments, future implementation of the EPA and BLM methane rules is uncertain, given the long-term trend towards increasing regulation, future federal GHG regulations of the oil and natural gas industry remain a possibility. We may be required to expend significant costs to obtain the necessary equipment (pollution control equipment and optical gas imaging equipment for LDAR inspections) and personnel trained to assist with inspection and reporting requirements to ensure we are in compliance with these rules.

We may incur increasing attention to environmental, social and governance (“ESG”) matters that may impact our business.

Businesses across all industries are facing increasing scrutiny from stakeholders related to their ESG practices. If we do not adapt to or comply with investor or stakeholder expectations and standards, which are evolving, or if we are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, we may suffer from reputational damage and the business, financial condition and/or the value of our common stock could be materially and adversely affected. Increasing attention to climate change, increasing societal expectations on businesses to address climate change, and potential consumer use of substitutes to energy commodities may result in increased costs, reduced demand for our hydrocarbon products, reduced profits, increased investigations and litigation, and negative impacts on our ability to access capital markets.

In addition, organizations that provided information to investors on corporate governance and related matters have developed rating processes for evaluating business entities on their approach to ESG matters. Currently, there are no universal standards for such scores or ratings, but the importance of sustainability evaluations is becoming more broadly accepted by investors and shareholders. Such ratings are used by some investors to inform their investment and voting decisions. Additionally, certain investors use these scores to benchmark businesses against their peers. If we are perceived as lagging, our investors may engage with such third party organizations to require improved ESG disclosure or performance.

Our estimates of the volume of reserves could have flaws, or such reserves could turn out not to be commercially extractable. As a result, our future revenues and projections could be incorrect.

Estimates of reserves and of future net revenues prepared by different petroleum engineers may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. Our actual amounts of production, revenue, taxes, development expenditures, operating expenses, and quantities of recoverable oil and natural gas reserves may vary substantially from the estimates. Oil and natural gas reserve estimates are necessarily inexact and involve matters of subjective engineering judgment. In addition, any estimates of our future net revenues and the present value thereof are based on assumptions derived in part from historical price and cost information, which may not reflect current and future values, and/or other assumptions made by us that only represent our best estimates. If these estimates of quantities, prices and costs prove inaccurate, we may be unsuccessful in expanding our oil and natural gas reserves base with our acquisitions. Additionally, if declines in and instability of oil and natural gas prices occur, then write downs in the capitalized costs associated with any oil and natural gas assets we obtain may be required. Because of the nature of the estimates of our reserves and estimates in general, reductions to our estimated proved oil and natural gas reserves and estimated future net revenues may not be required in the future, and/or that our estimated reserves may not be present and/or commercially extractable. If our reserve estimates are incorrect, we may be forced to write down the capitalized costs of our oil and natural gas properties.

Decommissioning costs are unknown and may be substantial. Unplanned costs could divert resources from other projects.

We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which we use for production of oil and natural gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.” We accrue a liability for decommissioning costs associated with our wells but have not established any cash reserve account for these potential costs in respect of any of our properties. If decommissioning is required before economic depletion of our properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

We may have difficulty distributing production, which could harm our financial condition.

In order to sell the oil and natural gas that we are able to produce, if any, the operators of the wells we obtain interests in may have to make arrangements for storage and distribution to the market. We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This situation could be particularly problematic to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. These factors may affect our and potential partners’ ability to explore and develop properties and to store and transport oil and natural gas production, increasing our expenses.

Furthermore, weather conditions or natural disasters, actions by companies doing business in one or more of the areas in which we will operate, or labor disputes may impair the distribution of oil and/or natural gas and in turn diminish our financial condition or ability to maintain our operations.

The marketability of any future production will be dependent upon transportation and other facilities, certain of which we do not control. When these facilities are unavailable, our operations can be interrupted and any revenues reduced.

The marketability of any future production depends in part upon the availability, proximity and capacity of transportation facilities owned by third parties. The oil produced will be transported from the wellhead to our tank batteries by our gathering system. Our purchasers would then transport the oil by truck to a pipeline for transportation. Our natural gas production will generally be transported by our gathering lines from the wellhead to an interconnection point with the purchaser. We do not control these trucks and other third-party transportation facilities and our access to them may be limited or denied. Insufficient production from our wells to support the construction of pipeline facilities by our purchasers or a significant disruption in the availability of our or third-party transportation facilities or other production facilities could adversely impact our ability to deliver to market or produce our production and thereby cause a significant interruption in our operations.

We may be required to flare a portion of our natural gas production for a number of reasons, including the fact that (i) our wells are not yet tied into a third-party gathering system, (ii) the pressures on third-party gathering systems may be too high to allow additional production from our wells to be transported or (iii) our production may be prorated due to high demand on third-party gathering systems. We may flare additional natural gas from time to time.

Also, the transfer of our oil and natural gas through third-party pipelines may be curtailed or delayed if it does not meet the quality specifications of the pipeline owners. Our access to transportation options, including trucks owned by third parties, can also be affected by U.S. federal and state regulation of oil and natural gas production and transportation, general economic conditions and changes in supply and demand. If, in the future, we are unable, for any sustained period, to implement acceptable delivery or transportation arrangements or encounter production-related difficulties we may be required to shut in or curtail production. Any such shut in or curtailment, or an inability to obtain favorable terms for delivery of our production, would adversely affect our financial condition and results of operations.

Our business will suffer if we cannot obtain or maintain necessary licenses.

Our operations will require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities. Our ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to change in regulations and policies and to the discretion of the applicable governments, among other factors. Our inability to obtain, or our loss of or denial of extension of, any of these licenses or permits could hamper our ability to produce revenues from our operations.

Challenges to our properties may impact our financial condition.

Title to oil and natural gas interests is often not capable of conclusive determination without incurring substantial expense. While we have made and intend to make appropriate inquiries into the title of properties and other development rights we have acquired and intend to acquire, title defects may exist. In addition, we may be unable to obtain adequate insurance for title defects, on a commercially reasonable basis or at all. If title defects do exist, it is possible that we may lose all or a portion of our right, title and interests in and to the properties to which the title defects relate. If our property rights are reduced, our ability to conduct our exploration, development and production activities may be impaired. To mitigate title problems, common industry practice is to obtain a title opinion from a qualified oil and natural gas attorney prior to the drilling operations of a well.

We rely on technology to conduct our business, and our technology could become ineffective or obsolete.

We rely on technology, including geographic and seismic analysis techniques and economic models, to develop any reserve estimates and to guide our exploration, development and production activities. We and our operator partners will be required to continually enhance and update our technology to maintain its efficacy and to avoid obsolescence. The costs of doing so may be substantial and may be higher than the costs that we anticipate for technology maintenance and development. If we are unable to maintain the efficacy of our technology, our ability to manage our business and to compete may be impaired. Further, even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would were our technology more efficient.

The loss of key personnel would directly affect our efficiency and profitability.

Our future success is dependent, in a large part, on retaining the services of our planned management team. Our executive officers possess a unique and comprehensive knowledge of our industry and related matters that are vital to our success within the industry. The knowledge, leadership and technical expertise of these individuals would be difficult to replace. The loss of one or more of our officers could have a material adverse effect on our operating and financial performance, including our ability to develop and execute our long-term business strategy. We do not maintain key-man life insurance with respect to any employees. We have entered into employment agreements with certain of our executive officers as described in more detail under the heading “Executive Compensation” elsewhere in this prospectus.

We have limited management and staff and are dependent upon partnering arrangements and third-party service providers.

We have five full-time employees, including our Chief Executive Officer and Chief Financial Officer. The loss of these individuals would have an adverse effect on our business, as we have very limited personnel. We leverage the services of other independent consultants and contractors to perform various professional services, including engineering, oil and natural gas well planning and supervision, and land, legal, environmental and tax services. We also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing. Our dependence on third-party consultants and service providers create a number of risks, including but not limited to:

●	the possibility that such third parties may not be available to us as and when needed; and

●	the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

If we experience significant delays in obtaining the services of such third parties or they perform poorly, our results of operations and stock price could be materially adversely affected.

Certain of our directors and officers have significant duties with, and spend significant time serving, entities that may compete with us in seeking acquisitions and business opportunities and, accordingly, may have conflicts of interest in allocating time or pursuing business opportunities.

Certain of our directors and officers, who are responsible for managing the direction of our operations and acquisition activities, hold positions of responsibility with other entities that are in the business of identifying and acquiring oil and natural gas properties. The existing positions held by these directors and officers may give rise to fiduciary or other duties that are in conflict with the duties they owe to us. These directors and officers may become aware of business opportunities that may be appropriate for presentation to us as well as to the other entities with which they are or may become affiliated. Due to these existing and potential future affiliations, they may present potential business opportunities to other entities prior to presenting them to us, which could cause additional conflicts of interest. They may also decide that certain opportunities are more appropriate for other entities with which they are affiliated, and as a result, they may elect not to present those opportunities to us. These conflicts may not be resolved in our favor.

Our business and operations may be adversely affected by the COVID-19 pandemic and may be adversely affected by other similar outbreaks.

As a result of the COVID-19 pandemic or other adverse public health developments, including voluntary and mandatory quarantines, travel restrictions, and other restrictions, we have experienced delays, disruptions and temporary suspensions of our operations. In addition, our financial condition and results of operations may be adversely affected by the COVID-19 pandemic in the future.

The timeline and potential magnitude of the COVID-19 outbreak continue to be unknown. The continuation or amplification of the COVID-19 pandemic could continue to more broadly affect the United States and global economy, including our business and operations, and the demand for oil and natural gas. Other contagious diseases in the human population could have similar adverse effects. The potential impact from COVID-19 is difficult to predict, therefore, the extent to which it will negatively affect our operating results, or the duration of any potential business disruption is uncertain. The magnitude and duration of any impact will depend on future developments and new information that may emerge regarding the duration of COVID-19 pandemic, the severity of any variants thereof, rate of vaccinations and other actions taken by authorities to contain its impact or otherwise treat the disease, all of which are beyond our control.

Terrorist attacks or cyber-incidents could result in information theft, data corruption, operational disruption and/or financial loss.

Like most companies, we have become increasingly dependent upon digital technologies, including information systems, infrastructure and cloud applications and services, to operate our businesses, to process and record financial and operating data, communicate with our business partners, analyze mine and mining information, estimate quantities of coal reserves, as well as other activities related to our businesses. Strategic targets, such as energy-related assets, may be at greater risk of future terrorist or cyber-attacks than other targets in the United States. Deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties, or cloud-based applications could lead to corruption or loss of our proprietary data and potentially sensitive data, delays in production or delivery, difficulty in completing and settling transactions, challenges in maintaining our books and records, environmental damage, communication interruptions, other operational disruptions and third-party liability. Our insurance may not protect us against such occurrences. Consequently, it is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Further, as cyber incidents continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents. We plan to adopt plans and policies to address precautions with respect to data security and appropriate responses in case of a reported breach.

The 2021 Note with Meta contains restrictive covenants that limit our operations.

In 2021, we borrowed $15 million, which was subsequently increased to $20 million pursuant to the terms of the 2021 Note (defined below). The 2021 Note includes a restrictive covenant that, subject to certain exceptions and qualifications, restricts our ability to merge or consolidate with another person or entity, or sell or transfer all or substantially all of our assets, unless we are the surviving entity or the successor entity assumes all of obligations under the 2021 Note. This restriction may restrict our current and future operations, particularly our ability to respond to certain changes in our business or industry or take future actions. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for additional information.

The 2021 Note is secured by a security interest in shares of common stock of Meta held by the Pledgor (defined below) and a 25% working interest in the Orogrande Project held by Wolfbone. Any default that is not waived could permit Meta, as lender, to exercise rights and remedies with respect to all of the collateral that is securing the 2021 Note, and/or other rights and remedies under applicable law. Following the Merger (defined below), Wolfbone became a subsidiary of the Company and the Security Agreement remains in place.

Our ability to meet these restrictive covenants or to avoid defaults can be impacted by events beyond our control. The 2021 Note provides that our breach or failure to satisfy certain covenants constitutes an event of default. Upon the occurrence of an event of default, Meta as our lender could elect to declare all amounts outstanding under the 2021 Note to be immediately due and payable. If the outstanding debt under the 2021 Note was to be accelerated, we may not have sufficient cash on hand to repay it, which would have an immediate adverse effect on our business and operating results. This could potentially cause us to cease operations and result in a complete loss of your investment in our common stock.

The 2022 Note with Mr. McCabe contains restrictive covenants that limit our operations.

As of March 31, 2023 we had $16.9 million outstanding under the 2022 Note (defined below), which has a maximum principal amount available for borrowing of $20 million. If we are not in compliance with the covenants of the 2022 Note, or if we are in default under the 2022 Note, it is possible that Mr. McCabe will not offer to extend any additional loans under the 2022 Note, which may affect our business as a going concern. The 2022 Note includes a restrictive covenant that, subject to certain exceptions and qualifications, restricts our ability to merge or consolidate with another person, or sell or transfer all or substantially all of our assets, unless we are the surviving entity or the successor entity assumes all obligations under the 2022 Note. This restriction may restrict our current and future operations, particularly our ability to respond to certain changes in our business or industry or take future actions. See “Management’s Discussion and Analysis of Financial Condition and Results of operations—Liquidity and Capital Resources” for additional information.

Our ability to meet these restrictive covenants or to avoid defaults can be impacted by events beyond our control. The 2022 Note provides that our breach or failure to satisfy certain covenants constitutes an event of default. Upon the occurrence of an event of default, Mr. McCabe as our lender could elect to declare all amounts outstanding under the 2022 Note to be immediately due and payable. If the outstanding debt under the 2022 Note was to be accelerated, we may not have sufficient cash on hand to repay it, which would have an immediate material adverse effect on our business and operating results. This could potentially cause us to cease operations and result in a complete loss of your investment in our common stock.

Our Loan Agreement with Meta contains restrictive covenants that limit our operations.

In 2022, we borrowed an aggregate principal amount of $5.0 million pursuant to the terms of the Loan Agreement (defined below), which is the maximum principal balance available under the Loan Agreement. The Loan Agreement contains various restrictive covenants and other restrictions, which include, among other things, restrictions on:

●	our ability to transfer all or part of our business or property, except for inventory in the ordinary course of business, surplus or obsolete equipment, permitted liens, and transfers of cash permitted by the agreement;

●	our ability to liquidate or dissolve or merge or consolidate with another entity, or acquire another entity;

●	our ability to incur additional debt beyond certain limits or encumber our assets; and

●	our ability to pay dividends or make investments, other than permitted investments.

These restrictions may restrict our current and future operations, particularly our ability to respond to certain changes in our business or industry or take future actions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for additional information.

Our ability to meet these restrictive covenants can be impacted by events beyond our control. The Loan Agreement provides that our breach or failure to satisfy certain covenants constitutes an event of default. Upon the occurrence and during the continuance of an event of default, Meta as the lender could elect to (i) declare all outstanding principal and accrued and unpaid interest under the Loan Agreement immediately due and payable, (ii) terminate any remaining commitment to make loans under the Loan Agreement, and/or (iii) exercise certain other rights and remedies anticipated under the Loan Agreement. The events of default under the Loan Agreement include, among other things (subject to grace periods in certain instances), payment defaults, breaches of covenants or representations and warranties, a change in control or certain material adverse effects as defined in the Loan Agreement, material judgments and attachments, cross defaults with certain of our other material indebtedness, and bankruptcy and insolvency events with respect to us and our subsidiaries. If the outstanding debt under the Loan Agreement was to be accelerated, we may not have sufficient cash on hand to repay it, which would have an immediate adverse effect on our business and operating results. This could potentially cause us to cease operations and result in a complete loss of your investment in our common stock.

We may have been able to receive better terms from unaffiliated third parties than the terms we received in our agreements with Meta.

We negotiated agreements with Meta including the 2021 Note, Loan Agreement, and Distribution Agreement (defined below), while we were still a subsidiary of Meta. Accordingly, these agreements may not reflect terms that would have resulted from arms-length negotiations between unaffiliated parties. The terms of the agreements relate to, among other things, loans for working capital, allocations of assets, liabilities, rights, indemnifications and other obligations between Meta and us. We may have received better terms from third parties because third parties may have competed with each other to win our business. See “Certain Relationships and Related Party Transactions” for more information.

Risks Relating to Our Status as a Public Reporting Company

We are an emerging growth company and a smaller reporting company, subject to less stringent reporting and regulatory requirements of other publicly reporting companies and this status may have an adverse effect on our ability to attract interest in our common stock.

We are an “emerging growth company” as defined in the JOBS Act. As long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting and regulatory requirements that are applicable to other public reporting companies that are not emerging growth companies. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions.

Additionally, we are a “smaller reporting company” as defined under the Exchange Act. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company provided: (1) the market value of our common stock held by non-affiliates is less than $250 million, calculated annually, as of the last business day of our second fiscal quarter, or (2) our annual revenues are less than $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates is less than $700 million, calculated annually, as of the last business day of our second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public reporting companies difficult or impossible.

Risks Relating to Newco Common Stock

No trading market for Subscription Rights or Newco common stock is expected to develop.

There will not be any public market for the subscription rights. In addition, at the time of the subscription rights becoming exercisable for shares of Newco, presently it is anticipated that there will be no public market for the shares of Newco common stock and such shares will not become DTC eligible for electronic trading to third parties. Further, there is no expectation that a trading market will develop or be sustained for the Newco common stock. Accordingly, you may have to hold the shares of Newco common stock indefinitely.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations relating to the receipt, sale, exercise, expiration and cancellation of the subscription rights to U.S. holders (as defined below) and non-U.S. holders (as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”), rulings and other administrative pronouncements issued by the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not intend to seek an advance ruling from the IRS regarding any matter discussed herein. The summary is also based upon the assumption the Company and its subsidiaries and affiliated entities will operate in accordance with their applicable organizational documents or partnership agreements. This summary is for general information purposes only, does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

●	financial institutions;

●	insurance companies;

●	broker-dealers;

●	regulated investment companies and real estate investment trusts;

●	partnerships and trusts;

●	persons who hold our stock on behalf of another person as a nominee;

●	persons who receive our stock through the exercise of employee stock options or otherwise as compensation;

●	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

●	tax-exempt organizations;

and, except to the extent discussed below:

●	foreign investors.

This summary assumes that investors hold their NBH common stock as a capital asset, which generally means as property held for investment.

For purposes of this discussion under the heading “Tax Consequences to U.S. Holders,” a U.S. holder is a stockholder that is for U.S. federal income tax purposes:

●	a citizen or resident of the United States,

●	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states, or the District of Columbia,

●	an estate, whose income is subject to U.S. federal income taxation regardless of its source, or

●	a trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election to be treated as a U.S. person.

A “non-U.S. holder” is a stockholder that is not a U.S. holder and is not an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds NBH common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the receipt, sale, exercise, expiration and cancellation of the subscription rights.

The treatment of the receipt, sale, exercise, expiration and cancellation of the subscription rights for U.S. federal income tax purposes is not entirely clear. The uncertainty is attributable to a variety of factors, including the limited authorities that address such treatment, the ability of NBH to withdraw or cancel the rights offering if certain conditions are met or are not met, and the possibility that there will not be a market for the subscription rights. The discussion below assumes that, for U.S. federal income tax purposes, the distribution of the subscription rights is treated as a distribution of rights to acquire Newco stock occurring on the distribution date and such rights are property. The discussion below also assumes that if no market develops for the subscription rights, the subscription rights will nevertheless have an ascertainable fair market value for U.S. federal income tax purposes on the date of distribution, but that such value may be nominal or may be zero. The tax consequences to a stockholder may differ from the tax consequences discussed below if the IRS or a court ultimately determines otherwise. To the extent that tax reporting is applicable to NBH, NBH intends to report the tax consequences in accordance with the tax treatment discussed below.

No ruling on the treatment of the receipt, sale, exercise, expiration and cancellation of the subscription rights for U.S. federal income tax purposes has been or will be sought from the IRS with respect to any of the U.S. federal income tax considerations discussed below, and no assurance can be given that the IRS will not take a position contrary to the discussion below.

STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE RECEIPT, SALE, EXERCISE, EXPIRATION AND CANCELLATION OF THE SUBSCRIPTION RIGHTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Consequences to U.S. Holders

Receipt of Subscription Rights

A U.S. holder that receives a subscription right in respect of a share of NBH common stock should generally have taxable dividend income equal to the fair market value (if any) of such right on the date of its distribution from NBH to the extent it is made from NBH’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If such fair market value exceeds NBH’s current and accumulated earnings and profits, such excess generally should be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such share of NBH common stock, and any remaining excess should be treated as gain from the sale or exchange of such NBH common stock. Although no assurance can be given, it is anticipated that we will not have current and accumulated earnings and profits through the end of 2023.

If a U.S. holder is a corporate U.S. holder, dividends paid by NBH to such U.S. holder generally will be eligible for the dividends-received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as such U.S. holder satisfies the holding period requirement for the dividends-received deduction.

If a U.S. holder is a non-corporate U.S. holder, under tax laws currently in effect, dividends generally will be taxed at the preferential applicable long-term capital gains rate so long as such U.S. holder satisfies the holding period requirement (i.e., more than sixty (60) days of ownership, without protection from the risk of loss, during the 121-day period that begins sixty (60) days before the ex-dividend date) and certain other requirements are met. Dividends received by a non-corporate U.S. holder may be subject to a 3.8% Medicare tax on net investment income.

Sale of Subscription Rights

Upon the sale of the subscription rights received in respect of a share of NBH common stock, a U.S. holder generally should recognize capital gain or loss equal to the difference between the amount realized on such sale and the U.S. holder’s adjusted tax basis in the subscription rights sold. A U.S. holder’s adjusted tax basis in a subscription right should generally equal its fair market value (if any) on the date of its distribution and a U.S. holder’s holding period in a subscription right begins on the date of receipt of such subscription right. Any such capital gain or loss generally will be long-term capital gain or loss if a U.S. holder’s holding period for the subscription right so disposed of exceeds one (1) year. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations. Any gain recognized by a non-corporate U.S. holder may be subject to a 3.8% Medicare tax on net investment income.

Exercise of Subscription Rights

A U.S. holder should generally not recognize any gain or loss upon the exercise of a subscription right. A U.S. holder’s initial tax basis in each share of Newco common stock acquired upon the exercise of a subscription right should generally equal the sum of (1) the U.S. holder’s adjusted tax basis in such right and (2) the subscription price, if any, paid for such share. The holding period for Newco common stock received upon exercise of a subscription right will begin on the day of the exercise of such subscription right.

Expiration of Subscription Rights

If a subscription right expires without being exercised by a U.S. holder, the U.S. holder should generally recognize a capital loss in an amount equal to such U.S. holder’s adjusted tax basis (if any) in such right. Capital losses are generally available to offset only capital gain (except, to the extent of up to $3,000 of capital loss per year, in the case of a non-corporate U.S. holder) and therefore generally cannot be used to offset any dividend income arising from the receipt of a subscription right or other income.

Cancellation of the Rights Offering

There is no authority that specifically addresses the tax treatment of a U.S. holder that receives, sells or exercises a subscription right if NBH subsequently cancels the rights offering. NBH and applicable withholding agents are likely to take the position, for information reporting and backup withholding purposes, that the treatment described above under “Receipt of Subscription Rights” and below under “Information Reporting and Backup Withholding” continue to apply to such a U.S. holder.

If a U.S. holder recognizes taxable dividend income upon the receipt of a subscription right, even though NBH subsequently cancels the rights offering, the U.S. holder should generally have a short-term capital loss upon the cancellation of the subscription right in an amount equal to such U.S. holder’s adjusted tax basis (if any) in such right.

Tax Consequences to Non-U.S. Holders

Receipt of Subscription Rights

A non-U.S. holder that receives a subscription right in respect of a share of NBH common stock should generally have taxable dividend income equal to the fair market value (if any) of such right on the date of its distribution from NBH to the extent it is made from NBH’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If such fair market value exceeds NBH’s current and accumulated earnings and profits, such excess generally should be treated first as a tax-free return of capital to the extent of the non-U.S. holder’s tax basis in such share of NBH common stock, and any remaining excess should be treated as gain from the sale or exchange of such NBH common stock. Although no assurance can be given, it is anticipated that we will not have current and accumulated earnings and profits through the end of 2023.

A distribution of subscription rights treated as a dividend on NBH common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be provided by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to the Company or its paying agent a valid IRS Form W-8 (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to the Company or its paying agent prior to the payment of dividends and must be updated periodically. If a non-U.S. holder who qualifies for a reduced treaty rate but does not timely provide the Company or the payment agent with the required certification, such non-U.S. holder may be entitled to a credit against their U.S. federal income tax liability or a refund of the tax withheld, which the non-U.S. holder may claim by filing the appropriate claim for refund with the IRS.

Dividends that are treated as “effectively connected” with a trade or business conducted by a non-U.S. holder within the United States (and, if an applicable income tax treaty so provides, are also attributable to a U.S. permanent establishment of such non-U.S. holder) are not subject to withholding tax, provided the non-U.S. holder satisfies certain certification and disclosure requirements. Instead, such dividends, net of specified deductions and credits, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons. To the extent a dividend is effectively connected with a U.S. trade or business, non-corporate non-U.S. holders may be eligible for taxation at reduced U.S. federal income tax rates applicable to qualified dividend income. Any such effectively connected dividends received by a non-U.S. holder that is a corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.

Sale of Subscription Rights

Subject to the discussions of backup withholding and FATCA withholding below, a non-U.S. holder generally should not be subject to U.S. federal income tax on any gain recognized on the sale of the subscription rights unless:

●	Newco is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (1) the five-year period ending on the date of such sale and (2) such non-U.S. holder’s holding period with respect to the subscription rights, and certain other conditions are met;

●	such gain is effectively connected with the conduct of a trade or business in the United States by such non-U.S. holder, in which event such non-U.S. holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. holder (except as provided by an applicable tax treaty) and, if it is a corporation, may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty); or

●	such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale and certain other conditions are met (except as provided by an applicable treaty).

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). NBH expects that Newco will become a United States real property holding corporation. A non-U.S. holder’s adjusted tax basis in a subscription right should generally equal its fair market value (if any) on the date of its distribution and a non-U.S. holder’s holding period in a subscription right begins on the date of receipt of such subscription right.

Exercise of Subscription Rights

A non-U.S. holder generally should not recognize any gain or loss upon the exercise of a subscription right. A non-U.S. holder’s initial tax basis in each share of Newco common stock acquired upon exercise of a subscription right generally should equal the sum of (1) the non-U.S. holder’s adjusted tax basis in such right and (2) the subscription price paid for such share. The holding period for Newco common stock received upon exercise of a subscription right will begin on the day of the exercise of such subscription right.

Expiration of Subscription Rights

If a subscription right expires without being exercised by a non-U.S. holder, the non-U.S. holder should generally recognize a capital loss in an amount equal to such non-U.S. holder’s adjusted tax basis (if any) in such right. A non-U.S. holder generally cannot deduct capital losses, except to the extent effectively connected with a trade or business in the United States.

Cancellation of the Rights Offering

There is no authority that specifically addresses the tax treatment of a non-U.S. holder that receives, sells or exercises a subscription right if NBH subsequently cancels the rights offering. NBH and applicable withholding agents are likely to take the position, for information reporting, backup withholding and withholding tax purposes, that the treatment described above under “Receipt of Subscription Rights” and below under “Information Reporting and Backup Withholding” continue to apply to such a non-U.S. holder. Such a non-U.S. holder should consult its tax advisor as to whether to seek a refund of any such backup withholding or withholding tax from the IRS.

If a non-U.S. holder has taxable dividend income upon the receipt of a subscription right even though NBH subsequently cancels the rights offering, the non-U.S. holder should generally have a capital loss upon the cancellation of the subscription right in an amount equal to such non-U.S. holder’s adjusted tax basis (if any) in such right. A non-U.S. holder generally cannot deduct capital losses, except to the extent effectively connected with a trade or business in the United States.

Tax Considerations to U.S. Holders in Respect of Ownership and Disposition of Newco Common Stock

Dividends.

Any dividends paid by Newco out of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income. Corporate U.S. holders should generally be eligible for the dividends received deduction and non-corporate U.S. holders should generally qualify for reduced rates applicable to qualified dividend income, assuming, in each case, that a minimum holding period and certain other generally applicable requirements are satisfied. Dividends in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. holder’s basis in Newco common stock and thereafter as capital gain. U.S. holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any dividend received from the Company. Dividends received by a non-corporate U.S. holder may be subject to a 3.8% Medicare tax on net investment income.

Sales or Other Dispositions of Newco Common Stock.

A U.S. holder will recognize capital gain or loss on the sale or other disposition of Newco common stock in an amount equal to the difference between the U.S. holder’s adjusted tax basis in such Newco common stock and the amount realized from the disposition. Any gain or loss on a sale or other disposition of Newco common stock generally will be long-term capital gain or loss if the holder has held such Newco common stock for more than one year. Deductions for capital losses are subject to limitations. Any gain recognized by a non-corporate U.S. holder may be subject to a 3.8% Medicare tax on net investment income.

Tax Considerations to Non-U.S. Holders in Respect of Ownership and Disposition of Newco Common Stock

Dividends.

Any dividends paid on Newco common stock that are characterized as dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be provided by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to Newco or its paying agent a valid IRS Form W-8 (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to Newco or its paying agent prior to the payment of dividends and must be updated periodically. If a non-U.S. holder who qualifies for a reduced treaty rate but does not timely provide Newco or the payment agent with the required certification, such non-U.S. holder may be entitled to a credit against their U.S. federal income tax liability or a refund of the tax withheld, which the non-U.S. holder may claim by filing the appropriate claim for refund with the IRS.

Dividends that are treated as “effectively connected” with a trade or business conducted by a non-U.S. holder within the United States (and, if an applicable income tax treaty so provides, are also attributable to a U.S. permanent establishment of such non-U.S. holder) are not subject to withholding tax, provided the non-U.S. holder satisfies certain certification and disclosure requirements. Instead, such dividends, net of specified deductions and credits, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons. To the extent a dividend is effectively connected with a U.S. trade or business, non-corporate non-U.S. holders may be eligible for taxation at reduced U.S. federal income tax rates applicable to qualified dividend income. Any such effectively connected dividends received by a non-U.S. holder that is a corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.

Sales or Other Dispositions of Newco Common Stock.

Subject to the discussions under “Information Reporting and Backup Withholding” and “FATCA,” below, a non-U.S. holder will generally not be subject to any U.S. federal income tax or withholding tax on any gain realized upon such holder’s sale or other disposition of Newco common stock. Gain on the sale of Newco common stock may be subject to U.S. net income tax (and in respect of corporate non-U.S. holders, branch profits tax) if the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base of the non-U.S. holder within the United States). Additionally, a non-U.S. holder that is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements will be subject to a flat 30% tax on the amount of gain derived from the sale that, together with certain other U.S. source capital gains realized during such year exceed certain U.S. source capital losses realized during such year.

FATCA

Pursuant to the Foreign Account Tax Compliance Act, or FATCA, foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities must comply with registration and information reporting rules with respect to their U.S. account holders and investors or be subject to a withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). A foreign financial institution or other foreign entity that does not comply with the FATCA registration and reporting requirements will generally be subject to a 30% withholding tax on “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments (including U.S.-source dividends), and (subject to the proposed Treasury Regulations discussed below) the gross proceeds from a sale of equity or debt instruments of issuers who are considered U.S. issuers under the FATCA rules. The FATCA withholding tax applies even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations which, if finalized in their present form, would eliminate FATCA withholding on payments of gross proceeds of a disposition of the subscription rights entirely. Taxpayers may generally rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. We will not pay additional amounts in respect of amounts withheld. Investors should consult their tax advisors regarding possible implications of FATCA.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to dividends, sales proceeds or other amounts paid to U.S. holders and non-U.S. holders, unless an exemption applies. Backup withholding tax may apply to amounts subject to reporting if the holder fails to provide an accurate taxpayer identification number or fails to report all interest and dividends required to be shown on its U.S. federal income tax returns. A U.S. holder or non-U.S. holder can claim a credit against its U.S. federal income tax liability for the amount of any backup withholding tax and a refund of any overpayment of taxes, provided that all required information is timely provided to the IRS. U.S. holders and non-U.S. holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for establishing an exemption.

USE OF PROCEEDS

Neither NBH nor Newco will receive any proceeds from the exercise of the subscription rights by any stockholder.

BUSINESS

General

We are an energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States. Our primary focus has been the development of interests in an oil and natural gas project we hold in the Orogrande Basin in West Texas. In addition, we may consider various strategic options, including partnering with, or the possible sale of any or all of our assets to, third parties. We operate our business through our wholly owned subsidiaries, Torchlight Energy, Inc., Hudspeth Oil Corporation, Torchlight Hazel, LLC, Hudspeth Operating, LLC and Wolfbone Investments, LLC.

Presently, our primary interests include the oil and natural gas leases for properties of the Orogrande Basin in Hudspeth County, Texas (the “Orogrande Project”). In addition, we have minor interests in the Eastern edge of the Midland Basin in West Texas (the “Hazel Project”) and two minor well interests in Oklahoma (the “Oklahoma Properties”).

Rich Masterson, our consulting geologist, originated our Orogrande Project, as discussed below, based on his tenure as a geologist since 1974. He is credited with originating the Wolfbone shale play in the Southern Delaware Basin of West Texas and has prepared prospects totaling over 150,000 acres that have been leased, drilled and are currently being developed by Devon Energy Corp., Occidental Petroleum Corporation and Noble Energy, among others.

The Company has drilled 14 test wells in the Orogrande Project in the basin in order to stay in compliance with the continuous drilling clause under the University Lands Development Unit Agreement (the “DDU Agreement”), as well as, to test for potential shallow pay zones and deeper pay zones that may be present on structural plays. Development of the wells continued through March 31, 2023 to further capture and document the scientific base in support of demonstrating the production potential of the Orogrande Project properties.

We satisfied the 2021 and 2022 drilling obligations in the Orogrande Project and, in satisfying our 2021 and 2022 drilling obligations, we identified new potential pay zones not yet discovered in the Orogrande Project.

In addition to the Orogrande Project, we also have an interest in our Hazel Project in Tom Green County and Sterling County, Texas. In August 2020, our subsidiaries entered into the Option Agreement with MHP (the “Option Agreement”), under which, in exchange for satisfying certain drilling obligations, MHP had the option to purchase the entire Hazel Project. The option to purchase the entire acreage block was extended to September 30, 2021 and at such time MHP determined not to exercise the purchase option; however, MHP is entitled to receive, as its sole recourse for the recoupment of drilling costs, the revenue from production of the well attributable to our interest until such time as it has recovered its reasonable costs and expenses for drilling, completing and operating the well. Operations continue under the Option Agreement until such time as the revenue from the project equates to the dollars spent by, and shall be reimbursed to, MHP. At such time, any acreage held by production and all wells will revert back to our subsidiary, Torchlight Hazel, LLC.

Our principal executive offices are located at 6300 Ridglea Place, Suite 950, Fort Worth, Texas 76116. The telephone number of our principal executive offices is (817) 438-1937.

Key Business Attributes

Experienced People. We have five full-time employees and we expect to engage consultants for various roles as needed including high quality exploration and technical partners. We plan to build on the expertise and experiences of our management team and seek guidance from outside advisors as well as our Board.

Project Focus. We are focusing primarily on exploitation projects. We may pursue high risk exploration prospects which may appear less favored than low risk exploration. We will, however, consider these high risk- high reward exploration prospects in connection with exploitation opportunities in a project that would reduce the overall project economic risk. We will consider such high risk-high reward prospects on their individual merits.

Lower Cost Structure. We will attempt to maintain the lowest possible cost structure, enabling the greatest margins and providing opportunities for investment that would not be feasible for higher cost competitors.

Limit Capital Risks. Limited capital exposure is planned initially to add value to a project and determine its economic viability. Management has experience in successfully managing risks of projects, finance, and value.

Business Processes

We believe there are three principal business processes that we must follow to enable our operations to be profitable. Each major business process offers the opportunity for a distinct partner or alliance as we grow. These processes are:

●	Investment Evaluation and Review;

●	Operations and Field Activities; and

●	Administrative and Finance Management.

Investment Evaluation and Review. This process is the key ingredient to our success. Recognition of quality investment opportunities is the fuel that drives our engine. Broadly, this process includes the following activities: prospect acquisition, regional and local geological and geophysical evaluations, data processing, economic analysis, lease acquisition and negotiations, permitting, and field supervision. We expect these evaluation processes to be managed by our management team. Expert or specific technical support will be outsourced as needed.

Operations and Field Activities. This process begins following management approval of an investment. Well site supervision, construction, drilling, logging, product marketing, and transportation are examples of some of these activities. We prefer to be the operator where possible.

Administrative and Finance Management. This process coordinates our initial structuring and capitalization, general operations and accounting, reporting, audit, banking and cash management, regulatory agencies reporting and interaction, timely and accurate payment of royalties, taxes, leases rentals, vendor accounts and performance management that includes budgeting and maintenance of financial controls, and interface with legal counsel and tax and other financial and business advisors.

Current Projects

As of March 31, 2022, we had interests in three oil and natural gas projects: the Orogrande Project in Hudspeth County, Texas, the Hazel Project in Sterling, Tom Green, and Irion Counties, Texas and the Oklahoma Properties. See the description under “Current Projects” below under Note 4, “Oil & Natural Gas Properties,” of the financial statements included with this prospectus for information and disclosure regarding these projects, which description is incorporated herein by reference.

Our Properties

Our principal executive office is located at 6300 Ridglea Place, Suite 950, Fort Worth, Texas 76116. We currently sublease this office space and believe that the condition and size of our offices are adequate for our current needs.

The Orogrande Project consists of unevaluated and undeveloped properties in progress of development for future production.

	Total Acres		Developed Acres		Undeveloped Acres
	Gross	Net	Gross	Net	Gross	Net
Texas—
Orogrande Project	134,000	134,000	—	—	134,000	134,000
Hazel Project	645	516	645	516	—	—
Oklahoma—
Viking	640	192	640	192	—	—
Total	135,285	134,708	1,285	708	134,000	134,000

Investments to support our oil and natural gas properties during the years ended December 31, 2022 and 2021 were $5.8 million ($3.8 million for the predecessor period plus $2.0 million for the successor period) and $14.8 million, respectively.

	Fiscal Year Ended
	December 31,
	2022	2021
Property acquisition costs	$—	$—
Development costs	5,835,880	14,805,511
Exploratory costs	—	—
Totals	$5,835,880	$14,805,511

Property development costs presented above exclude interest capitalized into the full cost pool. For the year ended December 31, 2022, we capitalized $1,363,538 ($1,289,328 for the predecessor period plus $74,210 for the successor period) of interest on unevaluated properties. Capitalized interest for the year ended December 31, 2021 was $141,048.

The development costs for 2021 include work in the Orogrande and Hazel Projects in West Texas and for 2022 the development costs include work solely in the Orogrande Project. We made progress during 2022 to develop proved producing reserves in the Orogrande Project in the Permian Basin in West Texas, which has not yet resulted in hydrocarbon production. We incurred costs of $5.8 million in relation to certain drilling activity carried out to remain in compliance with all aspects of our lease obligations and to satisfy the continuous drilling clause under the agreement with University Lands, whereby we are obligated to satisfy certain minimum yearly requirements that may be exceeded if desired. No development costs were incurred in 2021 or 2022 for the Oklahoma Properties. During the fiscal years ended December 31, 2021 and 2022, development and exploratory net wells were drilled as set forth in the table below.

Drilling Activity Summary

	December 31,
	2022	2021
Hazel Project (Texas)
Dry	0	1.60
Productive	0	0.00
Orogrande Project (Texas)
Dry	0	0.67	(1)
Productive	0	2.66

(1)	Represents drilling re-entry to explore more of the formation.

During 2022, we completed pre-drilling and development activity for our 2022 drilling program, including surveying, permitting, road and pad site work and initial drilling at an aggregate cost of $3,583,235 and satisfied our 2022 drilling obligations as of March 31, 2023. We will soon commence drilling activities for the 2023 drilling program and have until December 31, 2023 to fully satisfy our obligations for the 2023 fiscal year.

	December 31, 2022		December 31, 2021
	Gross	Net	Gross	Net
Productive Wells
Oil	5.00	2.67	5.00	2.67
Gas	4.00	2.66	4.00	2.66
Test Wells
Salt Water Disposal	3.00	2.13	3.00	2.13
Fresh Water Supply	3.00	2.00	3.00	2.00
Plug & Abandon	5.00	3.87	5.00	3.87

With the principal goal of gathering scientific data from a strategy of drilling test wells, all wells were drilled with the intent of being completed and productive for hydrocarbons. Two horizontal wells were successfully completed for hydrocarbons through the 2020 drilling program, however as of December 31, 2022 both wells remain shut-in waiting for hook-up to a gas pipeline. The various wells drilled on the Orogrande Project through 2022 confirmed that there are at least five potential distinct reservoirs under our acreage. While these wells may have potential to produce hydrocarbons to sell commercially in the future, due to capital constraints we have no immediate plans to deploy the capital necessary to sell production from these wells to third parties. Instead, we plan to use the results from these wells to determine our drilling plans for future wells, including well locations, target depths and designated acreage, in the Orogrande Project. The remaining wells can be used for future development for various applications such re-entering the wellbores for horizontal unconventional development, fresh water supply, or salt water disposal and/or plugged and abandoned.

Production, Price, and Production Cost History

Oklahoma Properties

During the year ended December 31, 2021, we produced and sold 85 Bbls net to our interest at an average sale price of $55.00 per Bbl. We produced and sold 3,586 Mcf of gas net to our interest at an average sales price of $3.17 per Mcf. Our average production cost including lease operating expenses and direct production taxes was $18.54 per BOE. Our depreciation, depletion, and amortization expense was $-0- per BOE.

During the year ended December 31, 2022, we produced and sold 183 Bbls net to our interest (168 for the predecessor period plus 15 for the successor period) at an average sale price of $98.75 per Bbl. We produced and sold 3,031 Mcf of natural gas net to our interest (2,789 for the predecessor period plus 242 for the successor period) at an average sales price of $7.51 per Mcf. Our average production cost including lease operating expenses and direct production taxes was $42.68 per BOE. Our depreciation, depletion, and amortization expense was $-0- per BOE.

Hazel Project

During the year ended December 31, 2021, 23,422 Bbls net to our interest were sold at an average sale price of approximately $60.00 per Bbl, although we received none of this revenue because all of it, after deducting expenses to produce the oil, was either received by MHP directly during the time that the Option Agreement was in effect or credited towards the recoupment of drilling costs incurred by MHP. We produced and sold -0- Mcf of natural gas net to our interest.

	December 31, 2021			December 31, 2021
	Reserves			Future Net Revenue (M$)
					Present Value
Category	Oil (Bbls)	Gas (Mcf)	Total (BOE)	Total	Discounted at 10%
Net Proved Producing	0	0	0	$—	$—
Net Proved Nonproducing	0	0	0	$—	$—
Total Net Proved	0	0	0	$—	$—
Standardized Measure of Future Net Cash Flows Related to Proved Oil and Gas Properties					$—
Probable Undeveloped				$—	$—

During the year ended December 31, 2022, 22,511 Bbls net to our interest (21,647 for the predecessor period plus 864 for the successor period) were sold at an average sale price of approximately $55.98 per Bbl, although we received none of this revenue because all of it, after deducting expenses to produce the oil, was either received by MHP directly during the time that the Option Agreement was in effect or credited towards the recoupment of drilling costs incurred by MHP. We produced and sold -0- Mcf of natural gas net to our interest.

	December 31, 2022			December 31, 2022
	Reserves			Future Net Revenue (M$)
					Present Value
Category	Oil (Bbls)	Gas (Mcf)	Total (BOE)	Total	Discounted at 10%
Net Proved Producing	0	0	0	$0	$0
Net Proved Nonproducing	0	0	0	$—	$—
Total Net Proved	0	0	0	$—	$—
Standardized Measure of Future Net Cash Flows Related to Proved Oil and Gas Properties					$—
Probable Undeveloped	0	0	0	$—	$—

The net producing reserves from 2021 and 2022 were -0- BOE related to the Producing Hazel Wells due to the obligation to pass revenue through to MHP under the terms of the Option Agreement effective during both periods. Since we have no reserve value as of December 31, 2021 and December 31, 2022, Standardized Measure is not presented.

Due to the inherent uncertainties and the limited nature of reservoir data, both proved and probable reserves are subject to change as additional information becomes available. The estimates of reserves, future cash flows, and present value are based on various assumptions, including those prescribed by the SEC, and are inherently imprecise.

For the three months ended March 31, 2023, we had production revenue of $10,924 compared to $-0- of production revenue for the prior year period. The change in revenue was primarily due to revenue from production sold from the Oklahoma wells. Our cost of revenue, consisting of lease operating expenses and production taxes, was $16,602 for the three months ended March 31, 2023 compared to $10,621 for the prior year period. Refer to the table of production and revenue included below for changes in revenue:

		Oil	Gas
		Production	Production	Oil	Gas	Total
Property	Quarter	(Bbls)	(Mcf)	Revenue	Revenue	Revenue

Oklahoma	Q1 - 2022	0	0	$—	$—	$—
Hazel (TX)	Q1 - 2022	0	0	—	—	—
Total Q1-2022		0	0	$—	$—	$—

Oklahoma	Q2 - 2022	97	1,267	$9,688	$7,716	$17,404
Hazel (TX)	Q2 - 2022	0	0	—	—	—
Total Q2-2022		97	1,267	$9,688	$7,716	$17,404

Oklahoma	Q3 - 2022	43	887	$4,635	$8,329	$12,964
Hazel (TX)	Q3 - 2022	0	0	—	—	—
Total Q3-2022		43	887	$4,635	$8,329	$12,964

Oklahoma	Q4 - 2022
Predecessor		28	635	$2,473	$5,432	$7,905
Successor		15	242	1,276	1,285	2,561
Hazel (TX)	Q4 - 2022	0	0	—	—	—
Total Q4-2022		43	877	$3,749	$6,717	$10,466
Total 2022		183	3,031	$18,072	$22,762	$40,834
Average Commodity Price				$98.75	$7.51

Oklahoma	Q1 - 2023	107	748	$8,141	$2,783	$10,924
Hazel (TX)	Q1 - 2023	0	0	—	—	—
Total Q1-2023		107	748	$8,141	$2,783	$10,924

Average Commodity Price				$76.08	$3.72

Industry and Business Environment

We are experiencing a time of fluctuating, but higher oil prices caused by higher demand, lower U.S. supply, turmoil on the world stage and OPEC’s policies on production. Unfortunately, this is the cyclical nature of the oil and natural gas industry. We experience highs and lows that seem to come in cycles. Fortunately, there exists plenty of demand for US onshore oil and natural gas. We believe advances in technology drive the US market and we feel this will drive the development costs down on our exploration and drilling programs while maintaining favorable economics.

Competition

The oil and natural gas industry is intensely competitive, and we will compete with numerous other companies engaged in the exploration and production of oil and natural gas. Some of these companies have substantially greater resources than we have. Not only do they explore for and produce oil and natural gas, but also many carry on midstream and refining operations and market petroleum and other products on a regional, national, or worldwide basis. The operations of other companies may be able to pay more for exploratory prospects and productive oil and natural gas properties. They may also have more resources to define, evaluate, bid for, and purchase a greater number of properties and prospects than our financial or human resources permit. Our larger or integrated competitors may have the resources to be better able to absorb the burden of current and future federal, state, and local laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to locate reserves and acquire interests in properties in the future will be dependent upon our ability and resources to evaluate and select suitable properties and consummate transactions in this highly competitive environment. In addition, we may be at a disadvantage in producing oil and natural gas properties and bidding for exploratory prospects because we have fewer financial and human resources than other companies in our industry. Should a larger and better financed company decide to directly compete with us, and be successful in its efforts, our business could be adversely affected.

Marketing and Customers

The market for oil and natural gas that we will produce depends on factors beyond our control, including the extent of domestic production and imports of oil and natural gas, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for oil and natural gas, the marketing of competitive fuels, and the effects of state and federal regulation. The oil and natural gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial, and individual consumers.

Our oil production is expected to be sold at prices tied to the spot oil markets. Our natural gas production is expected to be sold under short-term contracts and priced based on first of the month index prices or on daily spot market prices. We will rely on our operating partners to market and sell our production.

Governmental Regulation and Environmental Matters

Our operations are subject to various rules, regulations, and limitations impacting the oil and natural gas exploration and production industry as a whole.

Regulation of Oil and Natural Gas Production

Our oil and natural gas exploration, production, and related operations, when developed, will be subject to extensive rules and regulations promulgated by federal, state, tribal, and local authorities and agencies. Certain states may also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging, and abandonment of such wells. We cover all costs associated with the related insurance coverage for such environmental regulatory compliance. Failure to comply with any such rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry will most likely increase our cost of doing business and may affect our profitability. Although we believe we are currently in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws. Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse effect on our financial condition and results of operations.

Environmental Matters

Our operations and properties are and will be subject to extensive and changing federal, state, and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation, and discharge of materials into the environment, and relating to safety and health. In the future, environmental legislation and regulation may trend toward stricter standards. These laws and regulations may, for example:

●	require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities;

●	limit or prohibit construction, drilling, and other activities on certain lands lying within wilderness and other protected areas;

●	impose substantial liabilities for pollution resulting from operations; or

●	restrict certain areas from fracking and other stimulation techniques.

The permits required for our operations may be subject to revocation, modification, and renewal by issuing authorities. Governmental authorities have the power to enforce their regulations, and violations are subject to fines or injunctions, or both. In the opinion of management, we are and will be in substantial compliance with current applicable environmental laws and regulations and have no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on our company, as well as the oil and natural gas industry in general.

CERCLA and comparable state statutes impose strict, joint, and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of “hazardous substances” found at such sites. It is not uncommon for the neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. RCRA and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of “hazardous substance,” state laws affecting our operations may impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as “non-hazardous,” such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

The Endangered Species Act (“ESA”) seeks to ensure that activities do not jeopardize endangered or threatened animal, fish, and plant species, nor destroy or modify the critical habitat of such species. Under the ESA, exploration and production operations, as well as actions by federal agencies, may not significantly impair or jeopardize protected species or habitat. The ESA provides for criminal and civil penalties for violations. Other statutes that provide protection to animal and plant species and that may apply to our operations include, but are not necessarily limited to, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act. Although we believe that our operations are and will be in substantial compliance with such statutes, any change in these statutes or any reclassification of a species as endangered could subject us to significant expenses to modify our operations or could force us to discontinue certain operations altogether.

Hydraulic fracturing is regulated by state and federal environmental and oil and gas regulatory authorities, including specifically the requirement to disclose certain information related to hydraulic fracturing operations. Operators must follow applicable legal requirements for groundwater protection and are subject to supervision by state and federal regulators (including the BLM on federal acreage). Furthermore, well construction practices require the installation of multiple layers of protective steel casing surrounded by cement that are specifically designed and installed to protect freshwater aquifers by preventing the migration of fracturing fluids into aquifers. Regulatory proposals in some states and local communities have been initiated to require or make more stringent the permitting and compliance requirements for hydraulic fracturing operations. Federal and state agencies have continued to assess the impacts of hydraulic fracturing, which could spur further action toward federal and/or state legislation and regulation of hydraulic fracturing activities. In addition, in light of concerns about seismic activity being triggered by the injection of produced waters into underground wells and hydraulic fracturing, certain regulators are also considering additional requirements related to seismic safety for hydraulic fracturing activities. Further restrictions on hydraulic fracturing could make it prohibitive to conduct our operations, and also reduce the amount of oil and natural gas that we or our operators are ultimately able to produce from our properties.

Climate Change

Significant studies and research have been devoted to climate change and global warming, and climate change has developed into a major political issue in the United States and globally. Certain research suggests that greenhouse gas emissions contribute to climate change and pose a threat to the environment. Recent scientific research and political debate has focused in part on carbon dioxide and methane incidental to oil and natural gas exploration and production. Many states and the federal government have enacted legislation directed at controlling greenhouse gas emissions, and future legislation and regulation could impose additional restrictions or requirements in connection with our drilling and production activities and favor use of alternative energy sources, which could affect operating costs and demand for oil products. As such, our business could be materially adversely affected by domestic and international legislation targeted at controlling climate change.

Legal Proceedings

On April 30, 2020, the Company’s wholly owned subsidiary, Hudspeth, filed suit against Datalog LWT, Inc. d/b/a Cordax Evaluation Technologies (“Cordax”). The suit, Hudspeth and Wolfbone Investments, LLC v. Datalog LWT, Inc. d/b/a Cordax Evaluation Technologies, was filed in the 189th Judicial District Court of Harris County, Texas. The suit seeks the recovery of approximately $1.4 million in costs incurred as a result of a tool failure during drilling activities on the University Founders A25 #2 well that is located in the Orogrande Field. Wolfbone is a co-plaintiff in that action. After the suit was filed, Cordax filed a mineral lien in the amount of $104,500 against the Orogrande Field and has sued the operator and counterclaimed against Hudspeth for breach of contract, seeking the same amount as the lien. Meta, on our behalf as our parent at the time, determined to add the manufacturer of one of the tool components that it contends was one of the causes of the tool failure. It was later disclosed that Cordax is the subsidiary of a Canadian parent company, who has also been added to the case. Cordax’s current Chairman of the Board filed a special appearance after being served with a citation, alleging that he was a Canadian citizen with no meaningful ties to Texas. After discovery was conducted on this issue, a nonsuit without prejudice for this defendant was filed, dismissing him from the case. The remaining parties attended mediation on June 15, 2022, that was unsuccessful in resolving the case. Discovery is ongoing. The Company has presented several of its witnesses for deposition and is preparing to depose Cordax’s key fact witnesses. The case is set for trial in October 2023.

On March 18, 2021, Cordax filed a lawsuit in Hudspeth County, Texas seeking to foreclose its mineral lien against the Orogrande Field in the amount of $104,500.01 and recover related attorney’s fees. The foreclosure action, Datalog LWT Inc. d/b/a Cordax Evaluation Technologies v. Torchlight Energy Resources, Inc., was filed in the 205th Judicial District Court of Hudspeth County, Texas. We are contesting the lien in good faith and filed a Plea in Abatement on May 10, 2021, seeking a stay in the Hudspeth County lien foreclosure case pending final disposition of the related case currently pending in Harris County, Texas. We are required to indemnify Meta in connection with this matter pursuant to the terms of the Distribution Agreement between us and Meta in connection to the Spin-Off (the “Distribution Agreement”).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited and unaudited financial statements and related notes that are included elsewhere in this report. Some of the information contained in this discussion and analysis constitutes forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this report, particularly under the section titled “Cautionary Statement Concerning Forward-Looking Statements.”

Overview

Our consolidated financial statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Meta. Our consolidated financial statements reflect our financial position, results of operations and cash flows as we were historically managed, in conformity with GAAP. Our financial statements include certain assets and liabilities that have historically been held at the Meta corporate level but are specifically identifiable or otherwise attributable to us.

All intercompany transactions between us and Meta have been included in our financial statements. The intercompany transactions are reflected in our consolidated statements of cash flow as a financing activity and in our consolidated balance sheets as “Notes payable – Meta”.

The historical costs and expenses reflected in our financial statements include an allocation for certain corporate shared service functions historically provided by Meta including executive oversight, accounting, treasury, tax, legal, human resources, occupancy, procurement, information technology and other shared services. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis based on sales, headcount, tangible assets or other measures considered to be a reasonable reflection of the historical utilization levels of these services.

Our management believes the assumptions underlying our financial statements, including the assumptions regarding the allocation of general corporate expenses from Meta are reasonable. Nevertheless, our financial statements may not include all of the actual expenses that would have been incurred had we operated as a stand-alone company during the periods presented and may not reflect what our actual results of operations, financial position and cash flows would have been if we had operated as a stand-alone company during the periods presented. Actual costs that would have been incurred if we had operated as a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. We now perform these functions using our own resources and purchased services.

The period December 15, 2022 through December 31, 2022 is referred to herein as the “successor period” and the period from January 1, 2022 through December 14, 2022 is referred to herein as the “predecessor period”. The predecessor period is reflective of the Company while a subsidiary of our former parent Meta. The successor period is reflective of the Company after the Spin-Off as an independent public reporting company.

On December 21, 2022, we entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with Hudspeth, Wolfbone, MPC and Mr. McCabe, pursuant to which in a series of transactions the oil and natural gas leases, the lands covered by such leases, pooling and communitization agreements, rights-of-way, the surface estate of the lands and all wells located in the Orogrande Project were transferred, conveyed and assigned to Hudspeth (or its designated assignee) in consideration of (1) treating the Orogrande Obligations (as defined in the Merger Agreement) as having been irrevocably satisfied and discharged in full with respect to MPC and (2) an issuance of 56,297,638 shares of our common stock to Mr. McCabe (such series of transactions collectively, the “Merger”). On April 25, 2023, the Merger was completed in accordance with the Texas Business Organizations Code, whereby (a) the Company formed NBH MergeCo, LLC with the State of Texas (“MergeCo”) in order to cause Hudspeth to assign all of its rights under the Merger Agreement to MergeCo and MergeCo assumed Hudspeth’s obligations under the Merger Agreement, (b) MergeCo, Wolfbone and MPC merged with each of Wolfbone and MPC as surviving entities, and (c) Wolfbone became a direct and wholly-owned subsidiary of the Company. The closing of the transactions contemplated by the Merger Agreement occurred on May 11, 2023.

In connection with the Merger, on December 22, 2022, the Company entered into the 2022 Note. The Company is entitled to request advances under the 2022 Note in a minimum principal amount of $100,000 each. Mr. McCabe is the largest shareholder of our common stock. As such, the Merger and 2022 Note constitute related party transactions which have been duly approved by our Board and Audit Committee.

We met our drilling obligations under the DDU Agreement to drill five new wells in the Orogrande Project in advance of the March 31, 2023 deadline under University Lands lease requirement. The data collected from these five wells, in addition to the five wells drilled in 2021, confirmed that there are at least five potential distinct reservoirs under our acreage. Also, our operations team deployed a new mist drilling solution which increased hole stability, which we believe will result in meaningful cost savings for additional wells drilled in the Orogrande Project. While these wells may have potential to produce hydrocarbons to sell commercially in the future, we have no immediate plans to deploy the additional capital necessary to sell production from these wells to third parties. Instead, we plan to use the results from these wells to determine our drilling plans for future wells, including reservoir locations, target depths and designated acreage, in the Orogrande Project.

On March 31, 2023, we entered into an amendment to the 2021 Note and an amendment to Loan Agreement in order to extend the maturity date of each of the 2021 Note and the Loan Agreement respectively from March 31, 2023 to October 3, 2023. Such amendments also removed the provisions allowing for extensions of the maturity date of each of the 2021 Note and the Loan Agreement in the event the Company raised $30 million or more in capital through debt or equity or a combination thereof by March 31, 2023.

On May 11, 2023, the Company and its wholly owned subsidiary Hudspeth, entered into a contribution and exchange agreement with each of the prior working interest owners in the Orogrande Project named in the table below (each an “Orogrande Owner” and collectively, the “Orogrande Owners”), pursuant to which the Company issued to the Orogrande Owners the number of shares of the Company’s common stock set forth opposite such Orogrande Owner’s name below in exchange for and in order to acquire such Orogrande Owner’s rights to working interest in the Orogrande Project.

	Shares of Common Stock	Working Interest Contribution
Dingus Investments, Inc.	7,050,382	2.8334%
Pandora Energy, LP	6,220,779	2.5000%
Kennedy Minerals, Ltd	6,220,779	2.5000%
The de Compiegne Property Company No. 20, Ltd	6,220,779	2.5000%
Loma Hombre Energy, LLC	622,078	0.2500%
Sero Capital, LLC	725,840	0.2917%
TOTAL	27,060,637	10.8751%

Income Taxes

Judgment is required in determining the provision for income taxes and related accruals, deferred tax assets and liabilities. In the ordinary course of business, tax issues may arise where the ultimate outcome is uncertain. Additionally, our tax returns are subject to audit by various tax authorities. Consequently, changes in our estimates for contingent tax liabilities may materially impact our results of operations or financial position.

Results of Operations

Historical Results for the Years Ended December 31, 2022 (for the Predecessor Period January 1, 2022 through December 14, 2022, and for the Successor Period December 15, 2022 through December 31, 2022) and 2021

For the predecessor period, we had a net loss of $7,938,335 and for the successor period, we had a net loss of $910,538 compared to a net loss of $8,238,808 for the year ended December 31, 2021. The increase in net loss is primarily due to increased general and administrative expenses and interest expenses for the year ended December 31, 2022, offset by a loss on sale of oil and natural gas property for the year ended December 31, 2021. At December 31, 2022, we had current assets of $959,118 and total assets of $80,735,224. As of December 31, 2022, we had current liabilities of $30,036,709. Stockholders’ equity was $50,541,649 at December 31, 2022.

Revenue and Gross Profit

	Year Ended December 31,
	2022			2021
	Successor	Predecessor	Combined
Product sales BOE	59	633	692	15,904

Total Revenue	$2,561	$38,273	$40,834	$15,904
Cost of revenue	(6,055)	(71,243)	(77,298)	(76,331)
Gross Profit (Loss)	$(3,494)	$(32,970)	$(36,464)	$(60,427)

Gross Profit (Loss) percentage	(136.43)%	(86.14)%	(89.30)%	(379.95)%

Production Revenues and Cost of Revenue

For the year ended December 31, 2022, we had production revenue of $40,834 ($38,273 for the predecessor period plus $2,561 for the successor period) compared to $15,904 of production revenue for the year ended December 31, 2021. The change in revenue was primarily due to the increase in oil and natural gas production from 683 BOE for the 2021 period to 688 BOE for the 2022 period, from the Oklahoma Properties, an increase in the average price of oil from $55.01 in 2021 to $98.75 in 2022 and an increase in the average price of natural gas from $3.13 in 2021 to $7.51 in 2022. Our cost of revenue, consisting of lease operating expenses and production taxes, was $77,298 for the year ended December 31, 2022 compared with $76,331 for the year ended December 31, 2021. For each of the years ended December 31, 2021 and 2022, production and revenue are detailed as follows:

		Oil	Gas
		Production	Production	Oil	Gas	Total
Property	Quarter	(Bbls)	(Mcf)	Revenue	Revenue	Revenue
Oklahoma	Q1 – 2021	28	711	$1,166	$1,305	$2,471
Hazel (TX)	Q1 – 2021	0	0	—	—	—
Total Q1-2021		28	711	$1,166	$1,305	$2,471

Oklahoma	Q2 – 2021	28	1,212	$1,692	$1,814	$3,506
Hazel (TX)	Q2 – 2021	0	0	—	—	—
Total Q2-2021		28	1,212	$1,692	$1,814	$3,506

Oklahoma	Q3 – 2021	29	441	$1,818	$1,146	$2,964
Hazel (TX)	Q3 – 2021	0	0	—	—	—
Total Q3-2021		29	441	$1,818	$1,146	$2,964

Oklahoma	Q4 – 2021	0	1,222	$—	$6,963	$6,963
Hazel (TX)	Q4 – 2021	0	0	—	—	—
Total Q4-2021		0	1,222	$—	$6,963	$6,963
Total 2021		85	3,586	$4,676	$11,228	$15,904
Average Commodity Price				$55.01	$3.13

		Oil	Gas
		Production	Production	Oil	Gas	Total
Property	Quarter	(Bbls)	(Mcf)	Revenue	Revenue	Revenue
Oklahoma	Q1 – 2022	0	0	$—	$—	$—
Hazel (TX)	Q1 – 2022	0	0	—	—	—
Total Q1-2022		0	0	$—	$—	$—

Oklahoma	Q2 – 2022	97	1,267	$9,688	$7,716	$17,404
Hazel (TX)	Q2 – 2022	0	0	—	—	—
Total Q2-2022		97	1,267	$9,688	$7,716	$17,404

Oklahoma	Q3 – 2022	43	887	$4,635	$8,329	$12,964
Hazel (TX)	Q3 – 2022	0	0	—	—	—
Total Q3-2022		43	887	$4,635	$8,329	$12,964

Oklahoma	Q4 – 2022
Predecessor		28	635	$2,473	$5,432	$7,905
Successor		15	242	1,276	1,285	2,561
Hazel (TX)	Q4 – 2022	0	0	—	—	—
Total Q4-2022		43	877	$3,749	$6,717	$10,455
Total 2022		183	3,031	$18,072	$22,762	$40,834
Average Commodity Price				$98.75	$7.51

Expenses for the Years Ended December 31, 2022 and 2021

We recorded depreciation, depletion and amortization expense of $-0- for the year ended December 31, 2022 compared to $4,642 for the year ended December 31, 2021.

Operating Expenses

	Year Ended December 31,
	2022			2021
	Successor	Predecessor	Combined
Operating Expenses
General & Administrative	$907,045	$7,905,860	$8,812,905	$8,050,443
Total operating expenses	$907,045	$7,905,860	$8,812,905	$8,050,443

General and Administrative Expenses

Our general and administrative expense for the year ended December 31, 2022 was $8,812,905 ($7,905,860 for the predecessor period plus $907,045 for the successor period) compared with $8,050,443 for the year ended December 31, 2021. Our general and administrative expenses consisted of consulting and compensation expense, substantially all of which were non-cash or deferred, accounting and administrative costs, professional consulting fees, and other general corporate expenses. The change in general and administrative expenses in 2022, compared to 2021, is primarily due to employee compensation and an increase in consulting fees, filing fees, legal fees, director and officer liability insurance, and investor relations expenses incurred in connection with the spin-off of the Company from Meta.

Results for the Three Months Ended March 31, 2022 and 2023

Revenue and Gross Profit

	Three Months Ended March 31,
	2023	2022
Product Sales BOE	232	0

Total Revenue	$10,924	$0
Cost of revenue	$(16,602)	$(10,621)
Gross Profit (Loss)	$(5,678)	$(10,621)

Gross profit percentage	(51.98)%	0.00%

Production Revenues and Cost of Revenue

For the three months ended March 31, 2023, we had production revenue of $10,924 compared to $-0- of production revenue for the prior year period. The change in revenue was primarily due to revenue from production sold from the Oklahoma wells. Our cost of revenue, consisting of lease operating expenses and production taxes, was $16,602 for the three months ended March 31, 2023 compared to $10,621 for the prior year period. Refer to the table of production and revenue included below for changes in revenue:

		Oil	Gas
		Production	Production	Oil	Gas	Total
Property	Quarter	(Bbls)	(Mcf)	Revenue	Revenue	Revenue
Oklahoma	Q1 – 2022	0	0	$—	$—	$—
Hazel (TX)	Q1 – 2022	0	0	—	—	—
Total Q1-2022		0	0	$—	$—	$—

Oklahoma	Q2 – 2022	97	1,267	$9,688	$7,716	$17,404
Hazel (TX)	Q2 – 2022	0	0	—	—	—
Total Q2-2022		97	1,267	$9,688	$7,716	$17,404

Oklahoma	Q3 – 2022	43	887	$4,635	$8,329	$12,964
Hazel (TX)	Q3 – 2022	0	0	—	—	—
Total Q3-2022		43	887	$4,635	$8,329	$12,964

Oklahoma	Q4 – 2022
Predecessor		28	635	$2,473	$5,432	$7,905
Successor		15	242	1,276	1,285	2,561
Hazel (TX)	Q4 – 2022	0	0	—	—	—
Total Q4-2022		43	877	$3,749	$6,717	$10,466
Total 2022		183	3,031	$18,072	$22,762	$40,834
Average Commodity Price				$98.75	$7.51

Oklahoma	Q1 – 2023	107	748	$8,141	$2,783	$10,924
Hazel (TX)	Q1 – 2023	0	0	—	—	—
Total Q1-2023		107	748	$8,141	$2,783	$10,924

Average Commodity Price				$76.08	$3.72

Expenses for the Three Months Ended March 31, 2023 and 2022

We recorded depreciation, depletion and amortization expense of $-0- for the three months ended March 31, 2023, which was the same as the prior year period.

Operating Expenses

	Three Months Ended March 31,
	2023	2022
Operating Expenses
General & Administrative	$2,381,774	$825,737
Total operating expenses	$2,381,774	$825,737

General and Administrative Expenses

Our general and administrative expense for the three-month period ended March 31, 2023, was $2,381,774 compared with $825,737 for the prior year period. Our general and administrative expenses consisted of employee compensation expense, accounting and administrative costs, legal and other professional consulting fees, and other general corporate expenses. The change in general and administrative expenses in 2023, compared to 2022, is primarily due to increased employee compensation and an increase in consulting fees, filing fees, legal fees, director and officer liability insurance, and expense recorded relative to the issuance of employee stock options.

Cash Flows, Liquidity and Capital Resources.

Cash Flows

The following table summarizes sources and uses of cash and cash equivalents:

	Year Ended December 31,
	2022			2021
	Successor	Predecessor	Combined
Cash Flows From Operating Activities

Net loss	$(910,538)	$(7,938,335)	$(8,848,873)	$(8,238,808)
Adjustments to reconcile net loss to net cash from operations:
Accretion expense	1,092	—	1,092	—
Bad debt expense	—	(26,612)	(26,612)	—
Depreciation, depletion and amortization	—	—	—	4,642
Paid in kind interest	—	—	—	208,889
Change in:
Accounts receivable	—	74,310	74,310	(94,310)
Accounts receivable, related party	—	(14,153)	(14,153)	86,754
Prepayments – development costs	—	(150,000)	(150,000)	101,005
Other assets	39,185	(94,364)	(55,179)	(25,000)
Prepaid expenses	(58,225)	(1,408)	(59,633)	—
Accounts payable and accrued expenses	1,154,917	(64,982)	1,089,935	906,287
Other payables	—	2,589,363	2,589,363	—
Accrued interest payable	(1,091)	—	(1,091)	—
Net cash provided by (used in) operating activities	225,340	(5,626,181)	(5,400,841)	(7,050,541)

Cash Flows From Investing Activities
Investment in oil and natural gas properties	(1,976,029)	(3,859,851)	(5,835,880)	(14,805,511
Proceeds from sale of oil and natural gas properties	—	—	—	—
Net cash used in investing activities	(1,976,029)	(3,859,851)	(5,835,880)	(14,805,511)

Cash Flows From Financing Activities
Contributions from parent	—	316,600	316,600	11,214,967
Proceeds from notes payable, related party	2,000,000	7,500,000	9,500,000	12,500,000
Net cash provided by financing activities	2,000,000	7,816,600	9,816,600	23,714,967

Net increase (decrease) in cash	249,311	(1,669,432)	(1,420,121)	1,858,915

Cash—beginning of period	319,987	1,989,419	1,989,419	130,504
Cash—end of period	$569,298	$319,987	$569,298	$1,989,419

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—	$—	$3,312
Cash paid for state franchise tax	$—	$—	$—	$—

Supplemental disclosure of non-cash investing and financing activities:
Account payable reduced by expense offset	$—	$15,638	$15,638	$—
Capitalized Interest included in interest payable	$74,210	$1,289,328	$1,363,538	$141,048

At December 31, 2022, we had cash and cash equivalents of $569,298 compared to $1,989,419 as of December 31, 2021.

Cash Flows From Operating Activities

Cash used in operating activities for the year ended December 31, 2022, was $5,400,841 compared to $7,050,541 for the year ended December 31, 2021.

Cash used in operating activities for the year ended December 31, 2022 can be attributed principally to net loss from operations of $8,848,873 adjusted for $3,679,298 in an increase in other liabilities, and accounts payable and accrued expenses.

Cash Flows from Investing Activities

Cash used in investing activities for the year ended December 31, 2022 was $5,835,880 compared to $14,805,511 for year ended December 31, 2021. Cash used in investing activities consisted primarily of investments in oil and natural gas properties in 2022.

Cash Flows from Financing Activities

Cash provided by financing activities for the year ended December 31, 2022 was $9,816,600 compared to $23,714,967 for the year ended December 31, 2021. Cash flows provided by financing activities consists primarily of intercompany loans from Meta and the 2022 Note during the year ended December 31, 2022.

We expect to continue to have cash flows provided by financing activities as we seek new rounds of financing and continue to develop our oil and natural gas investments. We do not expect to pay cash dividends on our common stock in the foreseeable future.

Reference the Consolidated Statements of Cash Flows included in the financial statements for additional detail of the components that comprise the net use of cash in operations. We expect to continue to use cash flows in operating activities until such time as we achieve sufficient commercial oil and natural gas production to cover our operating costs.

Capital Expenditures

Our capital expenditures are summarized in the following table:

	Year Ended December 31,
	2022		2021
	Successor	Predecessor
Acquisitions:
Proved property	$—	$—	$—
Unproved property	—	—	—
Exploration and development:
Developmental leasehold costs	—	—	—
Exploratory drilling and completion costs	—	—	—
Development drilling and completion costs	1,975,944	3,859,936	14,805,511
Other development costs	—	—	—
Capitalized interest	74,210	1,289,328	141,048
Asset retirement obligations	245,774	—	21,937
Total exploration and development	2,295,928	5,149,264	14,968,496
Other property	—	—	—
Total capital expenditures	$2,295,928	$5,149,264	$14,968,496
Change in accrued capital expenditures and other	(949,093)	650,562	909,287
Prepaid drilling costs	—	150,000	101,005
Capitalized Interest	(74,210)	(1,289,328)	(141,048)
Asset retirement obligations	(245,774)	—	(21,937)
Total cash capital expenditures	$1,026,851	$4,660,498	$15,812,803

 Cash Flow for the Three Months Ended March 31, 2023 and 2022

At March 31, 2023, we had cash and cash equivalents of $5,301,647 compared to $829,145 as of March 31, 2022. At March 31, 2023, we had working capital deficit of $40,244,765 and total assets of $94,237,199. Stockholders’ equity was $48,209,353. The negative working capital is principally due to notes payable which will be payable within one year.

The following table summarizes sources and uses of cash and cash equivalents:

	Three Months Ended March 31
	2023	2022
Cash Flows From Operating Activities
Net loss	$(2,387,451)	$(836,035)
Adjustments to reconcile net loss to net cash from operations:
Accretion expense	5,865	—
Expense related to stock options issued	145,155	—
Change in:
Accounts receivable	—	21,468
Prepayments – development costs	150,000	—
Prepaid expenses	11,117	2,310
Accounts payable and accrued expenses	1,499,658	(2,081,524)
Related party payables	—	2,500,000
Net cash provided by (used in) operating activities	(575,656)	(393,781)

Cash Flows From Investing Activities
Investment in oil and natural gas properties	(8,437,883)	(1,084,285)
Net cash used in investing activities	(8,437,883)	(1,084,285)

Cash Flows From Financing Activities
Contributions from parent	—	317,792
Proceeds from notes payable, related party	14,875,000	—
Payments on promissory notes	(1,129,112)	—
Net cash provided by financing activities	13,745,888	317,792

Net increase (decrease) in cash	4,732,349	(1,160,274)

Cash—beginning of period	569,298	1,989,419
Cash—end of period	$5,301,647	$829,145

Supplemental disclosure of cash flow information:
Cash paid for interest	$129,112	$—
Cash paid for state franchise tax	$—	$—

Supplemental disclosure of non-cash investing and financing activities:
Capitalized Interest	$492,860	$—

Cash Flow Used in Operating Activities

Cash flow used in operating activities for the three months ended March 31, 2023 was $575,656 compared to $393,781 for the three months ended March 31, 2022. Cash flows used in operating activities for the three months ended March 31, 2023 can be primarily attributed to the net loss from operations offset by an increase in accounts payable. Cash flows used in operating activities for the three months ended March 31, 2022 can be primarily attributed to the net loss from operations offset by a net increase in related party payables and a decrease in accounts payable. We expect to continue to use cash flow in operating activities until such time as we achieve sufficient commercial oil and gas production to cover all of our cash costs.

Cash Flow Used in Investing Activities

Cash flow used in investing activities for the three months ended March 31, 2023 was $8,437,883 compared to $1,084,285 for the three months ended March 31, 2022. Cash flow used in investing activities principally consists of investment in oil and natural gas properties in Texas.

Cash Flows from Financing Activities

Cash flows from financing activities for the three months ended March 31, 2023 was $13,745,888 compared to $317,792 for the three months ended March 31, 2022. Cash flows from financing activities consists of proceeds from additional borrowings under the 2022 Note, which had a principal balance of $16,875,000 outstanding as of March 31, 2023. For the three months ended March 31, 2023, we incurred aggregate interest on the 2022 Note, the 2021 Note and under the Loan Agreement of $92,860.

Capital Expenditures

Our capital expenditures are summarized in the following table:

	Three Months Ended March 31,
	2023	2022
Acquisitions:
Proved property	$—	$—
Unproved property	—	—
Exploration and development:
Developmental leasehold costs	—	—
Exploratory drilling and completion costs	—	—
Development drilling and completion costs	8,437,883	1,084,285
Other development costs	—	—
Capitalized interest	492,860	—
Asset retirement obligations	—	—
Total exploration and development	8,930,743	1,084,285
Other property	—	—
Total capital expenditures	$8,930,743	$1,084,285
Change in accrued capital expenditures and other	(3,580,231)	1,178,282
Prepaid drilling costs	(150,000)	—
Capitalized interest	(492,860)	—
Asset retirement obligations	—	—
Total cash capital expenditures	$4,707,652	$2,262,567

Liquidity and Capital Resources

Liquidity risk is the risk that we will not meet our financial obligations as they become due after use of currently available cash. We have a planning and budgeting process to monitor operating cash requirements, including amounts projected for capital expenditures, which are adjusted as input variables change. These variables include, but are not limited to, our ability to generate revenue from operations, general and administrative requirements and the availability of equity or debt capital. As these variables change, we may be required to issue equity or obtain debt financing.

The 2021 Note

On October 1, 2021, we issued a secured, revolving promissory note in an original principal amount of up to $15 million, which was subsequently increased to $20 million, in favor of Meta (as amended to date, the “2021 Note”). The 2021 Note is fully drawn with a principal balance outstanding of $20 million, bears interest at 8% per annum, computed on the basis of a 360-day year, and matures on October 3, 2023. If an event of default has occurred and is continuing, interest on the 2021 Note may accrue at the default rate of 12% per annum.

The 2021 Note is secured by a security interest in (a) pursuant to a Stock Pledge Agreement dated as of September 30, 2021 between Gregory McCabe (the “Pledgor”) and Meta (the “Stock Pledge Agreement”), 1,515,000 shares of Meta’s common stock that are owned directly and beneficially by the Pledgor, and (b) pursuant to a Deed of Trust, Mortgage, Security Agreement, Fixture Filing, Financing Statement and Assignment of Production dated as of September 30, 2021 made by Wolfbone (an affiliate of the Pledgor) for the benefit of Meta (the “Security Agreement”), a 25% working interest beneficially owned by the Pledgor in the Orogrande Project as defined in the Security Agreement. Following the Merger, we expect Wolfbone to become an indirect subsidiary of the Company and the Security Agreement to remain in place.

The 2021 Note includes a restrictive covenant that, subject to certain exceptions and qualifications, restricts our ability to merge or consolidate with another person or entity, or sell or transfer all or substantially all of our assets, unless we are the surviving entity or the successor entity assumes all of obligations under the 2021 Note.

Upon the occurrence and during the continuance of an event of default under the 2021 Note, Meta as the lender may declare all outstanding principal and accrued and unpaid interest under the 2021 Note immediately due and payable, may terminate any remaining commitment to make advances under the 2021 Note, and may exercise the other rights and remedies provided for under the 2021 Note and related security documents. The events of default under the 2021 Note include among other things, subject to grace periods in certain instances, payment defaults, breaches of covenants, an event of default under the Stock Pledge Agreement or the Security Agreement, bankruptcy and insolvency events with respect us or our subsidiaries, cross defaults with certain of our other material indebtedness, and material judgments against us.

Additionally, we have an aggregate principal balance of $6,589,361.77 outstanding under a Loan Agreement with Meta (the “Loan Agreement”), which bears interest at a fixed rate of 8% per annum if no event of default exists, and at a fixed rate of 12% per annum if an event of default exists. The loans under the Loan Agreement mature on October 3, 2023. The total amount of accrued and unpaid interest under the Loan Agreement was $273,002 as of March 31, 2023.

We have the right to prepay the loans under the Loan Agreement in whole or in part at any time without penalty. Amounts repaid or prepaid may not be reborrowed. We will be required to prepay the loans upon an asset disposition (other than permitted asset sales), certain equity issuances (other than permitted equity), debt issuances (other than permitted debt), and certain extraordinary receipts. We are required to prepay the loans from our annual excess cash flow, if any.

The Loan Agreement includes customary representations and covenants that, subject to certain exceptions and qualifications, restrict our ability to do certain things, such as: incur additional indebtedness; incur liens; engage in mergers, acquisitions, and asset sales; make loans and investments; declare dividends or redeem or repurchase equity interests; transact with affiliates on a non-arm’s length basis; and enter into certain restrictive agreements. In addition, the Loan Agreement contains customary affirmative covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, maintenance of our existence and material properties, customary visitation rights, reporting requirements, compliance with applicable laws and regulations, and formation or acquisition of new subsidiaries.

Upon the occurrence and during the continuance of an event of default, Meta as the lender has the right to declare all outstanding principal and accrued and unpaid interest under the Loan Agreement immediately due and payable and exercise certain other rights and remedies. The events of default under the Loan Agreement include among other things, subject to grace periods in certain instances, payment defaults, breaches of covenants or representations and warranties, a change in control or a material adverse change defined in the Loan Agreement, material judgments and attachments, cross defaults with certain other material indebtedness, and bankruptcy and insolvency events with respect to the Company and our subsidiaries.

The 2022 Note

On December 22, 2022, we issued an unsecured promissory note in the principal amount of up to $20 million in favor of Mr. McCabe (the “2022 Note”). The 2022 Note bears interest at 5% per annum, computed on the basis of a 365-day year, and matures on October 3, 2023 (the “2022 Note Maturity Date”). The revolving commitment under the 2022 Note expires on 2022 Note Maturity Date. As of March 31, 2023, we had $16.9 million principal amount outstanding and $3.1 million of available borrowings under the 2022 Note. The total amount of accrued and unpaid interest under the 2022 Note was $22,885.

The 2022 Note includes a restrictive covenant that, subject to certain exceptions and qualifications, restricts our ability to merge or consolidate with another person or entity, or sell or transfer all or substantially all of our assets, unless we are the surviving entity or the successor entity assumes all of obligations under the 2022 Note.

Upon the occurrence and during the continuance of an event of default under the 2022 Note, Mr. McCabe as the lender may declare all outstanding principal and accrued and unpaid interest under the 2022 Note immediately due and payable, may terminate any remaining commitment to make advances under the 2022 Note, and may exercise the other rights and remedies provided for under the 2022 Note. The events of default under the 2022 Note include among other things, subject to grace periods in certain instances, payment defaults, breaches of covenants, bankruptcy and insolvency events with respect us or our subsidiaries, cross defaults with certain of our other material indebtedness, and material judgments against us.

As of March 31, 2023, we had aggregate interest accrued on the 2022 Note, the 2021 Note and under the Loan Agreement of $1,985,332.

Contractual Obligations

Our most significant contractual obligations relate to the Loan Agreement, the 2021 Note, 2022 Note and drilling and development commitments and other lease operating expenses under certain leases for the Orogrande Project. See the discussion under the caption “Liquidity and Capital Resources.”

In addition to our debt commitments, the Orogrande Project leases representing approximately 134,000 gross acres in the Orogrande Basin in West Texas are subject to expiration in 2023 in the event we fail to drill five wells during the 2023 calendar year in compliance with our drilling obligations under the DDU Agreement. We do not yet know what our capital expenditure needs will be to satisfy our drilling commitments for the calendar year 2023. For a discussion of the risks relating to our drilling obligations, see “Risk Factors—Risks Relating to Our Business”, including the risk factor “—Our acreage must be drilled before lease expiration in order to hold the acreage by production. In the highly competitive market for acreage, failure to drill sufficient wells in order to hold acreage will result in a substantial lease renewal cost, or if renewal is not feasible, loss of our lease and prospective drilling opportunities”. See also Notes 5 and 12 of the notes to our financial statements as of and for the year ended December 31, 2022.

Management believes that currently available resources may not provide sufficient funds to enable us to meet our financing and drilling obligations for the 2023 fiscal year. We anticipate that we will continue to incur operating losses and generate negative cash flows from operations for the foreseeable future. As a result, we will need additional capital resources to fund our operations both in the short term and in the long term, prior to achieving break even or positive operating cash flow. While we do not have any committed sources of capital, we expect to continue to opportunistically seek access to additional funds through public or private equity offerings or debt financings, through partnering or other strategic arrangements, including credit application arrangements with our third party servicers, or a combination of the foregoing. Despite our efforts, we may face obstacles in continuing to attract new financing due to industry conditions and our history and current record of net losses. We can provide no assurance that we will be able to obtain the financing required to meet our stated objectives or even to continue as a going concern.

Critical Accounting Estimates.

Oil and natural gas properties—The Company uses the full cost method of accounting for exploration and development activities as defined by the SEC. Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to property acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and natural gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves.

Oil and natural gas properties include costs that are excluded from costs being depleted or amortized. Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological, and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. The Company allocates a portion of its acquisition costs to unevaluated properties based on relative value. Costs are transferred to the full cost pool as the properties are evaluated over the life of the reservoir. Unevaluated properties are reviewed for impairment at least annually and are determined through an evaluation considering, among other factors, seismic data, requirements to relinquish acreage, drilling results, remaining time in the commitment period, remaining capital plan, and political, economic, and market conditions.

Gains and losses on the sale of oil and natural gas properties are not generally reflected in income unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves. Sales of less than 100% of the Company’s interest in the oil and natural gas property are treated as a reduction of the capital cost of the field, with no gain or loss recognized, as long as doing so does not significantly affect the unit-of-production depletion rate. Costs of retired equipment, net of salvage value, are usually charged to accumulated depreciation.

Depreciation, depletion, and amortization—The depreciable base for oil and natural gas properties includes the sum of all capitalized costs net of accumulated depreciation, depletion, and amortization (“DD&A”), estimated future development costs and asset retirement costs not included in oil and natural gas properties, less costs excluded from amortization. The depreciable base of oil and natural gas properties is amortized on a unit-of-production method.

Ceiling test—Future production volumes from oil and gas properties are a significant factor in determining the full cost ceiling limitation of capitalized costs. Under the full cost method of accounting, the Company is required to periodically perform a “ceiling test” that determines a limit on the book value of oil and gas properties. If the net capitalized cost of proved oil and gas properties, net of related deferred income taxes, plus the cost of unproved oil and gas properties, exceeds the present value of estimated future net cash flows discounted at 10%, net of related tax affects, plus the cost of unproved oil and gas properties, the excess is charged to expense and reflected as additional accumulated DD&A. The ceiling test calculation uses a commodity price assumption which is based on the unweighted arithmetic average of the price on the first day of each month for each month within the prior 12-month period and excludes future cash outflows related to estimated abandonment costs.

The determination of oil and gas reserves is a subjective process, and the accuracy of any reserve estimate depends on the quality of available data and the application of engineering and geological interpretation and judgment. Estimates of economically recoverable reserves and future net cash flows depend on a number of variable factors and assumptions that are difficult to predict and may vary considerably from actual results. In particular, reserve estimates for wells with limited or no production history are less reliable than those based on actual production. Subsequent re-evaluation of reserves and cost estimates related to future development of proved oil and gas reserves could result in significant revisions to proved reserves. Other issues, such as changes in regulatory requirements, technological advances, and other factors which are difficult to predict could also affect estimates of proved reserves in the future.

Asset retirement obligations—The fair value of a liability for an asset’s retirement obligation (“ARO”) is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, with the corresponding charge capitalized as part of the carrying amount of the related long-lived asset. The liability is accreted to its then-present value each subsequent period, and the capitalized cost is depleted over the useful life of the related asset. Abandonment costs incurred are recorded as a reduction of the ARO liability.

Inherent in the fair value calculation of an ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and gas property balance. Settlements greater than or less than amounts accrued as ARO are recorded as a gain or loss upon settlement.

Recent Accounting Pronouncements

Our audited financial statements and the accompanying notes thereto found elsewhere in this prospectus contain a description of recent accounting pronouncements.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited financial statements and related notes that are included elsewhere in this prospectus and the audited consolidated financial statements and related notes. Some of the information contained in this discussion and analysis constitutes forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this report, particularly under the section titled “Cautionary Statement Concerning Forward-Looking Statements.”

References to “Predecessor” relate to the results of operations of the Company as a subsidiary of our former parent Meta prior to the separation of the Company in December 2022 as reported in the consolidated financial statements for the three months ended March 31, 2022, and references to “Successor” relate to the results of operations of the Company as an independent public reporting company as reported in our consolidated financial statements for the three month period ended March 31, 2023, in each case, in accordance with GAAP.

MANAGEMENT

Executive Officers and Non-Employee Directors

The following table and biographical descriptions provide information regarding our directors and executive officers.

Name	Age	Position
Executive Officers
Clifton DuBose, Jr	41	Chief Executive Officer, President
Lucas T. Hawkins	37	Chief Financial Officer
Delvina Oelkers	36	Chief Operating Officer
Non-Employee Directors
Gregory McCabe	62	Chairman
Robert Lance Cook	66	Director
Mia Pitts	39	Director
Kristin Whitley	39	Director

Executive Officers

Clifton DuBose, Jr. has successfully acquired, managed, and/or sold thousands of royalty acres and non-operated working interests in the Permian Basin. Since May 2018, Mr. DuBose has served as co-founder and member of Valor Mineral Management LLC (“Valor”). Valor is a mineral and working interest management firm which uses a proprietary software platform it has developed, known as “mineral.tech.” Since August 2016, Mr. DuBose has also served as President of Imperial Royalty Management I, LLC, which is the general partner of a company that owns certain mineral interests, and since August 2016 as the managing member of Korban Resources LLC, a company which invests in oil and gas interests. Mr. DuBose is also an attorney, licensed to practice law in the State of Texas. He earned his law degree from Georgetown Law, in Washington D.C. in 2009 and a BS in Agribusiness from Abilene Christian University in 2004.

Lucas T. Hawkins is the Co-Founder and has served as Chief Financial Officer of Mammoth Exploration LLC, a private equity backed upstream oil and gas company, since June 2016. Since July 2013, Mr. Hawkins has served as VP—Business Development of Hawkins Exploration, Inc. (“HEI”). HEI is an independently owned oil and gas exploration company focused on the Permian Basin. Mr. Hawkins led, managed and executed numerous acquisitions and subsequent development of oil and gas properties across the Permian Basin. From 2010 to 2011, Mr. Hawkins served as an Associate with The Sterling Group, a middle market private equity group focusing on industrial, manufacturing and distribution businesses. From 2011 to 2013 Mr. Hawkins served as an Associate with Natural Gas Partners, an energy private equity firm. Mr. Hawkins has a background in energy investment banking and private equity and earned his BBA in Finance and Business Honors from the University of Texas at Austin.

Delvina Oelkers served as Asset Manager from March 2016 to March 2019 at Eclipse Resources and as Completions Manager from March 2019 to November 2020 at Montage Resources, in each position where she managed engineering teams, achieving cost and efficiency improvements while implementing innovative technology for substantial reserve recovery. She led her operations team through several successful M&A transactions. Ms. Oelkers designed completions for the Eclipse and Montage Resources Super Lateral Program, including the design and execution of the first world-record-setting “Purple Hayes 1H” Well. As an Asset Manager at Eclipse Resources, Ms. Oelkers was responsible for leading the multidisciplinary team to prove-up the asset. By utilizing innovative technologies in design, the first exploratory well produced 35% higher than type curve.

Non-Employee Directors

Gregory McCabe owns and manages McCabe Petroleum Corporation. Mr. McCabe has active ownership in several other oil and gas entities including Manix Royalty, Texas Rock Oil, TRO-X, and McCabe Minerals and Royalties. Working with geologist, Rich Masterson, Mr. McCabe was extremely active in the early development of the Wolfbone play in the Delaware Basin portion of the Permian Basin. The experience and knowledge learned in the Wolfbone play helped formulate Mr. McCabe and Mr. Masterson’s theories and concepts regarding the Orogrande Basin. In addition to his work in the Orogrande and Delaware Basins of Texas and New Mexico, Mr. McCabe has explored for oil and gas throughout the U.S., including Louisiana, Utah, Arizona, Montana, and Nebraska. Mr. McCabe received his Bachelor of Science degree in Geology in 1984 from Sul Ross State University.

Robert Lance Cook spent 36 years at Shell Oil with final positions of Vice President of Wells Technology and Chief Scientist. Mr. Cook has extensive experience in Deepwater, Arctic, and Unconventional Research & Development and Operations. Mr. Cook is the founder and CEO of Enventure Global Technology, a joint venture between Shell and Halliburton. Mr. Cook has served as the COO of Sirius Well Manufacturing, a joint venture between Shell and CNPC and is a technologist with an extensive patent portfolio. Since retiring from Shell in 2016, Mr. Cook has served as Vice President of Production Operations for WellsX Inc. from 2017 to 2020 and in 2020, he founded and continues to serves as president and chief technology officer of Sage Geosystems Inc.

Mia Pitts is currently serving as Chief Privacy Officer, US & Canada at Marsh McLennan Companies (“Marsh”) after serving as Senior Counsel, Privacy and Digital at Marsh from February 2018 until March 2023. Ms. Pitts previously was a litigator and regulatory compliance lawyer at Freshfields Bruckhaus Deringer (March 2010- March 2016), one of the world’s largest and oldest law firms. Ms. Pitts has represented corporate and individual clients in internal, regulatory, civil, and criminal investigations before the U.S. Securities and Exchange Commission, Department of Justice, and state attorney generals as well as in shareholder securities litigation, class action litigations, and other private civil allegations and suits. She has also represented independent corporate oversight authorities appointed by the federal government, including the DOJ-appointed monitor of a global financial institution and the federal court-appointed receiver of a multi-national firm in an SEC securities fraud matter. Ms. Pitts graduated from Georgetown University Law Center and Barnard College of Columbia University.

Kristin Whitley, CPA, began her career in June 2006 as a public accounting with Whitley Penn where she worked for 10 years. While at Whitley Penn she served a variety of clients within the energy and mining industries. In August 2016, Mrs. Whitley joined Vista Minerals, a leading in-basin regional provider of sand to industrial, oil and gas companies, in the role of Chief Accounting Officer and less than a year later was named Chief Financial Officer. While at Vista Minerals, Mrs. Whitley has managed the finance and accounting, human resources, and information technology functions, participating in numerous capital raises, strategic initiatives, contract negotiations, and risk management exercises. Mrs. Whitley is a Certified Public Accountant in the State of Texas. She graduated from The University of Texas at Austin with her BBA and from Texas Christian University’s Neeley School of Business with her MBA. In 2019, Mrs. Whitley was named one of Oil and Gas Investor’s Forty Under 40 in Energy.

Conflicts of Interest

Nevada law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its directors, officers or stockholders. Our Amended and Restated Articles of Incorporation, to the maximum extent permitted from time to time by Nevada law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our directors, officers or stockholders or their respective affiliates. Our Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by law neither any director or officer nor his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any director or officer acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for such director or officer or such person’s affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. We do not believe, however, that any fiduciary duties or contractual obligations of our directors or officers arising in the future would materially undermine our ability to operate our business. Our Amended and Restated Articles of Incorporation do not renounce our interest in any business opportunity that is expressly offered to a director or officer solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our Amended and Restated Articles of Incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Director Independence

A majority of the members of our Board meet the criteria for independence as defined by the corporate governance guidelines to be adopted by our Board.

Corporate Governance Guidelines

The Board has not adopted a formal corporate governance policy.

Code of Ethics and Code of Conduct

Our Board of Directors has adopted a Code of Ethics and Code of Conduct that governs our directors, officers, and employees. A copy of our Code of Conduct can be found on our website at nextbridgehydrocarbons.com/investors. We will post to our website any amendments and waivers to the Code of Ethics and Code of Conduct that are required to be disclosed by the rules of the SEC.

Committees of Our Board

We have established an audit committee, a compensation committee, a nominating and governance committee and an ESG committee, each of which operates under a written charter that is available on our website.

In addition, our Board may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by our board of directors.

Audit Committee

The members of the Audit Committee consist of Kristin Whitley, as the chairperson, Mia Pitts and Robert L. Cook, each of whom meet the independence requirements set forth in Rule 10A-3 under the Exchange Act and our Audit Committee Charter. Each member of the Audit Committee is financially literate, and Ms. Whitley has accounting and related financial management expertise and satisfies the criteria to be an “audit committee financial expert” under the rules and regulations of the SEC, as those qualifications are interpreted by our Board in its business judgment.

The functions of the Audit Committee include:

●	oversee the quality and integrity of our financial statements, accounting practices and financial information we provide to the SEC or the public;

●	review our annual and interim financial statements, the report of our independent registered public accounting firm on our annual financial statements, Management’s Report on Internal Control over Financial Reporting and the disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	select and appoint an independent registered public accounting firm;

●	pre-approve all services to be provided to us by our independent registered public accounting firm;

●	review related party transactions;

●	review with our independent registered public accounting firm and our management the accounting firm’s significant findings and recommendations upon the completion of the annual financial audit and quarterly reviews;

●	review and evaluate the qualification, performance, fees and independence of our registered public accounting firm;

●	meet with our independent registered public accounting firm and our management regarding our internal controls, critical accounting policies and practices and other matters;

●	discuss with our independent registered public accounting firm and our management earnings releases prior to their issuance;

●	oversee our internal audit function; and

●	oversee our compliance program, response to regulatory actions involving financial, accounting and internal control matters, internal controls and risk management policies.

Compensation Committee

The members of the Compensation Committee consist of Mia Pitts, as the chairperson, Kristin Whitley and Robert L. Cook, each of whom are independent, “non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act).

The functions of our Compensation Committee include:

●	setting and reviewing our general policy regarding executive compensation;

●	determining the compensation of our Chief Executive Officer and other executive officers;

●	approving employment agreements for our Chief Executive Officer and other executive officers;

●	reviewing the benefits provided to our Chief Executive Officer and other executive officers;

●	overseeing our overall compensation structure, practices and benefits plans;

●	administering our executive bonus and equity-based incentive plans; and

●	assessing the independence of compensation consultants, legal counsel and other advisors to the Compensation Committee and hiring, approving the fees and overseeing the work of, and terminating the services of such advisors.

Corporate Governance and Nominating Committee

The members of the Corporate Governance and Nominating Committee consist of Robert L. Cook, as the chairperson, Kristin Whitley and Mia Pitts, each of whom are independent, “non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act).

The functions of our Corporate Governance and Nominating Committee include:

●	overseeing our corporate governance practices;

●	reviewing and recommending to our Board amendments to our committee charters and other corporate governance guidelines;

●	reviewing and making recommendations to our Board regarding the structure of our various board committees;

●	identifying, reviewing and recommending to our Board individuals for election to the Board;

●	adopting and reviewing policies regarding the consideration of board candidates proposed by stockholders and other criteria for Board membership; and

●	overseeing our Board’s annual self-evaluation.

ESG Committee

The members of the ESG Committee consist of Kristin Whitley and Robert L. Cook.

The functions of our ESG Committee include:

●	provide oversight with respect to ESG matters;

●	advise and assist the Board with its responsibilities for the oversight of ESG matters; and

●	provide oversight with respect to our annual sustainability report, which we plan to make available through our website.

Board Leadership Structure and Role in Risk Oversight

Governance Structure

Our Board has the flexibility in its discretion to combine or separate the positions of Chairman of the Board and Chief Executive Officer. The Board currently separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles.  Our Chief Executive Officer, who is also a member of our Board, is responsible for setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for the Board meetings, presides over meetings of the Board and tries to reach a consensus on Board decisions. Although these roles are currently separate, the Board believes it should be able to freely select the Chairman of the Board based on criteria that it deems to be in the best interest of the Company and its stockholders, and therefore one person may, in the future, serve as both the Chief Executive Officer and Chairman of the Board.

The Board’s Role in Risk Oversight

The Board oversees that the assets of the Company are properly safeguarded, that the appropriate financial and other controls are maintained, and that our business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board’s oversight of the various risks facing our company. In this regard, our Board seeks to understand and oversee critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its objectives.

Director Compensation

We did not pay any compensation or grant any equity or other incentive awards to any of directors who are not employed by us or any of our subsidiaries (“non-employee directors”) during the fiscal year ended December 31, 2022, nor did any of our non-employee directors receive any such compensation or awards from Meta or any of our other affiliates for their services during such fiscal year. None of our non-employee directors held any outstanding equity awards granted by us as of December 31, 2022. The compensation for Mr. DuBose and Mr. DeWoody, who were each employed during the fiscal 2022, is reported in the Summary Compensation Table below, and they did not receive any compensation for their service on the Board. Mr. DeWoody resigned from his position as an officer and director of the Company effective as of June 30, 2023.

In March 2023, the Board approved the grant of options to purchase 412,500 shares of our common stock to each of Ms. Whitley, Ms. Pitts and Mr. Cook. On July 18, 2023, the Board approved an additional grant of options to purchase an additional 209,577 shares of our common stock to each of Ms. Whitley, Ms. Pitts and Mr. Cook. The exercise price and vesting and other terms of these options are substantially the same as the options granted to our NEOs in March 2023 described below under “Performance-Based Options” with respect to NEOs (defined below) shared with NBH.

EXECUTIVE COMPENSATION

Incentive Compensation Awards

Our executive officers have not historically been paid bonuses or received equity awards, and our Board and Compensation Committee has not yet established a formal compensation policy for the determination of such awards. If our revenue grows and bonuses become affordable and justifiable, we expect to use the following parameters in justifying and quantifying bonuses for our executive officers: (1) the growth in our revenue, (2) the growth in our earnings before interest, taxes, depreciation and amortization, as adjusted (“EBITDA”), and (3) the value of our common stock. The Board and Compensation Committee has not adopted specific performance goals and target bonus amounts for any of our fiscal years, but may do so in the future.

Benefits

At this stage of our business, we provide no benefits or prerequisites for our employees other than health insurance and vacation benefits that we believe are generally comparable to those offered by other small private and public companies or as may be required by applicable state employment laws. We do not have a 401(k) retirement plan or any other retirement plan for our employee NEOs (defined below). We may adopt these plans and confer other fringe benefits for our executive officers in the future.

Summary Compensation Table—Fiscal Year 2022 and 2021

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers (other than the principal executive officer) who were employed by us as of December 31, 2022. In certain circumstances, the compensation of former executive officers may also need to be disclosed. The table below sets forth the annual compensation for services rendered during 2021 and 2022 by these executive officers (also referred to as our “named executive officers” or “NEOs”).

						Non-Equity	Non-Qualified
				Stock	Option	Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation(1)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	Earnings ($)	($)	($)

Clifton DuBose, Jr. (2)	2022	400,000						36,000	436,000
Chief Executive Officer	2021	126,667	—	—	—	—	—	11,300	137,967

Joseph DeWoody(2)(3)	2022	208,125						36,000	244,125
Former President of NBH	2021	63,333	—	—	—	—	—	11,300	74,633

Delvina Oelkers(2)	2022	384,996						36,000	420,996
Chief Operating Officer	2021	121,915	—	—	—	—	—	11,300	133,215

(1)	The amount includes insurance reimbursements paid to Mr. DuBose, Mr. DeWoody and Ms. Oelkers.

(2)	Mr. DuBose, Mr. DeWoody and Ms. Oelkers each commenced employment with one of our subsidiaries, Hudspeth Operating, LLC, on September 7, 2021 each as a general manager.

(3)	Mr. DeWoody resigned as an officer and director of NBH and terminated his employment with NBH effective as of June 30, 2023.

Outstanding Equity Awards as of December 31, 2022

As of December 31, 2022, the NEOs did not hold any outstanding equity awards with respect to the equity securities of NBH.

Employment Agreements

Each of our currently employed NEOs has an employment agreement that became effective on December 14, 2022 (the closing date of the Spin-Off). These agreements do not have a specified term and provide for the executive to receive an annual base salary as follows: Mr. DuBose – $400,000; Ms. Oelkers - $385,000. Each currently employed NEO is also eligible for an annual discretionary bonus as determined by the Board, with a target bonus of not less than 50% of the executive’s base salary, and to participate in our benefit plans made available to employees generally. If the executive’s employment with NBH is terminated by NBH without “cause” or by the executive for “good reason” (as defined in the agreement), the executive will receive severance of 12 months base salary, payable in installments over a 12-month period, a pro-rated amount of the executive’s target bonus for the year of termination, payment of the executive’s COBRA premiums for 12 months, and 12 months’ accelerated vesting of the executive’s then-outstanding and unvested equity awards granted by NBH; however the cash severance and pro-rated target bonus will be payable only if such termination occurs more than 12 months after the effective date of the employment agreements. However, if such a termination of the executive’s employment occurs in connection with or within 12 months following a change in control of NBH, the executive’s cash severance will equal 18 months of base salary (paid in a lump sum together with the pro-rated target bonus), the executive will be entitled to payment of COBRA premiums for 18 months, and the executive’s then-outstanding equity awards granted by NBH will be fully vested. In each case, the executive’s right to receive these severance benefits is subject to the executive’s providing a release of claims to NBH and continued compliance with confidentiality, non-competition, non-solicitation and other covenants in favor of NBH set forth in the employment agreement.

All liabilities in respect of the employment agreements will be retained by NBH. Newco will neither have nor assume any responsibility for any incentive plan, employment agreement or other compensation plan of NBH and does not intend to establish a defined benefit plan.

Performance-Based Options

In March 2023, the Compensation Committee granted each of our NEOs a performance-based stock option under our 2022 Equity Incentive Plan (the “2022 Plan”) with respect to the following number of shares: for each of Mr. DuBose and Ms. Oelkers, 4,964,167 shares (which represented three percent of NBH’s then-outstanding shares). The exercise price of each of these options is $1.2056 per share (which was based on an implied fair market value of $199,500,000 for NBH’s working interest in the Orogrande Project). In setting the exercise price of the options at this level, NBH intended to create an additional incentive for the executives to increase the value of NBH’s working interest above that threshold value of $199,500,000. As of May 11, 2023, NBH increased its working interest in the Orogrande Project to 100% and as of July 18, 2023, each currently employed NEO was granted an additional option grant of 2,500,762 shares to restore their total grant to the percentage of our outstanding shares for that executive noted above. Each of these options has a maximum term of 10 years, and the vesting of the option is generally contingent on the optionee’s continued employment or service through the first anniversary of the effective date of the optionee’s employment agreement (or, if there is no such agreement, the first anniversary of the grant date) or such longer period as provided in the option agreement. In connection with the resignation of Joseph DeWoody effective June 30, 2023, the unvested options granted to him by the Compensation Committee in March 2023 are deemed forfeited and canceled.

Equity Incentive Plan

We maintain the 2022 Plan to attract, motivate, retain and reward selected employees and other service-providers of the Company and its subsidiaries. Meta, as the sole stockholder of the Company at the time the 2022 Plan was adopted, approved the 2022 Plan. The 2022 Plan is administered by the Compensation Committee, which has authority to interpret the plan provisions and make all required determinations under the 2022 Plan. This authority includes, subject to the provisions of the 2022 Plan, selecting participants and determining the types of awards they are to receive, determining the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award, accelerating or extending the vesting or exercisability or extending the term of any or all outstanding awards, making certain adjustments to an outstanding award and authorizing the conversion, succession or substitution of an award, determining the manner in which the purchase price of an award or the Company’s common shares may be paid, making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provisions to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan may be stock options, stock appreciation rights, restricted stock or stock units, or other awards denominated in or with reference to the Company’s common stock, and are generally only transferable to a beneficiary of a participant upon death or, in certain cases, to family members for tax or estate planning purposes.

Under the terms of the 2022 Plan, a change in control of the Company does not automatically trigger vesting of the awards then outstanding under the plan. If there is a change in control, each participant’s outstanding awards granted under the plan will generally be assumed by the successor company, unless the Compensation Committee provides that the award will not be assumed and will become fully vested and, in the case of options, exercisable. Any options that become vested in connection with a change in control will generally terminate to the extent they are not exercised prior to the change in control. As described above under “Employment Agreements,” certain equity awards granted to the NEOs are subject to accelerated vesting under their employment agreements in the event of a termination of employment under certain circumstances.

Equity Compensation Plan Information

The 2022 Plan is our only equity compensation plan. The following table provides aggregate information as of the end of the 2022 fiscal year with respect to the 2022 Plan:

			Number of Securities
			Remaining Available for
			Future Issuance Under Equity
	Number of Securities to be	Weighted-Average	Compensation Plans
	Issued Upon Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options	Outstanding Options	Reflected in Column(a))
Equity compensation plans approved by security holders	-	-	50,000,000
Total	-	-	50,000,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Prior to the rights offering, 100% of Newco common stock, once formed, will be owned by NBH.

The following table sets forth the beneficial ownership of NBH’s common stock as of July 21, 2023 by:

●	each person who we know beneficially owns more than 5% of NBH common stock;

●	each of our directors;

●	each of our named executive officers; and

●	all directors and executive officers as a group.

The persons named in the table have sole voting and investment power with respect to all shares of common stock of NBH shown as beneficially owned by them, subject to community property laws, where applicable. Percentage ownership is based on 248,830,516 shares of our common stock outstanding as of July 21, 2023.

Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities.

Name	Shares of Common Stock	Percentage of Voting Common Stock Beneficially Owned Before this Offering
5% or More Stockholders Gregory McCabe 500 W. Texas Ave. #890 Midland, TX 79701	69,124,128	27.8%
Directors and Executive Officers
Gregory McCabe	69,124,128	27.8%
Robert L. Cook	101,000	*
Clifton DuBose Jr.	—
Lucas T. Hawkins	—
Delvina Oelkers	—
Mia Pitts	—
Kristin Whitley	—
All current directors and executive officers as a group (7 persons)	69,225,128	27.8%

*	Represents less than 1%.

(1)	Assumes that the subscription rights are exercised in full by all stockholders of NBH.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions between NBH and Stockholder Gregory McCabe

Mr. McCabe is a significant shareholder and Chairman of the Board, and holds 27.8% of the outstanding shares of common stock of the Company as of July 21, 2023.

Contribution Agreement

In connection with the rights offering, we, MPC and Mr. McCabe have entered into the Contribution Agreement pursuant to which (i) Mr. McCabe will contribute to NBH the Back-In Interest and (ii) MPC will contribute to NBH the Bronco Prospect in proportion to the percentage of shares of common stock of NBH that are directly registered in the name of the beneficial owner on the books and records of the Company’s transfer agent, whether previously registered directly or currently held through a bank, broker or other nominee who instruct such bank, broker or other nominee and transferred to the beneficial owner on the books and records maintained by NBH’s transfer agent on or prior to the record date such that each such beneficial owner will be the registered holder of NBH’s common stock and therefore the registered holder of the distributed subscription rights in book-entry form in a new account with NBH’s transfer agent.

Acquisition of Working Interests

In connection with the terms of that certain Purchase Agreement, dated August 7, 2014, among Hudspeth, MPC and Mr. McCabe and pursuant to the Participation Agreement, Mr. McCabe has, at his option, the Back-In Interest after payout and a reversionary interest if drilling obligations are not met, all under the terms and conditions of a participation and development agreement among Hudspeth, MPC and Mr. McCabe. Mr. McCabe also holds a 4.5% overriding royalty interest in the Orogrande acreage.

Pursuant to the Settlement & Purchase Agreement with Founders Oil & Gas Operating, LLC, whereby Hudspeth and Wolfbone, subsidiaries of the Company, obtained a collective 50% working interest in the oil and gas leases of the Orogrande Project, with each entity receiving 25% working interest.

Under that certain Farmout Agreement, by and among Hudspeth, Pandora Energy LP, Founders Oil & Gas, LLC, MPC and Mr. McCabe dated as of September 23, 2015, as amended, future well capital spending obligations remained the same 50% contribution from Hudspeth and 50% from Wolfbone until such time as the $40.5 million to be spent on the project. With such $40.5 million threshold being met, Wolfbone will bear 25% of the costs of the wells being drilled in the Orogrande acreage going forward provided that Wolfbone elects to participate in drilling such wells.

Additionally, Mr. McCabe owns a controlling interest in Magdalena, an entity that holds a 4.5% overriding royalty interest in the Orogrande acreage. Magdalena’s overriding royalty interest in the Orogrande acreage, which was obtained prior to, and was not a part of any of the transactions with the Company or its subsidiaries.

Torchlight Energy Inc., a subsidiary of the Company, previously acquired from MPC a 66.66% working interest in approximately 12,000 acres in the Midland Basin. As part of that transaction, MPC, Torchlight Energy Inc. and Imperial Exploration, LLC entered into a Participation Agreement effective as of May 1, 2016. MPC and another unrelated working interest owner retained a back-in after payout working interest of 25% in that same acreage, and the interest will be triggered back to MPC upon the proceeds from production equal the costs of developing the project area.

On December 21, 2022, the Company entered into a Merger Agreement, pursuant to which in a series of transactions the Orogrande Properties (as defined in the Merger Agreement) owned by Wolfbone were assigned to Hudspeth (or its designated assignee) in consideration of (1) treating the Orogrande Obligations (as defined in the Merger Agreement) as having been irrevocably satisfied and discharged in full with respect to MPC and (2) an issuance of 56,297,638 shares of our common stock to Mr. McCabe (such series of transactions collectively, the “Merger”). The Merger was completed in April 2023 in accordance with the Texas Business Organizations Code, whereby Wolfbone became a direct and wholly-owned subsidiary of the Company and the Company acquired Wolfbone’s 22.6249% working interest in the oil and natural gas properties covering approximately 134,000 acres located in the Orogrande Basin in West Texas in Hudspeth County, Texas.

Reimbursement Obligations

Pursuant to the Option Agreement, MHP is entitled to reimbursement for its cost of the development activity to the extent that the wells produced revenues beyond the date of the option’s lapse until the total amount of development expenses are reimbursed. As of March 31, 2023, there was an outstanding cost reimbursement balance in the amount of $3,671,688. Additionally, MPC holds a reversionary interest burdening our proportionate interest in the Hazel Project of 20% pursuant to the terms of the Option Agreement.

The Company’s 2022 Note

On December 22, 2022, the Company issued the 2022 Note in favor of Mr. McCabe. The 2022 Note bears interest at 5% per annum, computed on the basis of a 365-day year, maturing October 3, 2023. As of March 31, 2023, the Company had $16.9 million in principal amount outstanding and $3.1 million of available borrowings under the 2022 Note.

Policy and Procedures Governing Related Party Transactions

The Board has adopted a written policy regarding the approval of related party transactions. At regularly scheduled Audit Committee meetings, management will recommend any related party transactions that are contemplated, and such transactions will require the Audit Committee’s approval. Generally, a “related party” is each of our executive officers, directors, nominees for director, any stockholder owning greater than five percent of our outstanding shares, including any immediate family member of each of the foregoing, and any entity owned or controlled by any of the foregoing. Transactions that are available to all of our employees generally or totaling less than $5,000 when aggregated with all similar transactions are excluded from the policy.

With respect to the standards applied by the Audit Committee when deciding whether to approve a related party transaction, the Audit Committee shall approve or ratify the transaction if it is on terms believed to be comparable to those that could be obtained in arm’s length dealings with an unrelated third party. We believe that the transactions and agreements discussed below (including renewals of any existing agreements) between us and related third parties are at least as favorable to us as could have been obtained from unrelated parties at the time they were entered into.

DESCRIPTION OF OUR CAPITAL STOCK

General

The following summarizes information concerning our capital stock, including material provisions of our Amended and Restated Articles of Incorporation, our Amended and Restated By-laws and certain provisions of Nevada law. You are encouraged to read our Amended and Restated Articles of Incorporation and our Amended and Restated By-laws, which have been filed as exhibits to the Registration Statement on Form S-1, of which this prospectus is a part, for greater detail with respect to these provisions.

The Company was incorporated on August 31, 2021, and as of July 21, 2023, the Company had 248,830,516 shares of common stock outstanding.

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of shares of our common stock do not have cumulative voting rights.

Other Rights. Subject to the preferential liquidation rights of any preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in our assets legally available for distribution to our stockholders.

Fully Paid. The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

The holders of our common stock will not have preemptive rights or preferential rights to subscribe for shares of our capital stock.

Preferred Stock

Our Amended and Restated Articles of Incorporation authorize our Board to designate and issue from time to time one or more series of preferred stock without stockholder approval. If we offer a new series of preferred stock, a more specific description may be filed with the SEC, and the designations and rights of such preferred stock will be described in an accompanying prospectus, including the following terms:

●	the series, the number of shares offered, and the liquidation value of the preferred stock;

●	the price at which the preferred stock will be issued;

●	the dividend rate, the dates on which the dividends will be payable, and other terms relating to the payment of dividends on the preferred stock;

●	the liquidation preference of the preferred stock;

●	the voting rights of the preferred stock;

●	whether the preferred stock is redeemable, or subject to a sinking fund, and the terms of any such redemption or sinking fund;

●	whether the preferred stock is convertible, or exchangeable for any other securities, and the terms of any such conversion or exchange; and

●	any additional rights, preferences, qualifications, limitations, and restrictions of the preferred stock.

The description of the terms of the preferred stock that will be set forth in an applicable prospectus will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designation relating to the applicable series of preferred stock. The registration statement, of which this prospectus forms a part, will include the certificate of designation as an exhibit or incorporate it by reference.

Undesignated preferred stock may enable our Board to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger, or otherwise and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may:

●	rank senior to our common stock as to dividend rights, liquidation preference, or both;

●	have full or limited voting rights; and

●	be convertible into shares of common stock or another series of preferred stock.

The issuance of additional preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock.

Certain Provisions of Nevada Law

Combination with Interested Stockholders Statute

Sections 78.411 to 78.444 of the Nevada Revised Statutes (N.R.S.), which apply to any Nevada corporation with more than 200 stockholders, prohibits an “interested stockholder” from entering into a “combination” with the corporation for two years, unless certain conditions are met. A “combination” includes:

●	any merger of the corporation or any subsidiary of the corporation with an “interested stockholder,” or any other entity, whether or not itself an “interested stockholder,” which is, or after and as a result of the merger would be, an affiliate or associate of an “interested stockholder,”

●	any sales, lease, exchange, mortgage, pledge, transfer, or other disposition in one transaction, or a series of transactions, to or with an “interested stockholder” or any affiliate or associate of an “interested stockholder,” of assets of the corporation or any subsidiary of the corporation:

●	having an aggregate market value equal to more than 5% of the aggregate market value of the corporation’s assets, determined on a consolidated basis;

●	having an aggregate market value equal to more than 5% of the aggregate market value of all of the outstanding shares of the corporation; or

●	representing more than 10% of the earning power or net income, determined on a consolidated basis, of the corporation.

●	the issuance or transfer by the corporation or any subsidiary, of any shares of the corporation or any subsidiary to an “interested stockholder” or any affiliate or associate of an “interested stockholder,” having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the resident domestic corporation;

●	the adoption of any plan, or proposal for the liquidation or dissolution of the corporation, under any agreement, arrangement or understanding, with the “interested stockholder.” or any affiliate or associated of the “interested stockholder;”

●	if any of the following actions occurs:

●	a reclassification of the corporation’s securities, including, without limitation, any splitting of shares, share dividend, or other distribution of shares with respect to other shares, or any issuance of new shares in exchange for a proportionately greater number of old shares;

●	recapitalization of the corporation;

●	merger of consolidation of the corporation with any subsidiary; or

●	any other transaction, whether or not with or into or otherwise involving the interested stockholder, under any agreement, arrangement or understanding, whether or not in writing, with the interested stockholder or any affiliate or associate of the interested stockholder, which has the immediate and proximate effect of increasing the proportionate share of the outstanding shares of any class or series of voting shares or securities convertible into voting shares of the corporation or any subsidiary of the corporation which is beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder; or

●	any receipt by an “interested stockholder” or any affiliate or associate of an “interested stockholder” except proportionately as a stockholder of the corporation, of the benefit of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by or through the corporation.

An “interested stockholder” is a person who is:

●	directly or indirectly, the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation; or

●	an affiliate or associate of the corporation, which at any time within two years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the Combinations with Interested Stockholders Statute applies may not engage in a “combination” within two years after the interested stockholder first became an interested stockholder, unless the combination meets all of the requirements of the corporation’s articles of incorporation and (i) the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder, or (ii)(a) the combination is approved by the board of directors and (b) at or after that time, the combination is approved at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of the stockholders representing at least sixty percent (60%) of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder. If this approval is not obtained, the combination may be consummated after the two year period expires if either (i)(a) the combination or transaction by which the person first became an interested stockholder is approved by the board of directors before such person first became an interested stockholder, (b) the combination is approved by a majority of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, or (c) the combination otherwise meets the requirements of the Combination with Interested Stockholders Statute. Alternatively, a combination with an interested stockholder engaged in more than 2 years after the date the person first became an interested stockholder may be permissible if the aggregate amount of cash and the market value of consideration other than cash to be received by holders of shares of common stock and holders of any other class or series of shares meets the minimum requirements set forth in the statue, and prior to the completion of the combination, except in limited circumstances, the interested stockholder has not become the beneficial owner of additional voting shares of the corporation.

Acquisition of Controlling Interest Statute

In addition, Nevada’s “Acquisition of Controlling Interest Statute,” prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s stockholders. Sections 78.378 to 78.3793 of the N.R.S. only apply to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, that do business directly or through an affiliated corporation in Nevada and whose articles of incorporation or bylaws in effect 10 days following the acquisition of a controlling interest by an acquiror do not prohibit its application. Our Bylaws presently provide that Nevada’s Acquisition of Controlling Interest Statute does not apply to us.

Limitations of Liability and Indemnification Matters

Our Articles of Incorporation contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, unless the presumption that the directors have acted in good faith, on an informed basis, and with a view to the interests of the corporation has been rebutted, in which case directors may be liable for damages resulting from intentional misconduct, fraud or a knowing violation of law. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Subscription Agent and Registrar

The subscription agent and registrar for the subscription rights is American Stock Transfer & Trust Company, LLC.

No Listing

Our common stock is not listed on any securities exchange and will not be eligible for electronic trading through DTC or any other established clearing corporation. There is no established public trading market for the shares of common stock being offered in this offering, and we do not expect a market to develop. We do not intend to register any shares of common stock under the Securities Act for sale by the holders of our common stock.

PLAN OF DISTRIBUTION

Upon the conclusion of the holding period, NBH will distribute the subscription rights to eligible stockholders as of the record date. There is no managing or soliciting dealer for the offering and NBH will not pay any kind of fee for the solicitation of the exercise of the subscription rights.

We do not expect that most holders of subscription rights, including NBH’s directors and officers will be able to freely transfer their subscription rights subject to applicable volume and manner of sale restrictions under Rule 144.

THE RIGHTS OFFERING

The Subscription Rights

NBH is distributing to the eligible holders of its common stock as of the record date, subscription rights to purchase shares of Newco common stock for no additional consideration. Each eligible holder of record of NBH common stock will receive one subscription right for each share of common stock owned by that holder and directly registered with the Company’s transfer agent as of 5:00 p.m., New York City time, on      , 2023, which date the Company may extend in its sole discretion, the record date. In order to be eligible to receive a subscription right, an NBH stockholder must have its shares of NBH common stock registered in the name of the beneficial owner with the Company’s transfer agent as of the record date and maintain such registration for a period of 180 days, which period the Company may shorten in its sole discretion, thereafter. Each subscription right will entitle the holder to acquire one share of Newco common stock at such time as NBH elects to spin-off Newco as an independent company. For example, if you owned 1,000 shares of NBH common stock and such shares were directly registered with the Company’s transfer agent on the record date, you would have received 1,000 subscription rights and would have the right to acquire 1,000 shares of Newco common stock at the time of the spin-off.

In order to be an eligible holder of shares of NBH common stock to receive non-transferable subscription rights to acquire shares of Newco common stock, you cannot be (i) a bank, broker or other nominee that is determined by the Company in its sole discretion to be holding shares for other entities or individuals or (ii) a beneficial owner of NBH common stock that is being held by a bank, broker or other nominee. If your shares are currently held in a retirement account, such as a 401(k), ROTH IRA or similar account, you should check with the custodian of such account as to whether the shares can be registered with the Company’s transfer agent in the individual holder’s name.

Subscription Right. With your subscription right, you may acquire one share of common Newco stock per subscription right, subject to delivery of the required documents before the rights expires. You may exercise all or a portion of your subscription right, or you may choose not to exercise any of your subscription rights.

Reasons for Directly Registering NBH Shares

The Board has determined that pursuing a rights offering is in the best interests of NBH and its stockholders in that it would provide incentive to all stockholders of the Company who hold their shares in “street name” to directly register such shares in the name of the stockholders with NBH’s transfer agent.

Principal Stockholder

As of the date hereof, Mr. McCabe beneficially owns approximately 27.8% of the common stock of NBH. Once formed, NBH will own 100% of the common stock of Newco until the expiration of the rights offering.

Assuming the subscription rights are exercised in full, NBH will dispose of all of its shares of Newco common stock as a result of the spin-off of Newco and will cease to be a stockholder of Newco. To the extent that the subscription rights are not exercised in full, NBH will retain ownership of a portion of Newco common stock. To the extent that NBH retains ownership of shares of Newco common stock after the completion of the spin-off of Newco, NBH may dispose of its remaining shares pursuant to a registered sale or an exemption from registration, in each case, in accordance with the Securities Act and the rules and regulations promulgated thereunder.

Conditions, Withdrawal and Cancellation

NBH’s obligation to close the rights offering and to issue the subscription rights is conditioned on the satisfaction or waiver of the following conditions:

●	the Board shall have authorized and approved the offering and not withdrawn such authorization and approval, and shall have declared the dividend of the subscription rights to eligible NBH stockholders;

●	the Contribution Agreement between NBH, MPC and Mr. McCabe with respect to the Back-In Interest and the Bronco Prospect shall have been executed by each party thereto and all actions required to be performed prior to the closing of the rights offering shall have been completed;

●	the SEC shall have declared effective our Registration Statement on Form S-1, of which this prospectus forms a part, under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC; and

●	no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the separation shall be in effect, and no other event outside the control of NBH shall have occurred or failed to occur that prevents the consummation of the separation.

The fulfilment of the foregoing conditions will not create any obligation on the part of NBH to close the rights offering. In addition, NBH reserves the right to withdraw and cancel the rights offering if, at any time prior to the record date, the Board of NBH determines, in its sole discretion, that the offering is not in the best interest of NBH or its stockholders, or that market conditions are such that it is not advisable to consummate the rights offering.

Effect of the Rights Offering on Outstanding Common Stock of NBH

The issuance of subscription rights for Newco shares in the rights offering will not affect the number of shares of NBH common stock you own or your percentage ownership of NBH. If you do not exercise your subscription rights to acquire shares of Newco common stock before the expiration date, following NBH’s spin-off of Newco you will not retain an ownership interest in the Back-In Interest or the Bronco Assets as the common stock of NBH that you hold will not reflect the assets or liabilities of Newco.

Formation of Newco and Spin-Off

It is currently anticipated that NBH will form Newco and contribute the Back-In Interest and the Bronco Assets to Newco in the future. Following the contribution, NBH will spin-off Newco to the holders who exercise their subscription rights upon the earlier of (i) the sale of NBH or a sale of all or substantially all of the Company’s Orogrande Project or the Bronco Assets or (ii) five years following the effective date of the contribution to Newco of the Back-In Interest and the Bronco Assets.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders. If you are a registered holder of NBH common stock and you maintain such registration with the Company’s transfer agent throughout the holding period, the number of shares of Newco common stock you may acquire pursuant to your subscription right will be indicated on the rights certificate that you receive, which you will receive at the conclusion of the holding period. You may exercise your subscription rights by properly completing and duly executing the rights certificate and forwarding it to the subscription agent at the address given below under “—Subscription Agent,” to be received before 5:00 p.m., New York City time, on      , 2028.

Subscription by Beneficial Owners. If you are a beneficial owner of shares of NBH common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will be eligible to receive subscription rights at such time as you have instructed such bank, broker or other nominee to transfer your shares of common stock to you on the books and records maintained by the Company’s transfer agent on or prior to the record date such that you become the registered holder of NBH’s common stock and you maintain such registration with the Company’s transfer agent throughout the holding period. At the conclusion of the holding period, you will receive a rights certificate representing a right to the number of shares of Newco common stock you may acquire pursuant to your subscription right.

Expiration Date and Extension

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., New York City time, on      , 2028 (the “expiration date”). If you do not exercise your subscription rights before the expiration date, your subscription rights will expire and will no longer be exercisable. NBH will not be required to distribute Newco shares to you if the subscription agent receives your rights certificate after the expiration date. NBH has the option to extend the expiration date of the subscription rights, although it does not presently intend to do so. NBH may extend the expiration date by giving oral or written notice to the subscription agent before the expiration date, but in no event will we extend the expiration date beyond, , 2029. If NBH elects to extend the expiration date, it will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

Subscription Agent

The subscription agent for our common stock is American Stock Transfer & Trust Company, LLC. The address to which rights certificates and payments should be mailed or delivered by hand delivery or overnight courier is provided below. If sent by mail, we recommend that you send documents by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent. Do not send or deliver these materials to NBH or Newco.

By first class mail:

Equiniti Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

Phone: Toll-free (877) 248-6417

(718) 921-8317

Fax 718 765-8758

By hand or overnight courier:

Equiniti Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

Information Agent

You may direct any questions or requests for assistance concerning the method of exercising your subscription rights, additional copies of this prospectus or other subscription materials referred to herein, to the information agent, at the following telephone number and address:

D.F. King & Co., Inc.

Banks & Brokers May Call:

All Others Call Toll-Free:

Fees and Expenses

NBH is not charging any fee or sales commission to issue the subscription rights to you or to issue Newco shares to you if you exercise your rights. We will pay all reasonable fees charged by the subscription agent.

Notice to Nominees

If you are a broker, dealer, custodian bank or other nominee holder that holds shares of NBH common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to registering their shares to become the record holder on the books maintained by NBH’s transfer agent. You should obtain instructions from the beneficial owners of NBH common stock. If a registered holder of NBH common stock so instructs, you should complete the transfer documents provided by NBH’s transfer agent and deliver the subscription certificate to the beneficial owner who has elected to become the record holder.

Validity of Subscriptions

NBH will use reasonable efforts to resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Such determination will be final and binding. Once made, subscriptions and directions are irrevocable, and NBH will not accept any alternative, conditional or contingent subscriptions or directions. NBH reserves the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless NBH waives them in its sole discretion.

Neither NBH nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to NBH right to withdraw and cancel the rights offering, only when the subscription agent receives a properly completed and duly executed rights certificate and any other required documents. NBH interpretations of the terms and conditions of the rights offering will be final and binding. You will have no rights as a holder of the shares of Newco common stock that you acquire upon exercise of the subscription rights you receive in the rights offering until your account or the account of your nominee is credited with the shares of Newco common stock acquired upon exercise of the subscription rights you receive in the rights offering.

No Revocation or Change

Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to acquire shares of Newco common stock.

SELLING SECURITYHOLDERS

Once formed and prior to NBH’s spin-off of Newco, NBH will hold 100% of Newco common stock. Assuming the subscription rights are exercised in full, NBH will dispose of all of its Newco common stock pursuant to the spin-off of Newco, and NBH will cease to be a stockholder of Newco. To the extent that the subscription rights are not exercised in full, NBH will retain ownership of a portion of Newco common stock. To the extent that NBH retains ownership of shares of Newco common stock after the completion of the spin-off of Newco, NBH may dispose of its remaining shares, through a registered sale of securities or an exemption from registration, in each case, pursuant to the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the issuance of the subscription rights described in this prospectus have been or will be passed upon for us by O’Melveny & Myers, LLP, Dallas, Texas, and by Woodburn and Wedge, Reno, Nevada, with respect to matters of Nevada law.

EXPERTS

The consolidated financial statements of Next Bridge Hydrocarbons, Inc. as of December 31, 2022 and 2021, and for each of the fiscal years then ended, appearing in this prospectus, have been audited by BF Borgers, CPA, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act to register the subscription rights to be issued in this offering. The term registration statement means the original registration statement and any and all amendments thereto, including the exhibits and schedules to the original registration statement and any amendments. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement, along with the exhibits and schedules filed therewith, may be inspected without charge at the SEC’s website. The SEC maintains an internet website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

The information contained on or accessible through our website shall not be deemed to be a part of this prospectus or the Registration Statement on Form S-1, of which this prospectus is a part.

You may request a copy of any of our filings with the SEC at no cost by writing us at the following address:

Investor Relations

c/o Next Bridge Hydrocarbons, Inc.

6300 Ridglea Place, Suite 950, Fort Worth, Texas 76116

We have not authorized anyone to give any information or make any representation about the offering or of the Company that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Next Bridge Hydrocarbons, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Next Bridge Hydrocarbons, Inc. as of December 31, 2022 and 2021, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC

PCAOB ID: 5041

We have served as the Company’s auditor since 2022

Lakewood, CO

March 29, 2023

NEXT BRIDGE HYDROCARBONS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash	$569,298	$1,989,419
Accounts receivable	—	74,310
Accounts receivable, related party	177,519	163,366
Grants and other receivables	150,000	—
Prepaid expenses	62,300	2,667
Total current assets	959,117	2,229,762
Oil and natural gas properties, net	79,695,928	45,663,470
Other assets	80,179	25,000
TOTAL ASSETS	$80,735,224	$47,918,232

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,891,649	$2,828,326
Accounts payable - Meta	2,573,724	—
Note payable - Meta	20,000,000	12,500,000
Notes payable, related party	2,000,000	—
Accrued interest payable	1,571,336	208,889
Total current liabilities	30,036,709	15,537,215
Asset retirement obligations	246,866	21,937
Total liabilities	30,283,575	15,559,152
Commitments and contingencies
Stockholder’s equity:
Preferred stock, par value $0.0001; 50,000,000 shares authorized; 0 issued and outstanding	—	—
Common stock, par value $0.0001; 500,000,000 shares authorized; 165,472,241 issued and outstanding	16,547	—
Additional paid-in capital	51,345,640	100,546,596
Accumulated deficit	(910,538)	(68,187,516)
Total stockholders’ equity	50,451,649	32,359,080
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$80,735,224	$47,918,232

NEXT BRIDGE HYDROCARBONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor	Predecessor
	For the period from December 15, 2022 to December 31, 2022	For the period from January 1, 2022 to December 14, 2022	Year Ended December 31, 2021
Oil sales	$1,276	$16,796	$4,675
Natural gas sales	1,285	21,477	11,229
Revenue	2,561	38,273	15,904

Operating expenses
Lease operating expenses	5,826	68,488	75,330
Production and ad valorem tax	229	2,755	1,001
General and administrative	907,045	7,905,860	8,050,443
Depreciation, depletion and amortization	—	—	4,642
Total operating expenses	913,100	7,977,103	8,131,416

Operating loss	(910,539)	(7,938,830)	(8,115,512)

Other income (expense)
Interest expense	—	—	(212,201)
Gain (loss) on sale of assets	—	—	1,000
Gain on extinguishment of debt	—	—	77,477
Interest income	1	495	10,428
Total other income (expense)—net	1	495	(123,296)

Loss before income taxes	(910,538)	(7,938,335)	(8,238,808)
Provision for income tax	—	—	—
Net loss	$(910,538)	$(7,938,335)	$(8,238,808)

Loss per common share:
Basic and Diluted	$(0.01)	$(0.05)	$(8,238,808)
Weighted average number of common shares outstanding:
Basic and Diluted	165,472,241	165,472,241	1

NEXT BRIDGE HYDROCARBONS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Year ended December 31, 2022

	Common	Common	Additional
	Stock	Stock	paid-in	Accumulated
	shares	amount	capital	deficit	Total
Balance, December 31, 2020	1	$—	$89,331,629	$(59,948,708)	$29,382,921
Contributions from parent	—	—	11,214,967	—	11,214,967
Net loss	—	—	—	(8,238,808)	(8,238,808)
Balance December 31, 2021	1	$—	$100,546,596	$(68,187,516)	$32,359,080
Contributions from parent	—	—	316,600	—	316,600
Net loss	—	—	—	(7,938,335)	(7,938,335)
Issuance of common stock	165,472,240	16,547	(16,547)	—	—
Balance, December 14, 2022	165,472,241	$16,547	$100,846,649	$(76,125,851)	$24,737,345

Balance, December 15, 2022	165,472,241	$16,547	$51,345,640	$—	$51,362,187
Net loss	—	—	—	(910,538)	(910,538)
Balance, December 31, 2022	165,472,241	$16,547	$51,345,640	$(910,538)	$50,451,649

NEXT BRIDGE HYDROCARBONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor
	For the period from December 15, 2022 to December 31, 2022	For the period from January 1, 2022 to December 14, 2022	Year Ended December 31, 2021
Cash Flows From Operating Activities
Net loss	$(910,538)	$(7,938,335)	$(8,238,808)
Adjustments to reconcile net loss to net cash from operations:
Accretion expense	1,092	—	—
Bad debt expense	—	(26,612)	—
Depreciation, depletion and amortization	—	—	4,642
Paid in kind interest	—	—	208,889
Change in:
Accounts receivable	—	74,310	(94,310)
Accounts receivable, related party	—	(14,153)	86,754
Prepayments - development costs	—	(150,000)	101,005
Other assets	39,185	(94,364)	(25,000)
Prepaid expenses	(58,225)	(1,408)	—
Accounts payable and accrued expenses	1,154,917	(64,982)	906,287
Other payables	—	2,589,363	—
Accrued interest payable	(1,091)	—	—
Net cash provided by (used in) operating activities	225,340	(5,626,181)	(7,050,541)

Cash Flows From Investing Activities
Investment in oil and gas properties	(1,976,029)	(3,859,851)	(14,805,511)
Net cash used in investing activities	(1,976,029)	(3,859,851)	(14,805,511)

Cash Flows From Financing Activities
Proceeds from notes payable	2,000,000	7,500,000	12,500,000
Contributions from parent	—	316,600	11,214,967
Net cash provided by financing activities	2,000,000	7,816,600	23,714,967

Net increase (decrease) in cash	249,311	(1,669,432)	1,858,915

Cash - beginning of period	319,987	1,989,419	130,504

Cash - end of period	$569,298	$319,987	$1,989,419

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—	$3,312
Cash paid for state franchise tax	$—	$—	$—

Supplemental disclosure of non-cash investing and financing activities:
Account payable reduced by expense offset	$—	$15,638	$—
Capitalized interest included in interest payable	$74,210	$1,289,328	$141,048

NEXT BRIDGE HYDROCARBONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2022

1.	NATURE OF BUSINESS

Next Bridge Hydrocarbons, Inc. (the “Company”) was incorporated in Nevada on August 31, 2021, as OilCo Holdings, Inc. and changed its name to Next Bridge Hydrocarbons, Inc. pursuant to its Amended and Restated Articles of Incorporation filed on June 30, 2022. The Company spun off from Meta Materials, Inc. (“Meta”) on December 14, 2022, resulting in the Company becoming an independent company (the “Spin-Off”). Prior to the Spin-Off, the Company was a wholly-owned subsidiary of Meta. Meta became the parent of the Company’s subsidiaries in June 2021 in a merger transaction with Torchlight Energy Resources, Inc. (“Torchlight”), the previous parent of the subsidiaries and developer of the properties from their inception up to June 2021.

The Company is an energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States. The Company’s primary focus has been the development of interests in an oil and natural gas project the Company holds in the Orogrande Basin in West Texas in Hudspeth County, Texas (the “Orogrande Project”). In addition, the Company has minor interests in the Eastern edge of the Midland Basin in Texas (the “Hazel Project”), and two minor well interests in the Hunton wells located in Oklahoma (the “Oklahoma Properties”). The Company currently has six full-time employees, and the Company employs consultants for various roles as needed.

The Company operates its business through four wholly owned subsidiaries Torchlight Energy, Inc., a Nevada corporation (“TEI”), Hudspeth Oil Corporation, a Texas corporation (“Hudspeth”), Torchlight Hazel, LLC, a Texas limited liability company (“Torchlight Hazel”), and Hudspeth Operating, LLC, a Texas limited liability company and wholly owned subsidiary of Hudspeth (“Hudspeth Operating”). All intercompany transactions have been eliminated in the consolidated financial statements.

2.	GOING CONCERN

At December 31, 2022, the Company had not yet achieved profitable operations. The Company had a net loss of $910,538 for the period from December 15, 2022 through December 31, 2022. The Company expects to incur further losses in the development of its business. The Company had a working capital deficit as of December 31, 2022 of $29,077,591. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent on its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management’s plan to address the Company’s ability to continue as a going concern includes: (1) obtaining debt or equity funding from private placement, institutional, or public sources; (2) obtain loans from financial institutions, where possible, or (3) participating in joint venture transactions with third parties. Although management believes that it will be able to obtain the necessary funding to allow the Company to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful.

These consolidated financial statements have been prepared assuming that the Company will continue as a going concern and therefore, the financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classifications of liabilities that may result from the outcome of this uncertainty.

3.	SIGNIFICANT ACCOUNTING POLICIES

The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America. Accounting principles followed and the methods of applying those principles, which materially affect the determination of financial position, results of operations and cash flows are summarized below:

Use of estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and certain assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

Basis of presentation—The financial statements are presented on a consolidated basis and include the accounts of Next Bridge Hydrocarbons, Inc. and its wholly owned subsidiaries, TEI, Hudspeth, Torchlight Hazel, and Hudspeth Operating. All significant intercompany balances and transactions have been eliminated. As noted above, the Company was involved in the Spin-Off on December 14, 2022. The period December 15, 2022 through December 31, 2022 is referred to herein as the “successor period” and the period from January 1, 2022 through December 14, 2022 is referred to herein as the “predecessor period”.

In the opinion of management, the accompanying consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position as of, and the results of operations for all periods presented. In preparing the accompanying financial statements, management has made certain estimates and assumptions that affect reported amounts in the consolidated financial statements and disclosures of contingencies. Actual results may differ from those estimates.

Risks and uncertainties—The Company’s operations are subject to significant risks and uncertainties, including financial, operational, technological, and other risks associated with operating an emerging business, including the potential risk of business failure.

In January 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (“COVID-19”) and the significant risks to the international community and economies as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified COVID-19 as a pandemic, based on the rapid increase in exposure globally, and thereafter, COVID-19 continued to spread throughout the U.S. and worldwide. In addition, actions taken by OPEC members and other exporting nations on the supply and demand in global oil and natural gas markets resulted in significant negative pricing pressure in the first half of 2020, followed by a recovery in pricing and an increase in demand in the second half of 2020 and into 2021. However, multiple variants emerged in 2021 and became highly transmissible, which contributed to additional pricing volatility during 2021 to date. The financial results of companies in the oil and natural gas industry have been impacted materially as a result of changing market conditions. Such circumstances generally increase uncertainty in the Partnership’s accounting estimates. Although demand and market prices for oil and natural gas have recently increased, due to the rising energy use and the improvement in U.S. economic activity, we cannot predict events that may lead to future price volatility and the near-term energy outlook remains subject to heightened levels of uncertainty.

The Company is continuing to closely monitor the overall impact and the evolution of the COVID-19 pandemic, including the ongoing spread of any variants, along with future OPEC actions on all aspects of the Company’s business, including how these events may impact the Company’s future operations, financial results, liquidity, employees, and operators. Additional actions may be required in response to the COVID-19 pandemic on a national, state, and local level by governmental authorities, and such actions may further adversely affect general and local economic conditions. The Company cannot predict the long- term impact of these events on our liquidity, financial position, results of operations or cash flows due to uncertainties including the severity of COVID-19 or any of the ongoing variants, and the effect the virus will have on the demand for oil and natural gas. These situations remain fluid and unpredictable, and the Company is actively managing its response.

Concentration of risks—At times the Company’s cash balances are in excess of amounts guaranteed by the Federal Deposit Insurance Corporation. The Company’s cash is placed with a highly rated financial institution, and the Company regularly monitors the credit worthiness of the financial institutions with which it does business.

Fair value of financial instruments—Financial instruments consist of cash, receivables, convertible note receivable, payables and promissory notes, if any. The estimated fair values of cash, receivables, and payables approximate the carrying amount due to the relatively short maturity of these instruments. The carrying amounts of any promissory notes approximate their fair value giving affect for the term of the note and the effective interest rates.

For assets and liabilities that require re-measurement to fair value the Company categorizes them in a three-level fair value hierarchy as follows:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

●	Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration.

●	Level 3 inputs are unobservable inputs based on management’s own assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Cash and cash equivalents – Cash and cash equivalents include certain investments in highly liquid instruments with original maturities of three months or less.

Accounts receivable – Accounts receivable consist of amounts due from a related party for their share of expenses paid on their behalf by the Company. Management reviews receivables periodically and reduces the carrying amount by a valuation allowance that reflects management’s best estimate of the amount that may not be collectible. As of December 31, 2022 and December 31, 2021, no valuation allowance was considered necessary.

Oil and natural gas properties – The Company uses the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission (“SEC”). Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to property acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities.

Oil and natural gas properties include costs that are excluded from costs being depleted or amortized. Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological, and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. The Company allocates a portion of its acquisition costs to unevaluated properties based on relative value. Costs are transferred to the full cost pool as the properties are evaluated over the life of the reservoir. Unevaluated properties are reviewed for impairment at least quarterly and are determined through an evaluation considering, among other factors, seismic data, requirements to relinquish acreage, drilling results, remaining time in the commitment period, remaining capital plan, and political, economic, and market conditions.

Gains and losses, if any, on the sale of oil and natural gas properties are not generally reflected in income unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves. Sales of less than 100% of the Company’s interest in the oil and natural gas property are treated as a reduction of the capital cost of the field, with no gain or loss recognized, as long as doing so does not significantly affect the unit-of-production depletion rate. Costs of retired equipment, net of salvage value, are usually charged to accumulated depreciation.

Capitalized interest – The Company capitalizes interest on unevaluated properties during the periods in which they are excluded from costs being depleted or amortized. During the successor period and for the predecessor period, the Company capitalized $74,210, and $1,289,328 respectively, of interest on unevaluated properties. Capitalized interest for the year ended December 31, 2021, was $141,048.

Depreciation, depletion, and amortization – The depreciable base for oil and natural gas properties includes the sum of all capitalized costs net of accumulated depreciation, depletion, and amortization (“DD&A”), estimated future development costs and asset retirement costs not included in oil and natural gas properties, less costs excluded from amortization. The depreciable base of oil and natural gas properties is amortized on a unit-of-production method.

Ceiling test – Future production volumes from oil and natural gas properties are a significant factor in determining the full cost ceiling limitation of capitalized costs. Under the full cost method of accounting, the Company is required to periodically perform a “ceiling test” that determines a limit on the book value of oil and natural gas properties. If the net capitalized cost of proved oil and natural gas properties, net of related deferred income taxes, plus the cost of unproved oil and natural gas properties, exceeds the present value of estimated future net cash flows discounted at 10 percent, net of related realizable tax affects, plus the cost of unproved oil and natural gas properties, the excess is charged to expense and reflected as additional accumulated DD&A. The Company recorded an impairment expense of $-0- for the successor period, for the predecessor period and for the year ended December 31, 2021, respectively, to recognize the adjustment required by the ceiling test.

The ceiling test calculation uses a commodity price assumption which is based on the unweighted arithmetic average of the price on the first day of each month for each month within the prior 12-month period and excludes future cash outflows related to estimated abandonment costs.

The determination of oil and natural gas reserves is a subjective process, and the accuracy of any reserve estimate depends on the quality of available data and the application of engineering and geological interpretation and judgment. Estimates of economically recoverable reserves and future net cash flows depend on a number of variable factors and assumptions that are difficult to predict and may vary considerably from actual results. In particular, reserve estimates for wells with limited or no production history are less reliable than those based on actual production. Subsequent re-evaluation of reserves and cost estimates related to future development of proved oil and natural gas reserves could result in significant revisions to proved reserves. Other issues, such as changes in regulatory requirements, technological advances, and other factors which are difficult to predict could also affect estimates of proved reserves in the future.

Asset retirement obligations – The fair value of a liability for an asset’s retirement obligation (“ARO”) is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, with the corresponding charge capitalized as part of the carrying amount of the related long-lived asset. The liability is accreted to its then-present value each subsequent period, and the capitalized cost is depleted over the useful life of the related asset. Abandonment costs incurred are recorded as a reduction of the ARO liability.

Inherent in the fair value calculation of an ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and natural gas property balance. Settlements greater than or less than amounts accrued as ARO are recorded as a gain or loss upon settlement.

Income taxes – Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that the related tax benefits will not be realized.

Authoritative guidance for uncertainty in income taxes requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an examination. Management has reviewed the Company’s tax positions and determined there were no uncertain tax positions requiring recognition in the consolidated financial statements. Company tax returns remain subject to federal and state tax examinations. Generally, the applicable statutes of limitation are three to four years from their respective filings.

Estimated interest and penalties related to potential underpayment on any unrecognized tax benefits are classified as a component of tax expense in the statements of operation. The Company has not recorded any interest or penalties associated with unrecognized tax benefits for the successor period, for the predecessor period, and for the year ended December 31, 2021.

Revenue recognition – The Company’s revenue is typically generated from contracts to sell natural gas, crude oil or NGLs produced from interests in oil and natural gas properties owned by the Company. Contracts for the sale of natural gas and crude oil are evidenced by (1) base contracts for the sale and purchase of natural gas or crude oil, which document the general terms and conditions for the sale, and (2) transaction confirmations, which document the terms of each specific sale. The transaction confirmations specify a delivery point which represents the point at which control of the product is transferred to the customer. The Company elects to treat contracts to sell oil and natural gas production as normal sales, which are then accounted for as contracts with customers. The Company has determined that these contracts represent multiple performance obligations which are satisfied when control of the commodity transfers to the customer, typically through the delivery of the specified commodity to a designated delivery point.

Revenue is measured based on consideration specified in the contract with the customer, and excludes any amounts collected on behalf of third parties. The Company recognizes revenue in the amount that reflects the consideration it expects to be entitled to in exchange for transferring control of those goods to the customer. Amounts allocated in the Company’s price contracts are based on the standalone selling price of those products in the context of long-term contracts. Payment is generally received one or two months after the sale has occurred.

Gain or loss on derivative instruments is outside the scope of ASC 606, Revenue Recognition, and is not considered revenue from contracts with customers subject to ASC 606. The Company may in the future use financial or physical contracts accounted for as derivatives as economic hedges to manage price risk associated with normal sales, or in limited cases may use them for contracts the Company intends to physically settle but do not meet all of the criteria to be treated as normal sales.

Producer Gas Imbalances. The Company applies the sales method of accounting for natural gas revenue. Under this method, revenues are recognized based on the actual volume of natural gas sold to purchasers.

Basic and diluted earnings (loss) per share – Basic earnings (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share is computed in the same way as basic earnings (loss) per common share except that the denominator is increased to include the number of additional common shares that would be outstanding if all potential common shares had been issued and if the additional common shares were dilutive. The Company had zero dilutive shares for the successor period, for the predecessor period, and for the year ended December 31, 2021.

Environmental laws and regulations – The Company is subject to extensive federal, state, and local environmental laws and regulations. Environmental expenditures are expensed or capitalized depending on their future economic benefit. The Company believes that it is in compliance with existing laws and regulations. The Company accrued no liability as of December 31, 2022 and December 31, 2021.

Recent accounting pronouncements not yet adopted – In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which adds a new Topic 326 to the Codification and removes the thresholds that companies apply to measure credit losses on financial instruments measured at amortized cost, such as loans, receivables, and held-to-maturity debt securities. Under current GAAP, companies generally recognize credit losses when it is probable that the loss has been incurred. The revised guidance will remove all recognition thresholds and will require companies to recognize an allowance for credit losses for the difference between the amortized cost basis of a financial instrument and the amount of amortized cost that the company expects to collect over the instrument’s contractual life. ASU 2016-13 also amends the credit loss measurement guidance for available-for sale debt securities and beneficial interests in securitized financial assets. The guidance is applicable for fiscal years beginning after December 15, 2019 and interim periods within those years, however, the FASB extended the effective date for smaller reporting companies to fiscal years beginning after December 15, 2022. The Company does not believe the adoption of this standard will have material impact on the consolidated financial statements.

4.	SPIN-OFF

Effective December 14, 2022 (the “Spin-Off Date”), the Company and all of its wholly owned subsidiaries were involved in a spin off transaction from the Company’s former parent, Meta. Meta spun the Company and the Company’s wholly owned oil and natural gas subsidiaries in fulfillment of a preferred shareholder liability and other working capital items. As part of the Spin-Off, a change in control event occurred which is accounted for under ASC 805, Business Combination. Meta no longer owns 100% of the Company and the Company is now owned by various shareholders. The new shareholders of the Company received common stock as consideration and the fair value was determined using the income approach.

The following table summarizes the fair value of the assets acquired and liabilities assumed at the Spin-Off Date.

Consideration in common stock	$51,362,187

Recognized Assets and Liabilities
Cash and cash equivalents	$319,987
Accounts receivable, related party	177,519
Prepaids	154,075
Oil and natural gas properties	77,645,689
Other assets	119,364
Accounts payable	(5,310,456)
Notes payable	(20,000,000)
Accrued interest	(1,498,217)
Asset retirement obligation	(245,774)
Net Assets Recognized	$51,362,187

5.	OIL & NATURAL GAS PROPERTIES

The following table presents the capitalized costs for oil and natural gas properties of the Company:

	December 31, 2022	December 31, 2021
	Successor	Predecessor
Evaluated costs subject to amortization	$—	$—
Unevaluated costs	79,695,928	61,319,652
Total Capitalized Costs	79,695,928	61,319,652
Less accumulated depreciation, depletion and amortization	—	(15,656,182)
Total oil and gas properties	$79,695,928	$45,663,470

Unevaluated costs as of December 31, 2022, and December 31, 2021, include cumulative costs of developing projects including the Orogrande and Hazel Projects in West Texas and the costs related to the Oklahoma Properties. In accordance with required accounting adjustments related to the Spin-Off, the carrying value of the oil and natural gas assets were adjusted to fair value as of December 15, 2022.

The Company periodically adjusts for the separation of evaluated versus unevaluated costs within its full cost pool to recognize the value impairment related to the expiration of, or changes in market value, of unevaluated leases. The impact of reclassifications as they become necessary is to increase the basis for calculation of future period’s depletion, depreciation and amortization which effectively recognizes the impairment on the consolidated statement of operations over future periods. Reclassified costs also become evaluated costs for purposes of ceiling tests, and which may cause recognition of increased impairment expense in future periods. The remaining cumulative unevaluated costs which have been reclassified within the Company’s full cost pool totals $-0- as of December 31, 2022. As of December 31, 2022, evaluated costs are $-0- since the Company have no proved reserve value associated with our properties.

Due to the volatility of commodity prices, should oil and natural gas prices decline in the future, it is possible that a write-down could occur. Proved reserves are estimated quantities of crude oil, natural gas, and natural gas liquids, which geological and engineering data demonstrate with reasonable certainty to be recoverable from known reservoirs under existing economic and operating conditions. The independent engineering estimates include only those amounts considered to be proved reserves and do not include additional amounts which may result from new discoveries in the future, or from application of secondary and tertiary recovery processes where facilities are not in place or for which transportation and/or marketing contracts are not in place. Estimated reserves to be developed through secondary or tertiary recovery processes are classified as unevaluated properties.

Current Projects

The Company is an energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States. The Company is primarily focused on the acquisition of early-stage projects, the development and delineation of these projects, and then the monetization of those assets once these activities are completed.

The Company’s primary focus is the development of interests in oil and natural gas projects it holds in the Permian Basin in West Texas. The Company also holds minor interests in certain other oil and natural gas projects in Central Oklahoma that it is in the process of divesting.

As of December 31, 2022, the Company had interests in three oil and natural gas projects: the Orogrande Project in Hudspeth County, Texas, the Hazel Project in Sterling, Tom Green, and Irion Counties, Texas, and two wells in Central Oklahoma.

Orogrande Project, West Texas

On August 7, 2014, Torchlight entered into a Purchase Agreement with Hudspeth, McCabe Petroleum Corporation (“MPC”), and Gregory McCabe (“Mr. McCabe”). Mr. McCabe was the sole owner of both Hudspeth and MPC. Under the terms and conditions of the Purchase Agreement, Torchlight purchased 100% of the capital stock of Hudspeth which held certain oil and natural gas assets, including a 100% working interest in approximately 172,000 predominately contiguous acres in the Orogrande Basin in West Texas. Mr. McCabe has, at his option, a 10% working interest back-in after payout and a reversionary interest if drilling obligations are not met, all under the terms and conditions of a participation and development agreement among Hudspeth, MPC and Mr. McCabe. Mr. McCabe also holds a 4.5% overriding royalty interest in the Orogrande acreage, —which he obtained prior to, and was not a part of the August 2014 transaction. As of December 31, 2022, leases covering approximately 134,000 acres remain in effect.

Effective March 27, 2017, the property became subject to a University Lands D&D Unit Agreement (“DDU Agreement”) which allows for all 192 existing leases covering approximately 134,000 gross acres leased from University Lands to be combined into one drilling and development unit for development purposes. The term of the DDU Agreement expires on December 31, 2023, and the time to drill on the drilling and development unit continues through December 31, 2023. The DDU Agreement also grants the right to extend the DDU Agreement through December 31, 2028 if compliance with the DDU Agreement is met and the extension fee associated with the additional time is paid.

Drilling obligations under the DDU Agreement include five wells per year in years 2021, 2022 and 2023. The drilling obligations are minimum yearly requirements and may be exceeded if acceleration is desired.

All drilling obligations through December 31, 2022, have been met.

Torchlight had drilled 14 test wells in the Orogrande in order to stay in compliance with the DDU Agreement, as well as, to test for potential shallow pay zones and deeper pay zones that may be present on structural plays. Development of the wells continued through December 31, 2022, to further capture and document the scientific base in support of demonstrating the production potential of the property. As of December 31, 2022, a total of 15 test wells have been drilled on the acreage.

On March 9, 2020, holders of certain notes payable by Torchlight entered into a Conversion Agreement under which the noteholders elected to convert $6,000,000 of principal and approximately $1,331,000 of accrued interest on the notes held by such holders, in accordance with their terms, into an aggregate 6% working interest (of all such holders) in the Orogrande Project.

The Company intends to make offers and enter into agreements with one or more of the other current working interest owners in the Orogrande Project (each an “Orogrande Owner” and collectively, the “Orogrande Owners”). The Company anticipates offering the Orogrande Owners shares of common stock in exchange for such Orogrande Owner’s respective working interest in the Orogrande Project. The Company intends to offer the number of shares of common stock necessary such that each participating Orogrande Owner would own the percentage of common stock then outstanding in proportion to the percentage owned in the working interest of the Orogrande Project. For illustration purposes, if an Orogrande Owner owns 10% of the working interest of the Orogrande Project, and such Orogrande Owner elects to participate and accept the Company’s offer of shares of common stock, then such Orogrande Owner will be offered 10% of the aggregate amount of outstanding shares of common stock. The Company’s decision to enter into these transactions will depend on ability of the Company and each Orogrande Owner to negotiate and enter into definitive agreements related to such transaction and the Company’s board of directors receiving an industry-standard fairness opinion from an investment banking firm. One of the Orogrande Owners is Wolfbone Investments, LLC (“Wolfbone”), an entity controlled by Mr. McCabe. Mr. McCabe owns, directly and indirectly through entities he owns or controls, 7.75% of the Company’s common stock as of December 31, 2022, which would increase by the proportionate exchange of working interest for shares of the Company’s common stock if consummated.

The Orogrande Project ownership as of December 31, 2022, is detailed as follows:

	Revenue Interest	Working Interest
University Lands - Mineral Owner	20.000%
ORRI - Magdalena Royalties, LLC, an entity controlled by Gregory McCabe	4.500%
ORRI - Unrelated Party	0.500%
Hudspeth Oil Corporation, a subsidiary of Next Bridge Hydrocarbons, Inc.	49.875%	66.500%
Wolfbone Investments, LLC, an entity controlled by Gregory McCabe	18.750%	25.000%
Conversion by Note Holders in March, 2020	4.500%	6.000%
Unrelated Party	1.875%	2.500%
	100.000%	100.000%

Hazel Project in the Midland Basin in West Texas

Effective April 4, 2016, TEI acquired from MPC a 66.66% working interest in approximately 12,000 acres in the Midland Basin. A back-in after payout of a 25% working interest was retained by MPC and another unrelated working interest owner.

In October 2016, the holders of all of Torchlight’s then-outstanding shares of Series C Preferred Stock (which were issued in July 2016) elected to convert into a total 33.33% working interest in our Hazel Project, reducing TEI’s ownership from 66.66% to a 33.33% working interest.

Acquisition of Additional Interests in Hazel Project

On January 30, 2017, Torchlight entered into and closed an Agreement and Plan of Reorganization and a Plan of Merger with an entity which was wholly owned by Mr. McCabe, which resulted in the acquisition of approximately 40.66% working interest in the 12,000 gross acres, 9,600 net acres, in the Hazel Project.

Also, on January 30, 2017, Torchlight entered into and closed a Purchase and Sale Agreement with Wolfbone. Under the agreement, Torchlight acquired certain of Wolfbone’s Hazel Project assets, including its interest in the Flying B Ranch #1 well and the 40-acre unit surrounding the well.

Upon the closing of the transactions, the Torchlight working interest in the Hazel Project increased by 40.66% to a total ownership of 74%.

Effective June 1, 2017, Torchlight acquired an additional 6% working interest from unrelated working interest owners increasing its working interest in the Hazel project to 80%, and an overall net revenue interest of 75%.

Seven test wells have been drilled on the Hazel Project to capture and document the scientific base in support of demonstrating the production potential of the property.

Option Agreement with Masterson Hazel Partners, LP

On August 13, 2020, the Company’s subsidiaries TEI and Torchlight Hazel (collectively, “Torchlight Subs”) entered into an option agreement (the “Option Agreement”) with Masterson Hazel Partners, LP (“MHP”) and MPC. Under the agreement, MHP was obligated to drill and complete, or cause to be drilled and completed, at its sole cost and expense, a new lateral well (the “Well”) on the Hazel Project, sufficient to satisfy Torchlight Subs’s continuous development obligations on the southern half of the prospect no later than September 30, 2020. MHP has satisfied this drilling obligation. MHP paid to Torchlight Subs $1,000 as an option fee at the time of execution of the Option Agreement. MHP is entitled to receive, as its sole recourse for the recoupment of drilling costs, the revenue from production of the Well attributable to Torchlight Subs’s interest until such time as it has recovered its reasonable costs and expenses for drilling, completing, and operating the well.

In exchange for MHP satisfying the above drilling obligations, Torchlight Subs granted to MHP the exclusive right and option to perform operations, at MHP’s sole cost and expense, on the Hazel Project sufficient to satisfy Torchlight Subs’s continuous development obligations on the northern half of the prospect. Because MHP exercised this drilling option and satisfied the continuous development obligations on the northern half of the prospect, under the terms of the Option Agreement (as amended in September 2020) MHP had the option to purchase the entire Hazel Project no later than May 31, 2021. Such purchase would be under the terms of a form of Purchase and Sale Agreement included as an exhibit to the Option Agreement, at an aggregate purchase price of$12,690,704 for approximately 9,762 net mineral acres, and not less than 74% net revenue interest (approximately $1,300 per net mineral acre). MHP declined to exercise the Option in 2021.

Hunton Play, Central Oklahoma

As of December 31, 2022, the Company is producing from one well in the Viking Area of Mutual Interest and one well in Prairie Grove.

6.	RELATED PARTY BALANCES

As of December 31, 2022 and December 31, 2021, the Company had a balance of $177,519 and $163,366, respectively, for an account receivable due from MPC, a shareholder of the Company, for amounts advanced related to the Orogrande development cost sharing arrangement agreed to in connection with the acquisition of the Orogrande working interests in 2014.

On December 22, 2022, the Company issued an unsecured promissory note in the principal amount of up to $20 million in favor of Mr. McCabe (the “2022 Note”). The 2022 Note bears interest at 5% per annum, computed on the basis of a 365-day year, and matures on June 21, 2023 (the “2022 Note Maturity Date”); provided, however, if we raise $30 million or more in capital through debt or equity or a combination thereof by the 2022 Note Maturity Date, the 2022 Note Maturity Date will be extended to October 3, 2023. The outstanding principal of the 2022 Note, together with all accrued interest thereon, becomes due on June 21, 2023. The revolving commitment under the 2022 Note expires on 2022 Note Maturity Date. As of December 31, 2022, we had $2 million in principal amount outstanding and $18 million of available borrowings under the 2022 Note.

7.	COMMITMENTS AND CONTINGENCIES

Legal Matters

On April 30, 2020, the Company’s wholly owned subsidiary, Hudspeth, filed suit against Datalog LWT, Inc. d/b/a Cordax Evaluation Technologies (“Cordax”). The suit, Hudspeth and Wolfbone Investments, LLC v. Datalog LWT, Inc. d/b/a Cordax Evaluation Technologies, was filed in the 189th Judicial District Court of Harris County, Texas. The suit seeks the recovery of approximately $1.4 million in costs incurred as a result of a tool failure during drilling activities on the University Founders A25 #2 well that is located in the Orogrande Field. Working interest owner Wolfbone is a co-plaintiff in that action. After the suit was filed, Cordax filed a mineral lien in the amount of $104,500 against the Orogrande Field and has sued the operator and counterclaimed against Hudspeth for breach of contract, seeking the same amount as the lien. Meta, as the Company’s parent at the time, determined to add the manufacturer of one of the tool components that it contends was one of the causes of the tool failure. It was later disclosed that Cordax is the subsidiary of a Canadian parent company, who has also been added to the case. Cordax’s current Chairman of the Board filed a special appearance after being served with a citation, alleging that he was a Canadian citizen with no meaningful ties to Texas. After discovery was conducted on this issue, a nonsuit without prejudice for this defendant was filed, dismissing him from the case. The remaining parties attended mediation on June 15, 2022, that was unsuccessful in resolving the case. Discovery is ongoing. The Company has presented several of its witnesses for deposition and is preparing to depose Cordax’s key fact witnesses. The case is set for trial in October 2023.

On March 18, 2021, Cordax filed a lawsuit in Hudspeth County, Texas seeking to foreclose its mineral lien against the Orogrande Field in the amount of $104,500.01 and recover related attorney’s fees. The foreclosure action, Datalog LWT Inc. d/b/a Cordax Evaluation Technologies v. Torchlight Energy Resources, Inc., was filed in the 205th Judicial District Court of Hudspeth County, Texas. The Company is contesting the lien in good faith and filed a Plea in Abatement on May 10, 2021, seeking a stay in the Hudspeth County lien foreclosure case pending final disposition of the related case currently pending in Harris County, Texas. The Company is required to indemnify Meta in connection with this matter pursuant to the terms of the Distribution Agreement with Meta.

On January 14, 2022, a shareholder derivative action was filed in the U.S. District Court for the Eastern District of New York captioned Hines v. Palikaras, et al., No. 1:22-cv-00248. The complaint names as defendants certain of Meta’s current officers and directors, certain former Torchlight officers and directors, and Meta (as nominal defendant). The complaint, purportedly brought on behalf of Meta, asserts claims under Section 14(a) of the Exchange Act, contribution claims under Sections 10(b) and 21D of the Exchange Act, and various state law claims such as breach of fiduciary duties and unjust enrichment. The complaint seeks, among other things, unspecified compensatory damages in favor of Meta, certain corporate governance related actions, and an award of costs and expenses to the derivative plaintiff, including attorneys’ fees. On March 9, 2022, the Court entered a stipulated order staying this action until there is a ruling on a motion to dismiss in the Securities Class Action.

Environmental Matters

The Company is subject to contingencies as a result of environmental laws and regulations. Present and future environmental laws and regulations applicable to the Company’s operations could require substantial capital expenditures or could adversely affect its operations in other ways that cannot be predicted at this time. As of December 31, 2022, and December 31, 2021, no amounts had been recorded because no specific liability has been identified that is reasonably probable of requiring the Company to fund any future material amounts.

8.	STOCKHOLDERS’ EQUITY

Next Bridge Hydrocarbons, Inc. has preferred and common stock both at a par value of $0.0001. As of December 31, 2022, the Company has issued 165,472,241 shares of common stock and -0- shares of preferred stock.

9.	INCOME TAXES

The Company recorded no income tax provision at December 31, 2022, and December 31, 2021, because of losses incurred.

The Company estimates its annual effective income tax rate in recording its quarterly provision for income taxes in the various jurisdictions in which it operates. Statutory tax rate changes and other significant or unusual items are recognized as discrete items in the quarter in which they occur. The Company recorded no income tax expense for the successor period and for the predecessor period, because the Company expects to incur a tax loss in the current year. Similarly, no income tax expense was recognized for the year ended December 31, 2021.

The Company had a net deferred tax asset related to federal net operating loss carryforwards of $25,935,753, $65,730,932 and $59,481,861 at December 31, 2022, December 14, 2022 and December 31, 2021, respectively. The federal net operating loss carryforward will begin to expire in 2034. Realization of the deferred tax asset is dependent, in part, on generating sufficient taxable income prior to expiration of the loss carryforwards. The Company has placed a 100% valuation allowance against the net deferred tax asset because future realization of these assets is not assured.

10.	NOTES PAYABLE, RELATED PARTIES

In 2021, the Company entered into a note payable with Meta its former parent to borrow up to $15 million. On October 1, 2021, the Company issued the 2021 Note, which bears interest at 8% per annum, computed on the basis of a 360-day year, and matures March 31, 2023 (the “2021 Note Maturity Date”); provided, however, if the Company raises $30 million or more in capital through debt or equity or a combination thereof by the 2021 Note Maturity Date, the 2021 Note Maturity Date will be extended to September 30, 2023, and the outstanding principal of the 2021 Note will amortize in six equal, monthly installments. If an event of default has occurred and is continuing, interest on the 2021 Note may accrue at the default rate of 12% per annum. The outstanding principal of the 2021 Note, together with all accrued interest thereon, becomes due on the 2021 Note Maturity Date. The 2021 Note includes a restrictive covenant that, subject to certain exceptions and qualifications, restricts the Company’s ability to merge or consolidate with another person or entity, or sell or transfer all or substantially all of its assets, unless the Company is the surviving entity or the successor entity assumes all of obligations under the 2021 Note. The 2021 Note is collateralized by certain shares of common stock in Meta held by one of its stockholders, Mr. McCabe, and by a lien on a 25% interest in the Orogrande Project owned by Wolfbone, an affiliate of Mr. McCabe.

The balance on the 2021 Note as of December 31, 2022 and December 31, 2021 is $20 million and $12.5 million, respectively. The Company incurred interest of $208,889 for the year ended December 31, 2021 and an additional $74,210 for the successor period and $1,289,328 for the predecessor period.

Under the terms of the Arrangement Agreement that governed the merger transaction between Torchlight and Meta in June 2021 the oil and natural gas assets were to be sold or spun out from Meta and the costs of any sale or spin-off incurred by Meta were to be borne the then-existing shareholders of Torchlight. The amount of the reimbursement payable to Meta in connection with the Spin-Off is $2,573,724 which is to be added to the principal amount of the 2022 Note payable.

On September 2, 2022, the Company entered into a loan agreement with Meta, as lender (the “Loan Agreement”) that would govern prior loan amounts advanced to the Company from Meta. As of August 11, 2022, and August 29, 2022, the Company borrowed an additional $1.2 million and $1.46 million, respectively, representing the remaining amount available for borrowing under the Loan Agreement and resulting in a total of $5 million principal amount outstanding related to the Loan Agreement, the proceeds of which were used for working capital and general corporate purposes. The term loans under the Loan Agreement bear interest at a per annum rate equal to 8% and mature on March 31, 2023 (the “Maturity Date”); provided, however, if the Company raises $30 million or more in capital through debt or equity, or a combination thereof by the Maturity Date, the Maturity Date will be extended to October 3, 2023 and the term loan would be amortized in six equal monthly installments. The Loan Agreement includes customary representations and covenants that, subject to exceptions and qualifications, restrict our ability to do certain things, such as: engage in mergers, acquisitions, and asset sales; transact with affiliates; undergo a change in control; incur additional indebtedness; incur liens; make loans and investments; declare dividends or redeem or repurchase equity interests; and enter into certain restrictive agreements. In addition, the Loan Agreement contains customary events of default, mandatory prepayment events and affirmative covenants, including, without limitation, covenants regarding the payment of taxes and other obligations, maintenance of insurance, maintenance of our material properties, reporting requirements, compliance with applicable laws and regulations, and formation or acquisition of new subsidiaries.

On December 21, 2022, the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with Hudspeth, Wolfbone, MPC and Mr. McCabe, pursuant to which in a series of transactions the oil and natural gas leases, the lands covered by such leases, pooling and communitization agreements, rights-of-way, the surface estate of the lands and all wells located in Orogrande Project will be transferred, conveyed and assigned to Hudspeth (or its designated assignee) in consideration of (1) treating the Orogrande Obligations (as defined in the Merger Agreement) as having been irrevocably satisfied and discharged in full with respect to MPC and (2) an issuance of 56,297,638 shares of Company common stock to Mr. McCabe (such series of transactions collectively, the “Merger”).

The Merger is to be completed in accordance with the Texas Business Organizations Code, whereby (a) the Company will form NBH MergeCo, LLC with the State of Texas (“MergeCo”) in order to cause Hudspeth to assign all of its rights under the Merger Agreement to MergeCo and MergeCo will assume Hudspeth’s obligations under the Merger Agreement, (b) Hudspeth (or MergeCo, as its assignee), Wolfbone and MPC shall merge with each of Wolfbone and MPC as surviving entities, and (c) Wolfbone shall become a direct and wholly-owned subsidiary of the Company. The closing of the transactions contemplated by the Merger Agreement are subject to the satisfaction of certain customary closing conditions, including filing and acceptance of the certificate of merger by the Secretary of State of the State of Texas.

In connection with the Merger, on December 22, 2022, the Company entered into the 2022 Note in the principal amount of up to $20 million in favor of Mr. McCabe. The Company is entitled to request advances under the 2022 Note in a minimum principal amount of $100,000 each. Mr. McCabe is the largest shareholder of the Company’s common stock. As of December 31, 2022 the Company had drawn $2 million on the 2022 Note.

11.	ASSET RETIREMENT OBLIGATIONS

The following is a reconciliation of the asset retirement obligations liability through December 31, 2022:

Predecessor
Asset retirement obligations - December 31, 2021	$21,937
Accretion expense	—
Asset retirement obligations - December 14, 2022	$21,937

Successor
Estimated liabilities recorded	$245,774
Accretion expense	1,092
Asset retirement obligations - December 31, 2022	$246,866

12.	SUBSEQUENT EVENTS

We met our drilling obligations under the DDU Agreement to drill five new wells in the Orogrande Project in advance of the March 31, 2023 deadline under University Lands lease requirement. The data collected from these five wells, in addition to the five wells drilled in 2021, confirmed that there are at least five potential distinct reservoirs under our acreage. Also, our operations team deployed a new mist drilling solution which increased hole stability, which we believe will result in meaningful cost savings for additional wells drilled in the Orogrande Project. While these wells may have potential to produce hydrocarbons to sell commercially in the future, we have no immediate plans to deploy the additional capital necessary to sell production from these wells to third parties. Instead, we plan to use the results from these wells to determine our drilling plans for future wells, including reservoir locations, target depths and designated acreage, in the Orogrande Project.

On March 31, 2023, we entered into an amendment to the 2021 Note and an amendment to Loan Agreement in order to extend each of the 2021 Maturity Date and the Maturity Date respectively from March 31, 2023 to October 3, 2023. Such amendments also removed the provisions allowing for extensions of the 2021 Maturity Date and the Maturity Date in the event the Company raised $30 million or more in capital through debt or equity or a combination thereof by March 31, 2023.

NEXT BRIDGE HYDROCARBONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash	$5,301,647	$569,298
Accounts receivable, related party	177,519	177,519
Prepayments - development costs	—	150,000
Prepaid expenses	51,183	62,300
Total current assets	5,530,350	959,117
Oil and natural gas properties, net	88,626,670	79,695,928
Other assets	80,179	80,179
TOTAL ASSETS	$94,237,199	$80,735,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,375,670	$3,891,649
Accounts and Note Payable - Meta	21,589,362	22,573,724
Note Payable - Related Party	16,875,000	2,000,000
Related party payables	—	—
Accrued interest payable	1,935,084	1,571,336
Total current liabilities	45,775,115	30,036,709
Asset retirement obligations	252,731	246,866
Total liabilities	46,027,846	30,283,575

Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.0001, 50,000,000 shares authorized; -0- issued and outstanding at March 31, 2023 and December 31, 2022	—	—
Common stock, par value $0.0001; 500,000,000 shares authorized; 165,472,241 issued and outstanding at March 31, 2023 and December 31, 2022	16,547	16,547
Additional paid-in capital	51,345,640	51,345,640
Outstanding stock options	145,155	—
Accumulated deficit	(3,297,989)	(910,538)
Total stockholders’ equity	48,209,353	50,451,649
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$94,237,199	$80,735,224

The accompanying notes are an integral part of these statements.

NEXT BRIDGE HYDROCARBONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31, 2023	March 31, 2022
Oil and natural gas sales	$10,924	$—

Operating expenses
Lease operating expenses	15,816	10,621
Production taxes	786	—
General and administrative	2,381,774	825,737
Depreciation, depletion and amortization	—	—
Total operating expenses	2,398,376	836,358

Other income (expense)
Interest expense	—	—
Franchise tax	—	—
Interest income	1	323
Total expense, net	1	323

Loss before income taxes	2,387,451	836,035
Provision for income taxes	—	—
Net loss	$2,387,451	$836,035

Loss per common share:
Basic and Diluted	$0.01	$836,035
Weighted average number of common shares outstanding:
Basic and Diluted	165,472,241	1

The accompanying notes are an integral part of these statements.

NEXT BRIDGE HYDROCARBONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

	Common stock shares	Common stock amount	Additional paid-in capital	Stock Options Outstanding	Accumulated deficit	Total
Balance, January 1, 2022	1	$—	$100,546,596	—	$(68,187,516)	$32,359,080

Contributions from parent	—	—	317,792	—	—	317,792
Net loss	—	—	—	—	(836,035)	(836,035)

Balance, March 31, 2022	1	$—	$100,864,388	—	$(69,023,551)	$31,840,837

Balance, January 1, 2023	165,472,241	$16,547	$51,345,640	—	$(910,538)	$50,451,649

Issuance of stock options	—	—	—	145,155	—	145,155
Net loss	—	—	—	—	(2,387,451)	(2,387,451)

Balance, March 31, 2023	165,472,241	$16,547	$51,345,640	145,155	$(3,297,989)	$48,209,353

The accompanying notes are an integral part of these statements.

NEXT BRIDGE HYDROCARBONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31
	2023	2022
Cash Flows From Operating Activities
Net loss	$(2,387,451)	$(836,035)
Adjustments to reconcile net loss to net cash from operations:
Accretion expense	5,865	—
Expense related to stock options issued	145,155	—
Change in:
Accounts receivable	—	21,468
Prepayments – development costs	150,000	—
Prepaid expenses	11,117	2,310
Accounts payable and accrued expenses	1,499,658	(2,081,524)
Related party payables	—	2,500,000
Net cash provided by (used in) operating activities	(575,656)	(393,781)

Cash Flows From Investing Activities
Investment in oil and natural gas properties	(8,437,883)	(1,084,285)
Net cash used in investing activities	(8,437,883)	(1,084,285)

Cash Flows From Financing Activities
Contributions from parent	—	317,792
Proceeds from notes payable, related party	14,875,000	—
Payments on promissory notes	(1,129,112)	—
Net cash provided by financing activities	13,745,888	317,792

Net increase (decrease) in cash	4,732,349	(1,160,274)

Cash - beginning of period	569,298	1,989,419

Cash - end of period	$5,301,647	$829,145

Supplemental disclosure of cash flow information:
Cash paid for interest	$129,112	$—
Cash paid for state franchise tax	$—	$—

Supplemental disclosure of non-cash investing and financing activities:
Capitalized Interest	$492,860	$—

The accompanying notes are an integral part of these statements.

NEXT BRIDGE HYDROCARBONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2023

(Unaudited)

1.	NATURE OF BUSINESS

Next Bridge Hydrocarbons, Inc. (the “Company”) was incorporated in Nevada on August 31, 2021, as OilCo Holdings, Inc. and changed its name to Next Bridge Hydrocarbons, Inc. pursuant to its Amended and Restated Articles of Incorporation filed on June 30, 2022. The Company spun off from Meta Materials, Inc. (“Meta”) on December 14, 2022, resulting in the Company becoming an independent company (the “Spin-Off”). Prior to the Spin-Off, the Company was a wholly-owned subsidiary of Meta. Meta became the parent of the Company’s subsidiaries in June 2021 in a merger transaction with Torchlight Energy Resources, Inc. (“Torchlight”), the previous parent of the subsidiaries and developer of the properties from their inception up to June 2021.

The Company is an energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States. The Company’s primary focus has been the development of interests in an oil and natural gas project the Company holds in the Orogrande Basin in West Texas in Hudspeth County, Texas (the “Orogrande Project”). In addition, the Company has minor interests in the Eastern edge of the Midland Basin in Texas (the “Hazel Project”), and two minor well interests in the Hunton wells located in Oklahoma (the “Oklahoma Properties”). The Company currently has six full-time employees, and the Company employs consultants for various roles as needed.

The Company operates its business through four wholly owned subsidiaries Torchlight Energy, Inc., a Nevada corporation (“TEI”), Hudspeth Oil Corporation, a Texas corporation (“Hudspeth”), Torchlight Hazel, LLC, a Texas limited liability company (“Torchlight Hazel”), and Hudspeth Operating, LLC, a Texas limited liability company and wholly owned subsidiary of Hudspeth (“Hudspeth Operating”). All intercompany transactions have been eliminated in the consolidated financial statements.

2.	GOING CONCERN

At March 31, 2023, the Company had not yet achieved profitable operations. The Company had a net loss of $2,387,451 for the three months ended March 31, 2023. The Company expects to incur further losses in the development of its business. The Company had a working capital deficit as of March 31, 2023 of $40,244,765. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent on its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management’s plan to address the Company’s ability to continue as a going concern includes: (1) obtaining debt or equity funding from private placement, institutional, or public sources; (2) obtaining loans from financial institutions, where possible, or (3) participating in joint venture transactions with third parties. Although management believes that it will be able to obtain the necessary funding to allow the Company to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful.

These consolidated financial statements have been prepared assuming that the Company will continue as a going concern and therefore, the financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classifications of liabilities that may result from the outcome of this uncertainty.

3.	SIGNIFICANT ACCOUNTING POLICIES

The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America. Accounting principles followed and the methods of applying those principles, which materially affect the determination of financial position, results of operations and cash flows are summarized below:

Use of estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and certain assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

Basis of presentation—The financial statements are presented on a consolidated basis and include the accounts of Next Bridge Hydrocarbons, Inc. and its wholly owned subsidiaries, TEI, Hudspeth, Torchlight Hazel, and Hudspeth Operating. All significant intercompany balances and transactions have been eliminated. As noted above, the Company was involved in the Spin-Off on December 14, 2022.

In the opinion of management, the accompanying consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position as of, and the results of operations for all periods presented. In preparing the accompanying financial statements, management has made certain estimates and assumptions that affect reported amounts in the consolidated financial statements and disclosures of contingencies. Actual results may differ from those estimates.

Risks and uncertainties—The Company’s operations are subject to significant risks and uncertainties, including financial, operational, technological, and other risks associated with operating an emerging business, including the potential risk of business failure.

In January 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (“COVID-19”) and the significant risks to the international community and economies as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified COVID-19 as a pandemic, based on the rapid increase in exposure globally, and thereafter, COVID-19 continued to spread throughout the U.S. and worldwide. In addition, actions taken by OPEC members and other exporting nations on the supply and demand in global oil and natural gas markets resulted in significant negative pricing pressure in the first half of 2020, followed by a recovery in pricing and an increase in demand in the second half of 2020 and into 2021. However, multiple variants emerged in 2021 and became highly transmissible, which contributed to additional pricing volatility during 2021 to date. The financial results of companies in the oil and natural gas industry have been impacted materially as a result of changing market conditions. Such circumstances generally increase uncertainty in the Partnership’s accounting estimates. Although demand and market prices for oil and natural gas have recently increased, due to the rising energy use and the improvement in U.S. economic activity, we cannot predict events that may lead to future price volatility and the near-term energy outlook remains subject to heightened levels of uncertainty.

The Company is continuing to closely monitor the overall impact and the evolution of the COVID-19 pandemic, including the ongoing spread of any variants, along with future OPEC actions on all aspects of the Company’s business, including how these events may impact the Company’s future operations, financial results, liquidity, employees, and operators. Additional actions may be required in response to the COVID-19 pandemic on a national, state, and local level by governmental authorities, and such actions may further adversely affect general and local economic conditions. The Company cannot predict the long- term impact of these events on our liquidity, financial position, results of operations or cash flows due to uncertainties including the severity of COVID-19 or any of the ongoing variants, and the effect the virus will have on the demand for oil and natural gas. These situations remain fluid and unpredictable, and the Company is actively managing its response.

Concentration of risks—At times the Company’s cash balances are in excess of amounts guaranteed by the Federal Deposit Insurance Corporation. The Company’s cash is placed with a highly rated financial institution, and the Company regularly monitors the credit worthiness of the financial institutions with which it does business.

Fair value of financial instruments—Financial instruments consist of cash, receivables, convertible note receivable, payables and promissory notes, if any. The estimated fair values of cash, receivables, and payables approximate the carrying amount due to the relatively short maturity of these instruments. The carrying amounts of any promissory notes approximate their fair value giving affect for the term of the note and the effective interest rates.

For assets and liabilities that require re-measurement to fair value the Company categorizes them in a three-level fair value hierarchy as follows:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

●	Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration.

●	Level 3 inputs are unobservable inputs based on management’s own assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Cash and cash equivalents – Cash and cash equivalents include certain investments in highly liquid instruments with original maturities of three months or less.

Accounts receivable – Accounts receivable consist of amounts due from a related party for their share of expenses paid on their behalf by the Company. Management reviews receivables periodically and reduces the carrying amount by a valuation allowance that reflects management’s best estimate of the amount that may not be collectible. As of March 31, 2023 and December 31, 2022, no valuation allowance was considered necessary.

Oil and natural gas properties – The Company uses the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission (“SEC”). Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to property acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities.

Oil and natural gas properties include costs that are excluded from costs being depleted or amortized. Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological, and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. The Company allocates a portion of its acquisition costs to unevaluated properties based on relative value. Costs are transferred to the full cost pool as the properties are evaluated over the life of the reservoir. Unevaluated properties are reviewed for impairment at least quarterly and are determined through an evaluation considering, among other factors, seismic data, requirements to relinquish acreage, drilling results, remaining time in the commitment period, remaining capital plan, and political, economic, and market conditions.

Gains and losses, if any, on the sale of oil and natural gas properties are not generally reflected in income unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves. Sales of less than 100% of the Company’s interest in the oil and natural gas property are treated as a reduction of the capital cost of the field, with no gain or loss recognized, as long as doing so does not significantly affect the unit-of-production depletion rate. Costs of retired equipment, net of salvage value, are usually charged to accumulated depreciation.

Capitalized interest – The Company capitalizes interest on unevaluated properties during the periods in which they are excluded from costs being depleted or amortized. During the three months ended March 31, 2023 the Company capitalized $492,860 of interest on unevaluated properties. Capitalized interest for the year ended December 31, 2022, was $1,363,538.

Depreciation, depletion, and amortization – The depreciable base for oil and natural gas properties includes the sum of all capitalized costs net of accumulated depreciation, depletion, and amortization (“DD&A”), estimated future development costs and asset retirement costs not included in oil and natural gas properties, less costs excluded from amortization. The depreciable base of oil and natural gas properties is amortized on a unit-of-production method.

Ceiling test – Future production volumes from oil and natural gas properties are a significant factor in determining the full cost ceiling limitation of capitalized costs. Under the full cost method of accounting, the Company is required to periodically perform a “ceiling test” that determines a limit on the book value of oil and natural gas properties. If the net capitalized cost of proved oil and natural gas properties, net of related deferred income taxes, plus the cost of unproved oil and natural gas properties, exceeds the present value of estimated future net cash flows discounted at 10 percent, net of related realizable tax affects, plus the cost of unproved oil and natural gas properties, the excess is charged to expense and reflected as additional accumulated DD&A. The Company recorded an impairment expense of $-0- for the three months ended March 31, 2023 and for the year ended December 31, 2022, respectively, to recognize the adjustment required by the ceiling test.

The ceiling test calculation uses a commodity price assumption which is based on the unweighted arithmetic average of the price on the first day of each month for each month within the prior 12-month period and excludes future cash outflows related to estimated abandonment costs.

The determination of oil and natural gas reserves is a subjective process, and the accuracy of any reserve estimate depends on the quality of available data and the application of engineering and geological interpretation and judgment. Estimates of economically recoverable reserves and future net cash flows depend on a number of variable factors and assumptions that are difficult to predict and may vary considerably from actual results. In particular, reserve estimates for wells with limited or no production history are less reliable than those based on actual production. Subsequent re-evaluation of reserves and cost estimates related to future development of proved oil and natural gas reserves could result in significant revisions to proved reserves. Other issues, such as changes in regulatory requirements, technological advances, and other factors which are difficult to predict could also affect estimates of proved reserves in the future.

Asset retirement obligations – The fair value of a liability for an asset’s retirement obligation (“ARO”) is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, with the corresponding charge capitalized as part of the carrying amount of the related long-lived asset. The liability is accreted to its then-present value each subsequent period, and the capitalized cost is depleted over the useful life of the related asset. Abandonment costs incurred are recorded as a reduction of the ARO liability.

Inherent in the fair value calculation of an ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and natural gas property balance. Settlements greater than or less than amounts accrued as ARO are recorded as a gain or loss upon settlement.

Income taxes – Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that the related tax benefits will not be realized.

Authoritative guidance for uncertainty in income taxes requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an examination. Management has reviewed the Company’s tax positions and determined there were no uncertain tax positions requiring recognition in the consolidated financial statements. Company tax returns remain subject to federal and state tax examinations. Generally, the applicable statutes of limitation are three to four years from their respective filings.

Estimated interest and penalties related to potential underpayment on any unrecognized tax benefits are classified as a component of tax expense in the statements of operation. The Company has not recorded any interest or penalties associated with unrecognized tax benefits for the three months ended March 31, 2023, and for the year ended December 31, 2022.

Revenue recognition – The Company’s revenue is typically generated from contracts to sell natural gas, crude oil or NGLs produced from interests in oil and natural gas properties owned by the Company. Contracts for the sale of natural gas and crude oil are evidenced by (1) base contracts for the sale and purchase of natural gas or crude oil, which document the general terms and conditions for the sale, and (2) transaction confirmations, which document the terms of each specific sale. The transaction confirmations specify a delivery point which represents the point at which control of the product is transferred to the customer. The Company elects to treat contracts to sell oil and natural gas production as normal sales, which are then accounted for as contracts with customers. The Company has determined that these contracts represent multiple performance obligations which are satisfied when control of the commodity transfers to the customer, typically through the delivery of the specified commodity to a designated delivery point.

Revenue is measured based on consideration specified in the contract with the customer, and excludes any amounts collected on behalf of third parties. The Company recognizes revenue in the amount that reflects the consideration it expects to be entitled to in exchange for transferring control of those goods to the customer. Amounts allocated in the Company’s price contracts are based on the standalone selling price of those products in the context of long-term contracts. Payment is generally received one or two months after the sale has occurred.

Gain or loss on derivative instruments is outside the scope of ASC 606, Revenue Recognition, and is not considered revenue from contracts with customers subject to ASC 606. The Company may in the future use financial or physical contracts accounted for as derivatives as economic hedges to manage price risk associated with normal sales, or in limited cases may use them for contracts the Company intends to physically settle but do not meet all of the criteria to be treated as normal sales.

Producer Gas Imbalances. The Company applies the sales method of accounting for natural gas revenue. Under this method, revenues are recognized based on the actual volume of natural gas sold to purchasers.

Basic and diluted earnings (loss) per share – Basic earnings (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share is computed in the same way as basic earnings (loss) per common share except that the denominator is increased to include the number of additional common shares that would be outstanding if all potential common shares had been issued and if the additional common shares were dilutive. The Company had zero dilutive shares for the three months ended March 31, 2023, and for the year ended December 31, 2022.

Environmental laws and regulations – The Company is subject to extensive federal, state, and local environmental laws and regulations. Environmental expenditures are expensed or capitalized depending on their future economic benefit. The Company believes that it is in compliance with existing laws and regulations. The Company accrued no liability as of March 31, 2023 and December 31, 2022.

Recent accounting pronouncements adopted – In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which adds a new Topic 326 to the Codification and removes the thresholds that companies apply to measure credit losses on financial instruments measured at amortized cost, such as loans, receivables, and held-to-maturity debt securities. Under current GAAP, companies generally recognize credit losses when it is probable that the loss has been incurred. The revised guidance will remove all recognition thresholds and will require companies to recognize an allowance for credit losses for the difference between the amortized cost basis of a financial instrument and the amount of amortized cost that the company expects to collect over the instrument’s contractual life. ASU 2016-13 also amends the credit loss measurement guidance for available-for sale debt securities and beneficial interests in securitized financial assets. The guidance is applicable for fiscal years beginning after December 15, 2019 and interim periods within those years, however, the FASB extended the effective date for smaller reporting companies to fiscal years beginning after December 15, 2022. The Company adopted this standard January 1, 2023. It did not have a material impact on the consolidated financial statements.

4.	OIL & NATURAL GAS PROPERTIES

The following table presents the capitalized costs for oil and natural gas properties of the Company:

	March 31, 2023	December 31, 2022
Evaluated Costs Subject to amortization	$—	$—
Unevaluated Costs	88,626,670	79,695,928
Total Capitalized Costs	88,626,670	79,695,928
Less accumulated depreciation, depletion and amortization	—	—
Total Oil and Natural Gas Properties	88,626,670	79,695,928

Unevaluated costs as of March 31, 2023, and December 31, 2022, include cumulative costs of developing projects including the Orogrande and Hazel Projects in West Texas and the costs related to the Oklahoma Properties. In accordance with required accounting adjustments related to the Spin-Off, the carrying value of the oil and natural gas assets were adjusted to fair value as of December 15, 2022.

The Company periodically adjusts for the separation of evaluated versus unevaluated costs within its full cost pool to recognize the value impairment related to the expiration of, or changes in market value, of unevaluated leases. The impact of reclassifications as they become necessary is to increase the basis for calculation of future period’s depletion, depreciation and amortization which effectively recognizes the impairment on the consolidated statement of operations over future periods. Reclassified costs also become evaluated costs for purposes of ceiling tests, and which may cause recognition of increased impairment expense in future periods. The remaining cumulative unevaluated costs which have been reclassified within the Company’s full cost pool totals $-0- as of March 31, 2023. As of December 31, 2022, evaluated costs are $-0- since the Company had no proved reserve value associated with our properties.

Due to the volatility of commodity prices, should oil and natural gas prices decline in the future, it is possible that a write-down could occur. Proved reserves are estimated quantities of crude oil, natural gas, and NGLs, which geological and engineering data demonstrate with reasonable certainty to be recoverable from known reservoirs under existing economic and operating conditions. The independent engineering estimates include only those amounts considered to be proved reserves and do not include additional amounts which may result from new discoveries in the future, or from application of secondary and tertiary recovery processes where facilities are not in place or for which transportation and/or marketing contracts are not in place. Estimated reserves to be developed through secondary or tertiary recovery processes are classified as unevaluated properties.

Current Projects

The Company is an energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States. The Company is primarily focused on the acquisition of early-stage projects, the development and delineation of these projects, and then the monetization of those assets once these activities are completed.

The Company’s primary focus is the development of interests in oil and natural gas projects it holds in the Permian Basin in West Texas. The Company also holds minor interests in certain other oil and natural gas projects in Central Oklahoma that it is in the process of divesting.

As of March 31, 2023, the Company had interests in three oil and natural gas projects: the Orogrande Project in Hudspeth County, Texas, the Hazel Project in Sterling, Tom Green, and Irion Counties, Texas, and two wells in Central Oklahoma.

Orogrande Project, West Texas

On August 7, 2014, Torchlight entered into a Purchase Agreement with Hudspeth, McCabe Petroleum Corporation (“MPC”), and Gregory McCabe (“Mr. McCabe”). Mr. McCabe was the sole owner of both Hudspeth and MPC. Under the terms and conditions of the Purchase Agreement, Torchlight purchased 100% of the capital stock of Hudspeth which held certain oil and natural gas assets, including a 100% working interest in approximately 172,000 predominately contiguous acres in the Orogrande Basin in West Texas. Mr. McCabe has, at his option, a 10% working interest back-in after payout and a reversionary interest if drilling obligations are not met, all under the terms and conditions of a participation and development agreement among Hudspeth, MPC and Mr. McCabe. Mr. McCabe also holds a 4.5% overriding royalty interest in the Orogrande acreage, —which he obtained prior to, and was not a part of the August 2014 transaction. As of March 31, 2023, leases covering approximately 134,000 acres remain in effect.

Effective March 27, 2017, the property became subject to a University Lands D&D Unit Agreement (“DDU Agreement”) which allows for all 192 existing leases covering approximately 134,000 gross acres leased from University Lands to be combined into one drilling and development unit for development purposes. The term of the DDU Agreement expires on December 31, 2023, and the time to drill on the drilling and development unit continues through December 31, 2023. The DDU Agreement also grants the right to extend the DDU Agreement through December 31, 2028 if compliance with the DDU Agreement is met and the extension fee associated with the additional time is paid.

Drilling obligations under the DDU Agreement include five wells per year in years 2021, 2022 and 2023. The drilling obligations are minimum yearly requirements and may be exceeded if acceleration is desired.

In the years prior, our operations team deployed a new mist drilling solution that increased hole stability, which we believe will result in meaningful cost savings for additional wells drilled in the Orogrande Project. Multiple test wells were drilled in the Orogrande Project in order to stay in compliance with the DDU Agreement. While these previously drilled wells may have potential to produce hydrocarbons to sell commercially in the future, we have no immediate plans to deploy the additional capital necessary to sell production from these wells to third parties. Instead, we plan to use the results from these wells to determine our drilling plans for future wells, including reservoir locations, target depths and designated acreage, in the Orogrande Project. Notwithstanding the foregoing, development of the wells continued through March 31, 2023, to further capture and document the scientific base in support of demonstrating the production potential of the property. As of March 31, 2023, a total of 15 test wells have been drilled on the acreage.

On March 9, 2020, holders of certain notes payable by Torchlight entered into a Conversion Agreement under which the noteholders elected to convert $6,000,000 of principal and approximately $1,331,000 of accrued interest on the notes held by such holders, in accordance with their terms, into an aggregate 6% working interest (of all such holders) in the Orogrande Project.

The Company intends to make offers and enter into agreements with one or more of the other current working interest owners in the Orogrande Project (each an “Orogrande Owner” and collectively, the “Orogrande Owners”). The Company anticipates offering the Orogrande Owners shares of common stock in exchange for such Orogrande Owner’s respective working interest in the Orogrande Project. The Company intends to offer the number of shares of common stock necessary such that each participating Orogrande Owner would own the percentage of common stock then outstanding in proportion to the percentage owned in the working interest of the Orogrande Project. For illustration purposes, if an Orogrande Owner owns 10% of the working interest of the Orogrande Project, and such Orogrande Owner elects to participate and accept the Company’s offer of shares of common stock, then such Orogrande Owner will be offered 10% of the aggregate amount of outstanding shares of common stock. The Company’s decision to enter into these transactions will depend on ability of the Company and each Orogrande Owner to negotiate and enter into definitive agreements related to such transaction and the Company’s board of directors receiving an industry-standard fairness opinion from an investment banking firm. One of the Orogrande Owners is Wolfbone Investments, LLC (“Wolfbone”), an entity controlled by Mr. McCabe. Mr. McCabe owns, directly and indirectly through entities he owns or controls, 7.75% of the Company’s common stock as of December 31, 2022, which would increase by the proportionate exchange of working interest for shares of the Company’s common stock if consummated.

The Orogrande Project ownership as of March 31, 2023, is detailed as follows:

	Revenue Interest	Working Interest
University Lands - Mineral Owner	20.000%
ORRI - Magdalena Royalties, LLC, an entity controlled by Gregory McCabe	4.500%
ORRI - Unrelated Party	0.500%
Hudspeth Oil Corporation, a subsidiary of Next Bridge Hydrocarbons, Inc.	49.875%	66.500%
Wolfbone Investments, LLC, an entity controlled by Gregory McCabe	18.750%	25.000%
Conversion by Note Holders in March, 2020	4.500%	6.000%
Unrelated Party	1.875%	2.500%
	100.000%	100.000%

Hazel Project in the Midland Basin in West Texas

Effective April 4, 2016, TEI acquired from MPC a 66.66% working interest in approximately 12,000 acres in the Midland Basin. A back-in after payout of a 25% working interest was retained by MPC and another unrelated working interest owner.

In October 2016, the holders of all of Torchlight’s then-outstanding shares of Series C Preferred Stock (which were issued in July 2016) elected to convert into a total 33.33% working interest in our Hazel Project, reducing TEI’s ownership from 66.66% to a 33.33% working interest.

Acquisition of Additional Interests in Hazel Project

On January 30, 2017, Torchlight entered into and closed an Agreement and Plan of Reorganization and a Plan of Merger with an entity which was wholly owned by Mr. McCabe, which resulted in the acquisition of approximately 40.66% working interest in the 12,000 gross acres, 9,600 net acres, in the Hazel Project.

Also, on January 30, 2017, Torchlight entered into and closed a Purchase and Sale Agreement with Wolfbone. Under the agreement, Torchlight acquired certain of Wolfbone’s Hazel Project assets, including its interest in the Flying B Ranch #1 well and the 40-acre unit surrounding the well.

Upon the closing of the transactions, the Torchlight working interest in the Hazel Project increased by 40.66% to a total ownership of 74%.

Effective June 1, 2017, Torchlight acquired an additional 6% working interest from unrelated working interest owners increasing its working interest in the Hazel project to 80%, and an overall net revenue interest of 75%.

Seven test wells have been drilled on the Hazel Project to capture and document the scientific base in support of demonstrating the production potential of the property.

Option Agreement with Masterson Hazel Partners, LP

On August 13, 2020, the Company’s subsidiaries TEI and Torchlight Hazel (collectively, “Torchlight Subs”) entered into an option agreement (the “Option Agreement”) with Masterson Hazel Partners, LP (“MHP”) and MPC. Under the agreement, MHP was obligated to drill and complete, or cause to be drilled and completed, at its sole cost and expense, a new lateral well (the “Well”) on the Hazel Project, sufficient to satisfy Torchlight Subs’s continuous development obligations on the southern half of the prospect no later than September 30, 2020. MHP has satisfied this drilling obligation. MHP paid to Torchlight Subs $1,000 as an option fee at the time of execution of the Option Agreement. MHP is entitled to receive, as its sole recourse for the recoupment of drilling costs, the revenue from production of the Well attributable to Torchlight Subs’s interest until such time as it has recovered its reasonable costs and expenses for drilling, completing, and operating the well.

In exchange for MHP satisfying the above drilling obligations, Torchlight Subs granted to MHP the exclusive right and option to perform operations, at MHP’s sole cost and expense, on the Hazel Project sufficient to satisfy Torchlight Subs’s continuous development obligations on the northern half of the prospect. Because MHP exercised this drilling option and satisfied the continuous development obligations on the northern half of the prospect, under the terms of the Option Agreement (as amended in September 2020) MHP had the option to purchase the entire Hazel Project no later than May 31, 2021. Such purchase would be under the terms of a form of Purchase and Sale Agreement included as an exhibit to the Option Agreement, at an aggregate purchase price of$12,690,704 for approximately 9,762 net mineral acres, and not less than 74% net revenue interest (approximately $1,300 per net mineral acre). MHP declined to exercise the Option in 2021.

Hunton Play, Central Oklahoma

As of March 31, 2023, the Company was producing from one well in the Viking Area of Mutual Interest and one well in Prairie Grove.

5.	RELATED PARTY BALANCES

As of March 31, 2023 and December 31, 2022, the Company had a balance of $177,519 for an account receivable due from MPC, a shareholder of the Company, for amounts advanced related to the Orogrande development cost sharing arrangement agreed to in connection with the acquisition of the Orogrande working interests in 2014.

On December 22, 2022, the Company issued an unsecured promissory note in the principal amount of up to $20 million in favor of Mr. McCabe (the “2022 Note”). The 2022 Note bears interest at 5% per annum, computed on the basis of a 365-day year, and matures on June 21, 2023 (the “2022 Note Maturity Date”); provided, however, if the Company raises $30 million or more in capital through debt or equity or a combination thereof by the 2022 Note Maturity Date, the 2022 Note Maturity Date will be extended to October 3, 2023. The outstanding principal of the 2022 Note, together with all accrued interest thereon, becomes due on June 21, 2023. The revolving commitment under the 2022 Note expires on 2022 Note Maturity Date. As of March 31, 2023, the Company had $16,875,000 in principal amount outstanding and $3,125,000 of available borrowings under the 2022 Note.

6.	COMMITMENTS AND CONTINGENCIES

Legal Matters

On April 30, 2020, the Company’s wholly owned subsidiary, Hudspeth, filed suit against Datalog LWT, Inc. d/b/a Cordax Evaluation Technologies (“Cordax”). The suit, Hudspeth and Wolfbone Investments, LLC v. Datalog LWT, Inc. d/b/a Cordax Evaluation Technologies, was filed in the 189th Judicial District Court of Harris County, Texas. The suit seeks the recovery of approximately $1.4 million in costs incurred as a result of a tool failure during drilling activities on the University Founders A25 #2 well that is located in the Orogrande Field. Working interest owner Wolfbone is a co-plaintiff in that action. After the suit was filed, Cordax filed a mineral lien in the amount of $104,500 against the Orogrande Field and has sued the operator and counterclaimed against Hudspeth for breach of contract, seeking the same amount as the lien. Meta, as the Company’s parent at the time, determined to add the manufacturer of one of the tool components that it contends was one of the causes of the tool failure. It was later disclosed that Cordax is the subsidiary of a Canadian parent company, who has also been added to the case. Cordax’s current Chairman of the Board filed a special appearance after being served with a citation, alleging that he was a Canadian citizen with no meaningful ties to Texas. After discovery was conducted on this issue, a nonsuit without prejudice for this defendant was filed, dismissing him from the case. The remaining parties attended mediation on June 15, 2022, that was unsuccessful in resolving the case. Discovery is substantially complete. The case is currently set for trial beginning October 16, 2023.

On March 18, 2021, Cordax filed a lawsuit in Hudspeth County, Texas seeking to foreclose its mineral lien against the Orogrande Field in the amount of $104,500.01 and recover related attorney’s fees. The foreclosure action, Datalog LWT Inc. d/b/a Cordax Evaluation Technologies v. Torchlight Energy Resources, Inc., was filed in the 205th Judicial District Court of Hudspeth County, Texas. The Company is contesting the lien in good faith and filed a Plea in Abatement on May 10, 2021, seeking a stay in the Hudspeth County lien foreclosure case pending final disposition of the related case currently pending in Harris County, Texas. The Company is required to indemnify Meta in connection with this matter pursuant to the terms of the Distribution Agreement with Meta.

On January 14, 2022, a shareholder derivative action was filed in the U.S. District Court for the Eastern District of New York captioned Hines v. Palikaras, et al., No. 1:22-cv-00248. The complaint names as defendants certain of Meta’s current officers and directors, certain former Torchlight officers and directors, and Meta (as nominal defendant). The complaint, purportedly brought on behalf of Meta, asserts claims under Section 14(a) of the Exchange Act, contribution claims under Sections 10(b) and 21D of the Exchange Act, and various state law claims such as breach of fiduciary duties and unjust enrichment. The complaint seeks, among other things, unspecified compensatory damages in favor of Meta, certain corporate governance related actions, and an award of costs and expenses to the derivative plaintiff, including attorneys’ fees. On March 9, 2022, the Court entered a stipulated order staying this action until there is a ruling on a motion to dismiss in the Securities Class Action.

Environmental Matters

The Company is subject to contingencies as a result of environmental laws and regulations. Present and future environmental laws and regulations applicable to the Company’s operations could require substantial capital expenditures or could adversely affect its operations in other ways that cannot be predicted at this time. As of March 31, 2023, and December 31, 2022, no amounts had been recorded because no specific liability has been identified that is reasonably probable of requiring the Company to fund any future material amounts.

7.	STOCKHOLDERS’ EQUITY

The Company has 500,000,000 authorized shares of common stock, par value of $0.0001 per share and 50,000,000 authorized shares of preferred stock, par value of $0.0001 per share. As of March 31, 2023 and December 31, 2022, the Company has issued 165,472,241 shares of common stock and -0- shares of preferred stock.

Stock Based Compensation

In 2022, the Company’s board of directors adopted, and the stockholders approved, the 2022 Equity Incentive Plan (the “2022 Plan”). The 2022 Plan permits the Company to grant stock options, restricted stock, restricted stock units, performance shares awards and any one or more of the foregoing, for up to a maximum of 58,273,612 shares following an automatic increase to the number of shares reserved under the 2022 Plan on January 1, 2023. During the three months ended March 31, 2023, the Company granted 24,403,612 stock options as authorized under the 2022 Plan on the Company’s form Performance Stock Option Agreement adopted by each of the Company’s board of directors and compensation committee on March 6, 2023. Vesting is subject to continued service with the Company for up to one year with provisions for earlier vesting subject to the attainment of events outlined in the Plan.

Options granted were valued using the Black-Scholes Option Pricing Model resulting in a total value of $1,741,862. Option expense for the three months ended March 31, 2023, was $145,155.

A summary of stock options outstanding as of March 31, 2023, by exercise price and year of expiration is presented below:

Exercise
Price	2033	Total

$1.2056	24,403,612	24,403,612
	24,403,612	24,403,612

8.	INCOME TAXES

The Company recorded no income tax provision at March 31, 2023 and December 31, 2022 because of anticipated losses for the 2023 fiscal year and actual losses incurred in 2022.

The Company estimates its annual effective income tax rate in recording its quarterly provision for income taxes in the various jurisdictions in which it operates. Statutory tax rate changes and other significant or unusual items are recognized as discrete items in the quarter in which they occur. The Company recorded no income tax expense for the three months ended March 31, 2023 because the Company expects to incur a tax loss in the current year. Similarly, no income tax expense was recognized for the year ended December 31, 2022.

The Company had a Gross deferred tax asset related to federal net operating loss carryforwards of $81,330,836 at March 31, 2023 and $25,935,753 and $65,730,932 at December 31, 2022 and at December 14, 2022 (the successor period), respectively. The federal net operating loss carryforward will begin to expire in 2034. Realization of the deferred tax asset is dependent, in part, on generating sufficient taxable income prior to expiration of the loss carryforwards. The Company has placed a 100% valuation allowance against the net deferred tax asset because future realization of these assets is not assured.

9.	NOTES PAYABLE, RELATED PARTIES

In 2021, the Company entered into a note payable with Meta, its former parent to borrow up to $15 million. On October 1, 2021, the Company issued the 2021 Note (defined below), which bears interest at 8% per annum, computed on the basis of a 360-day year, which was initially to mature on March 31, 2023 (the “2021 Note Maturity Date”); provided, however, if the Company raises $30 million or more in capital through debt or equity or a combination thereof by the 2021 Note Maturity Date, the 2021 Note Maturity Date will be extended to September 30, 2023, and the outstanding principal of the 2021 Note will amortize in six equal, monthly installments. If an event of default has occurred and is continuing, interest on the 2021 Note may accrue at the default rate of 12% per annum. The outstanding principal of the 2021 Note, together with all accrued interest thereon, becomes due on the 2021 Note Maturity Date. The 2021 Note includes a restrictive covenant that, subject to certain exceptions and qualifications, restricts the Company’s ability to merge or consolidate with another person or entity, or sell or transfer all or substantially all of its assets, unless the Company is the surviving entity or the successor entity assumes all of obligations under the 2021 Note. The 2021 Note is collateralized by certain shares of common stock in Meta held by one of its stockholders, Mr. McCabe, and by a lien on a 25% interest in the Orogrande Project owned by Wolfbone, an affiliate of Mr. McCabe.

The balance on the 2021 Note as of March 31, 2023 was $15 million. As of March 31, 2023, the total accrued and unpaid interest under the 2021 Note was $1,689,444.

On September 2, 2022, the Company entered into a loan agreement with Meta, as lender (the “Loan Agreement”) that would govern prior loan amounts advanced to the Company from Meta. As of August 11, 2022, and August 29, 2022, the Company borrowed an additional $1.2 million and $1.46 million, respectively, representing the remaining amount available for borrowing under the Loan Agreement and resulting in a total of $5 million principal amount outstanding related to the Loan Agreement, the proceeds of which were used for working capital and general corporate purposes. The term loans under the Loan Agreement bear interest at a per annum rate equal to 8% and were to mature on March 31, 2023 (the “Maturity Date”); provided, however, if the Company raises $30 million or more in capital through debt or equity, or a combination thereof by the Maturity Date, the Maturity Date will be extended to October 3, 2023 and the term loan would be amortized in six equal monthly installments. The Loan Agreement includes customary representations and covenants that, subject to exceptions and qualifications, restrict our ability to do certain things, such as: engage in mergers, acquisitions, and asset sales; transact with affiliates; undergo a change in control; incur additional indebtedness; incur liens; make loans and investments; declare dividends or redeem or repurchase equity interests; and enter into certain restrictive agreements. In addition, the Loan Agreement contains customary events of default, mandatory prepayment events and affirmative covenants, including, without limitation, covenants regarding the payment of taxes and other obligations, maintenance of insurance, maintenance of our material properties, reporting requirements, compliance with applicable laws and regulations, and formation or acquisition of new subsidiaries.

On March 31, 2023, the Company entered into an amendment to the 2021 Note and an amendment to Loan Agreement in order to extend each of the 2021 Maturity Date and the Maturity Date respectively from March 31, 2023 to October 3, 2023. Such amendments also removed the provisions allowing for extensions of the 2021 Maturity Date and the Maturity Date in the event the Company raised $30 million or more in capital through debt or equity or a combination thereof by March 31, 2023.

Under the terms of the Arrangement Agreement that governed the merger transaction between Torchlight and Meta in June 2021 the oil and natural gas assets were to be sold or spun out from Meta and the costs of any sale or spin-off incurred by Meta were to be borne the then-existing shareholders of Torchlight. The amount of the reimbursement payable to Meta in connection with the Spin-Off is $2,589,000 which was added to the principal amount of the Loan Agreement for a principal balance outstanding of $7,589,000 as of March 31, 2023. Concurrently with the amendment to the Loan Agreement, the Company made a prepayment of $1 million to reduce the principal balance to $6,589,362. As of March 31, 2023, the loans under the Loan Agreement had accrued and unpaid interest of $273,002.

On December 21, 2022, the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with Hudspeth, Wolfbone, MPC and Mr. McCabe, pursuant to which in a series of transactions the oil and natural gas leases, the lands covered by such leases, pooling and communitization agreements, rights-of-way, the surface estate of the lands and all wells located in Orogrande Project will be transferred, conveyed and assigned to Hudspeth (or its designated assignee) in consideration of (1) treating the Orogrande Obligations (as defined in the Merger Agreement) as having been irrevocably satisfied and discharged in full with respect to MPC and (2) an issuance of 56,297,638 shares of Company common stock to Mr. McCabe (such series of transactions collectively, the “Merger”).

The Merger is to be completed in accordance with the Texas Business Organizations Code, whereby (a) the Company will form NBH MergeCo, LLC with the State of Texas (“MergeCo”) in order to cause Hudspeth to assign all of its rights under the Merger Agreement to MergeCo and MergeCo will assume Hudspeth’s obligations under the Merger Agreement, (b) Hudspeth (or MergeCo, as its assignee), Wolfbone and MPC shall merge with each of Wolfbone and MPC as surviving entities, and (c) Wolfbone shall become a direct and wholly-owned subsidiary of the Company. The closing of the transactions contemplated by the Merger Agreement are subject to the satisfaction of certain customary closing conditions, including filing and acceptance of the certificate of merger by the Secretary of State of the State of Texas.

In connection with the Merger, on December 22, 2022, the Company entered into the 2022 Note in the principal amount of up to $20 million in favor of Mr. McCabe. The Company is entitled to request advances under the 2022 Note in a minimum principal amount of $100,000 each. Mr. McCabe is the largest shareholder of the Company’s common stock. As of March 31, 2023 the Company had drawn $16,875,000 on the 2022 Note.

10.	ASSET RETIREMENT OBLIGATIONS

The following is a reconciliation of the asset retirement obligations liability through March 31, 2023:

Asset Retirement Obligations - January 1, 2022	$21,937
Accretion Expense	1,092
Estimated liabilities recorded	223,837
Asset Retirement Obligations - December 31, 2022	$246,866

Accretion Expense	5,865
Estimated liabilities recorded	—
Asset retirement obligations - March 31, 2023	$252,731

11.	SUBSEQUENT EVENTS

The Wolfbone Merger Closing

The Merger became effective on April 25, 2023 and the closing of the Merger occurred on May 11, 2023. As a result of the Merger, the Company acquired Wolfbone’s 22.6249% remaining rights to working interest in the Orogrande Project in consideration of the issuance by the Company of 56,297,638 shares of the Company’s common stock to McCabe.

Working Interest Contributions

On May 11, 2023, the Company and its wholly owned subsidiary Hudspeth, entered into a contribution and exchange agreement with each of the Orogrande Owners named in the table below, pursuant to which and upon the completion of the Merger, the Company offered to the Orogrande Owners the number of shares of the Company’s common stock set forth opposite such Orogrande Owner’s name below in exchange for and in order to acquire such Orogrande Owner’s rights to working interest in the Orogrande Project.

The Company will issue the number of shares of common stock to each of the Orogrande Owners as follows:

	Shares of Common Stock	Working Interest Contribution
Dingus Investments, Inc.	7,050,382	2.8334%
Pandora Energy, LP	6,220,779	2.5000%
Kennedy Minerals, Ltd	6,220,779	2.5000%
The de Compiegne Property Company No. 20, Ltd	6,220,779	2.5000%
Loma Hombre Energy, LLC	622,078	0.2500%
Sero Capital, LLC	725,840	0.2917%
TOTAL	27,060,637	10.8751%

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities to be registered:

Item	Amount
Registration Statement filing fee	$5,311.47
Accountants fees and expenses*	—
Legal fees and expenses*	—
Printing*	—
Transfer and distribution agent fees and expenses*	—
Miscellaneous*	—

Total	$5,311.47

*	To be furnished by amendment.

Item 14. Indemnification of Directors and Officers.

The Company’s Amended and Restated Articles of Incorporation and Bylaws provide that, to the fullest extent permitted by the laws of the State of Nevada, any officer or director of the Company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was or has agreed to serve at the request of the Company as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, partner or manager or similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against indemnitee to the fullest extent permitted under Section 78.7502 and 78:751 of the Nevada Revised Statutes as in existence on the date hereof.

The indemnification provided shall be from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by indemnitee or on indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if indemnitee acted in good faith and in a manner indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe indemnitee’s conduct was unlawful.

In the case of any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he/she is or was a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, no indemnification shall be made in respect of any claim, issue or matter as to which indemnitee shall have been adjudged to be liable to the Company unless, and only to the extent that, the Nevada courts or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Nevada courts or such other court shall deem proper.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the indemnitee did not act in good faith and in a manner which indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that indemnitee’s conduct was unlawful.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Item 15. Recent Sales of Unregistered Securities.

On May 11, 2023, the Company issued 56,297,638 shares of restricted common stock to Mr. McCabe under the Merger Agreement and the number of shares of common stock set forth opposite each Orogrande Owner’s name to each of the Orogrande Owners pursuant to contribution and exchange agreements with each of the Orogrande Owners as follows:

	Shares of Common Stock	Working Interest Contribution
Dingus Investments, Inc.	7,050,382	2.8334%
Pandora Energy, LP	6,220,779	2.5000%
Kennedy Minerals, Ltd	6,220,779	2.5000%
The de Compiegne Property Company No. 20, Ltd	6,220,779	2.5000%
Loma Hombre Energy, LLC	622,078	0.2500%
Sero Capital, LLC	725,840	0.2917%
TOTAL	27,060,637	10.8751%

The Company issued the shares of the Company’s common stock to Mr. McCabe under the Merger Agreement and to each of the Orogrande Owners pursuant to contribution and exchange agreements, in each case, without registration under the Securities Act of 1933, as amended (the “Securities Act”) by reason of an exemption from registration afforded by the provisions of Section 4(a)(5) and/or Section 4(a)(2) thereof, and Rule 506(b) promulgated thereunder, as a transaction by an issuer not involving any public offering and based on Mr. McCabe’s representations and warranties included in the Merger Agreement and each Orogrande Owner’s representations and warranties included in the contribution and exchange agreements, respectively, that (a) such person is an “accredited investor” as defined under the Securities Act, and (b) the shares of common stock were acquired for investment for such person’s account, and not with a view to resale or distribute any part thereof, unless otherwise allowed for under the Securities Act or any applicable exemption from registration. As a result of the Company being a reporting company with the SEC, the Company believes that each of Mr. McCabe and the Orogrande Owners had access to the type of information normally provided in a prospectus for a registered securities offering. No underwriting discounts or commissions were paid in connection with the issuances.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit Number	Exhibit Description

2.1	Distribution Agreement between Meta Materials Inc. and Next Bridge Hydrocarbons, Inc., dated December 2, 2022 (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

2.2	Agreement and Plan of Merger among Next Bridge Hydrocarbons, Inc., Hudspeth Operating, LLC, Wolfbone Investments, LLC, McCabe Petroleum Corporation, and Gregory McCabe, dated December 21, 2022 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed December 27, 2022).

3.1	First Amended and Restated Articles of Incorporation of Next Bridge Hydrocarbons, Inc. (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

3.2	Amended and Restated By-laws of Next Bridge Hydrocarbons, Inc. (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

5.1	Opinion of Woodburn and Wedge.**

10.1	Assignment Agreement between Meta Materials Inc. and Next Bridge Hydrocarbons, Inc., dated June 28, 2022 (incorporated by reference to Exhibit 10.1 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.2	Tax Matters Agreement between Meta Materials Inc. and Next Bridge Hydrocarbons, Inc., date December 2, 2022 (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.3+	Executive Employment Agreement of Chief Executive Officer (incorporated by reference to Exhibit 10.3 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.4+	Executive Employment Agreement of President, dated October 21, 2022 (incorporated by reference to Exhibit 10.4 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.5+	Executive Employment Agreement of Chief Financial Officer, dated October 21, 2022 (incorporated by reference to Exhibit 10.5 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.6+	Executive Employment Agreement of Chief Operating Officer, dated October 21, 2022 (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.7+	2022 Equity Incentive Plan of Next Bridge Hydrocarbons, Inc. (incorporated by reference to Exhibit 10.7 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.8	Purchase & Settlement Agreement, dated August 6, 2018, between Torchlight Energy Resources, Inc., Hudspeth Oil Corporation, Founders Oil & Gas, LLC, Founders Oil & Gas Operating, LLC, Wolfbone Investments, LLC and McCabe Petroleum Corporation (incorporated by reference to Exhibit 10.8 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.9	Purchase Agreement dated April 4, 2016, by and among McCabe Petroleum Corporation, Torchlight Energy Resources, Inc. and Torchlight Energy, Inc. (incorporated by reference to Exhibit 10.9 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.10	Option Agreement, by and among Torchlight Energy, Inc., Torchlight Hazel, LLC, Masterson Hazel Partners, LP and McCabe Petroleum Corporation, dated August 13, 2020 (incorporated by reference to Exhibit 10.10 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.11	First Amendment to Option Agreement, by and among Torchlight Energy, Inc., Torchlight Hazel, LLC, Masterson Hazel Partners, LP and McCabe Petroleum Corporation, dated September 18, 2020 (incorporated by reference to Exhibit 10.11 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.12	Second Amendment to Option Agreement, by and among Torchlight Energy, Inc., Torchlight Hazel, LLC, Masterson Hazel Partners, LP and McCabe Petroleum Corporation, dated April 15, 2021 (incorporated by reference to Exhibit 10.12 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.13	Secured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Meta Materials, Inc., as holder, dated October 1, 2021 (incorporated by reference to Exhibit 10.13 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.14	First Amendment to Secured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Meta Materials, Inc., as holder, dated September 2, 2022 (incorporated by reference to Exhibit 10.14 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022).

10.15	Loan Agreement between Meta Materials, Inc. and Next Bridge Hydrocarbons, Inc., dated September 2, 2022 (incorporated by reference to Exhibit 10.15 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.16	Participation Agreement by and between McCabe Petroleum Corporation, Gregory McCabe and Hudspeth Oil Corporation, dated September 23, 2014 (incorporated by reference to Exhibit 10.16 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.17	Amendment to Participation Agreement, by and between McCabe Petroleum Corporation, Gregory McCabe and Hudspeth Oil Corporation, dated January 5, 2015 (incorporated by reference to Exhibit 10.17 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.18	Second Amendment to Participation Agreement, by and between McCabe Petroleum Corporation, Gregory McCabe and Hudspeth Oil Corporation, dated December 31, 2015 (incorporated by reference to Exhibit 10.18 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.19	Form of Conversion Agreement, dated March 9, 2020, by and between Torchlight Energy Resources, Inc., Hudspeth Oil Corporation and each of the previous holders of 16% Series C Unsecured Convertible Promissory Notes (incorporated by reference to Exhibit 10.19 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.20	Amendment to Tax Matters Agreement, between Next Bridge Hydrocarbons, Inc. and Meta Materials, Inc. (incorporated by reference to Exhibit 10.20 to our Registration Statement on Form S-1, as amended, effective as of November 18, 2022 (File No. 333-266143)).

10.21	5% Unsecured Promissory Note by Next Bridge Hydrocarbons, Inc. in favor of Greg McCabe, dated December 21, 2022 (incorporated by reference to Exhibit 10.21 to our Current Report on Form 8-K, filed December 27, 2022).

10.22	Form of Contribution Agreement between the Orogrande Owner and Next Bridge Hydrocarbons, Inc. (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed May 16, 2023).

10.23+	Form Performance Stock Option Agreement (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q, filed May 15, 2023).

10.24	Second Amendment to Secured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Meta Materials, Inc., as holder, dated March 31, 2023 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed April 5, 2023).

10.25	Second Amendment to Loan Agreement between Meta Materials, Inc. and Next Bridge Hydrocarbons, Inc., dated March 31, 2023 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed April 5, 2023).

10.26	First Amendment to Unsecured Promissory Note, between Next Bridge Hydrocarbons, Inc., as debtor, and Gregory McCabe, dated June 16, 2023 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed June 26, 2023).

10.27	Contribution Agreement, by and among Next Bridge Hydrocarbons, Inc., Gregory McCabe, and McCabe Petroleum Company, dated July 25, 2023.*

21.1	List of subsidiaries of Next Bridge Hydrocarbons, Inc.

23.1	Consent of BF Borgers, CPA (independent registered public accountant).*

23.2	Consent of Woodburn and Wedge (included in Exhibit 5.1).*

23.3	Consent of Independent Petroleum Engineers.*

24.1	Power of Attorney (Included on the Signature Pages to the Registration Statement).*

99.1	Report of Independent Petroleum Engineers (incorporated by reference to Exhibit 99.1 to our Annual Report on Form 10-K for the year ended December 31, 2022, as amended on Form 10-K/A filed on May 1, 2023).

107	Filing Fee Table.*

†	Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant hereby agrees to furnish a copy of any omitted exhibits and schedules to the SEC upon its request.

+	Indicates a management contract or compensatory plan

*	Filed herewith.

**	To be filed by an amendment to this registration statement on Form S-1 statement.

(b)	Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in our consolidated financial statements or notes thereto.

Item 17. Undertakings.

(a)(1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Next Bridge Hydrocarbons, Inc. has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Worth, Texas, on July 26, 2023.

NEXT BRIDGE HYRDOCARBONS, INC.

By:	/s/ Clifton DuBose, Jr.
Name: Clifton DuBose, Jr.
Title: Chief Executive Officer and President

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Clifton DuBose, Jr., and Lucas T. Hawkins, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory McCabe	Chairman	July 26, 2023
Gregory McCabe

/s/ Clifton DuBose, Jr.	Chief Executive Officer, President	July 26, 2023
Clifton DuBose, Jr.	and Director

/s/ Lucas T. Hawkins
Lucas T. Hawkins	Chief Financial Officer	July 26, 2023

/s/ Robert L. Cook
Robert L. Cook	Director	July 26, 2023

/s/ Mia Pitts
Mia Pitts	Director	July 26, 2023

/s/ Kristin Whitley
Kristin Whitley	Director	July 26, 2023